PROXY STATEMENT OF THE COMPANY	Exhibit (a)-(1)

June 16, 2014

Shareholders of Giant Interactive Group Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Giant Interactive Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on July 14, 2014 at 10:00 a.m. (Hong Kong time). The meeting will be held at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

The Company entered into an agreement and plan of merger, dated as of March 17, 2014, which was amended by Amendment No.1 to the agreement and plan of merger, dated as of May 12, 2014 (the “Amendment”), with Giant Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Giant Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Such agreement and plan of merger and, as the context requires, such agreement and plan of merger as amended by the Amendment and as may be further amended from time to time, are referred to herein as the “Merger Agreement.” Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub and Parent were formed solely for the purpose of the Merger. Giant Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), is the sole shareholder of Parent. At the effective time of the Merger (the “Effective Time”), Holdco will be beneficially owned by Mr. Yuzhu Shi (“Mr. Shi”), chairman of the board of directors of the Company (the “Board”), Union Sky Holding Group Limited (“Union Sky”), a British Virgin Islands business company with limited liability wholly owned by Mr. Shi, Baring Private Equity Asia V Holding (12) Limited (“Baring SPV”), a British Virgin Islands business company with limited liability controlled by The Baring Asia Private Equity Fund V, L.P. (“Baring LP” and, together with Baring SPV, “Baring”), Rich Noble Enterprises Limited (“Hony SPV”), a British Virgin Islands business company with limited liability wholly owned by Hony Capital Fund V, L.P.

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(“Hony Fund V” and, together with Hony SPV, “Hony”), and CDH Journey Limited (“CDH SPV”), a Cayman Islands company with limited liability wholly owned by CDH WM Giant Fund, L.P. (“CDH Fund” and, together with CDH SPV, “CDH”). Mr. Shi, Union Sky, Vogel Holding Group Limited (“Vogel”), a British Virgin Islands business company with limited liability controlled by Mr. Shi, Baring, Hony, Holdco, Parent, Merger Sub and CDH are collectively referred to herein as the “Buyer Group.” As of the date of the accompanying proxy statement, the Buyer Group collectively beneficially owns approximately 49.3% of the Company’s issued and outstanding ordinary shares, par value US$0.0000002 per share (each, a “Share”). If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group, and, as the result of the Merger, the Company’s American depositary shares (“ADSs”), each representing one Share, will no longer be listed on the New York Stock Exchange) and the ADS program for Shares will terminate.

If the Merger is completed, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$12.00 and each issued and outstanding ADS will represent the right to surrender one ADS in exchange for US$12.00 (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement, dated as of November 6, 2007, among the Company, Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including such Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	up to 59,890,972 Shares held by Union Sky, 11,800,000 Shares held by Baring SPV and the Shares held by Parent, the Company or any of their subsidiaries immediately prior to the Effective Time, which will be cancelled without payment of any consideration or distribution therefor;

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holder’s dissenters’ rights under the Cayman Islands Companies Law; and

(c)	37,500,000 Shares held by Union Sky immediately prior to the Effective Time, which will be cancelled in exchange for Union Sky’s right to receive a promissory note to be issued by the Company as the Surviving Corporation in the Merger in principal amount of US$450,000,000, which is equal to the product of (i) 37,500,000 and (ii) US$12.00, which note will bear simple interest at 2.0% per annum.

In addition to the foregoing, at the Effective Time, (i) each option to purchase Shares granted under the Company’s 2007 Performance Incentive Plan and the Employee Share Option Scheme (collectively, the “Share Incentive Plans”) that is issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by the excess of US$12.00 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes, and (ii) each restricted Share awarded under the Share Incentive Plans that is issued and outstanding (and with respect to which the restrictions have not lapsed) immediately prior to the Effective Time (the “Company Restricted Shares”) will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$12.00, in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, the Company intends to enter into agreements with certain executive officers (other than Mr. Shi) and certain members of senior management of the Company (collectively, the “Deferred Payment Management Participants”) prior to the completion of the Merger. Pursuant to such planned agreements, each Deferred Payment Management Participant would agree to a deferred payment arrangement (the “Deferred Payment Arrangement”) with respect to cash payable to such Deferred Payment Management Participant with respect to his or her Company Restricted Shares as contemplated in the Merger Agreement (such cash payment, the “Company Restricted Share Payment”). The Deferred Payment Arrangement will not change the Company Restricted Share Payment amount of US$12.00, in cash, without interest and net of any applicable withholding taxes, payable in respect of each Company Restricted Share as contemplated in the Merger Agreement, but will (i) effectively defer the Company Restricted Share Payment for each Deferred Payment Management Participant to a future date and (ii) subject such Company Restricted Share Payment to customary terms and conditions, including continued employment with the Surviving Corporation or its relevant subsidiary.

A special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company (such shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company, are referred to herein as the “Unaffiliated Holders”), (b) approved and declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on March 16, 2014, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Shi, who abstained from the vote) (a) determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the limited guarantees by Union Sky, Baring LP and Hony Fund V in favor of the Company pursuant to which such guarantors would guarantee certain obligations of Parent and Merger Sub under the Merger Agreement and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

On June 6, 2014, in accordance with the Amendment and the amended and restated Equity Commitment Agreement, dated as of May 12, 2014, by and among Holdco, Union Sky, Baring LP, Hony Fund V and CDH Wealth Management Company Limited, (i) CDH joined the Buyer Group, (ii) CDH Fund executed and delivered a limited guarantee in favor of the Company substantially similar to the limited guarantees executed and delivered by each of Union Sky, Baring LP and Hony Fund V and (iii) the limited guarantees of each of Union Sky, Baring LP and Hony Fund V were amended so that its guaranteed obligation thereunder was reduced accordingly.

The Board unanimously (other than Mr. Shi, who abstained from the vote) recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the accompanying proxy statement, Mr. Shi, through Union Sky and Vogel, beneficially owns approximately 44.4% of the total number of issued and outstanding Shares. Union Sky, Baring SPV (Baring SPV and Union Sky, together, the “Rollover Shareholders”) and Vogel have executed with Holdco and Parent a support agreement, dated as of March 17, 2014 (as may be amended from time to time, the “Support Agreement”), providing that, among other things, (a) the Rollover Shareholders and Vogel will vote (or cause to be voted) all of the Shares (including such Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shareholders agree that up to 59,890,972 Shares held by Union Sky (the “Union Sky Rollover Shares”) and 11,800,000 Shares held by Baring SPV (together with the Union Sky Rollover Shares, the “Rollover Shares”) will, in connection with and at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the accompanying proxy statement, the Rollover Shareholders and Vogel beneficially own an aggregate of 118,578,540 Shares (including such Shares represented by ADSs), which represent approximately 49.3% of the total number of issued and outstanding Shares.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution representing an affirmative vote of shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Rollover Shareholders’ and Vogel’s ownership as described above and assuming they comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on June 26, 2014, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), 41,921,742 Shares (representing approximately 17.4% of the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders and Vogel must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is July 12, 2014 at 10:00 a.m. (Hong Kong time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on June 16, 2014 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on July 10, 2014. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, pursuant to the Deposit Agreement, if the ADS Depositary timely receives voting instructions from a holder of ADSs that fails to specify the manner in which the ADS Depositary is to vote the Shares represented by such ADSs, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on June 26, 2014, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on June 24, 2014 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for the Hong Kong office of Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Royal Bank of Canada Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex E to the accompanying proxy statement. The fair value of your

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Shares as determined under that statute could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON JUNE 24, 2014 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call Georgeson Inc., the proxy solicitor, toll-free at +1 (800) 561-2871 (or +1 (781) 575-2137 outside of the United States).

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Peter Schloss Peter Schloss	/s/ Yuzhu Shi Yuzhu Shi
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated June 16, 2014, and is first being mailed to the Company’s shareholders and ADS holders on or about June 19, 2014.

GIANT INTERACTIVE GROUP INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

JULY 14, 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Giant Interactive Group Inc. (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on July 14, 2014 at 10:00 a.m. (Hong Kong time) at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong.

Only registered holders of ordinary shares of the Company, par value US$0.0000002 per share (each, a “Share”), at the close of business in the Cayman Islands on June 26, 2014 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of March 17, 2014, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 12, 2014 (as so amended and as may be further amended from time to time, the “Merger Agreement”), among Giant Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Giant Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved;

THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 11/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Certain existing shareholders of the Company, namely Union Sky Holding Group Limited (“Union Sky”), a British Virgin Islands business company with limited liability wholly owned by Mr. Yuzhu Shi (“Mr. Shi”), the chairman of the board of directors of the Company (the “Board”), and Baring Private Equity Asia V Holding (12) Limited (“Baring SPV” and, together with Union Sky, the “Rollover Shareholders”), a British Virgin Islands business company with limited liability controlled by The Baring Asia Private Equity Fund V, L.P. (“Baring LP” and, together with Baring SPV, “Baring”), and Vogel Holding Group Limited (“Vogel”), a British Virgin Islands

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business company with limited liability controlled by Mr. Shi, have entered into a support agreement, dated as of March 17, 2014 (as may be amended from time to time, the “Support Agreement”), with Parent and Giant Group Holdings Limited (“Holdco”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and the sole shareholder of Parent, pursuant to which they have agreed, among other things, that: (a) the Rollover Shareholders and Vogel will vote all of the Shares (including such Shares represented by the Company’s American depositary shares (“ADSs”), each representing one Share) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shareholders agree that up to 59,890,972 Shares held by Union Sky (the “Union Sky Rollover Shares”) and 11,800,000 Shares held by Baring SPV (together with the Union Sky Rollover Shares, the “Rollover Shares”) will, in connection with and at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the accompanying proxy statement, the Rollover Shareholders and Vogel beneficially own an aggregate of 118,578,540 Shares (including such Shares represented by ADSs), which represent approximately 49.3% of the total number of issued and outstanding Shares. The Rollover Shareholders, Rich Noble Enterprises Limited (“Hony SPV”), a British Virgin Islands business company with limited liability wholly owned by Hony Capital Fund V, L.P. (“Hony Fund V” and, together with Hony SPV, “Hony”), and CDH Journey Limited (“CDH SPV”), a Cayman Islands company with limited liability wholly owned by CDH WM Giant Fund, L.P. (“CDH Fund” and, together with CDH SPV, “CDH”), will beneficially own Parent and the Company through Holdco immediately following the consummation of the Merger. Mr. Shi, Union Sky, Vogel, Baring, Hony, Holdco, Parent, Merger Sub and CDH are collectively referred to herein as the “Buyer Group.”

After careful consideration and upon the unanimous recommendation of a special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Shi, who abstained from the vote) (a) determined that it is fair to, advisable and in the best interests of the Company, its shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company, to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the limited guarantees by Union Sky, Baring LP and Hony Fund V in favor of the Company pursuant to which such guarantors would guarantee certain obligations of Parent and Merger Sub under the Merger Agreement and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution representing an affirmative vote of shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Rollover Shareholders’ and Vogel’s ownership as described above and assuming they comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, 41,921,742 Shares (representing approximately 17.4% of the number of Shares expected to be issued and outstanding and entitled to vote as of the

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close of business in the Cayman Islands on the Share Record Date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders and Vogel must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China, Attention: General Counsel, no later than July 12, 2014 at 10:00 a.m. (Hong Kong time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on June 16, 2014 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on July 10, 2014 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on June 26, 2014, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on June 24, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement, dated as of November 6, 2007, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the

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extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to seek payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex E to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON JUNE 24, 2014 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

If you have any questions or need assistance voting your Shares, please call Georgeson Inc., the proxy solicitor, toll-free at +1 (800) 561-2871 (or +1 (781) 575-2137 outside of the United States).

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The Merger Agreement, the Plan of Merger and the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.
5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at the principal executive offices of the Company at 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter Schloss Director

June 16, 2014

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PROXY STATEMENT

Dated June 16, 2014

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Giant Interactive Group Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS Depositary, as the registered holder of the shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Georgeson Inc., the proxy solicitor at 480 Washington Boulevard, 26th Floor, Jersey City, NJ, 07310 or toll-free at +1 (800) 561-2871 (or +1 (781) 575-2137 outside of the United States).

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger (as defined below) and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 147. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Giant Interactive Group Inc. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger (Page 71)

We are a leading online game developer and operator in the PRC. We are an exempted company with limited liability incorporated under the laws of the Cayman Islands.

Giant Group Holdings Limited (“Holdco”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Union Sky Holdings Group Limited holds 100% equity interest in Holdco.

Giant Investment Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Parent”).

Giant Merger Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”).

Mr. Yuzhu Shi (“Mr. Shi”) is our founder. He has served as the chairman of the Board since our inception in 2004 and served as our chief executive officer since our inception in 2004 until April 2013.

Union Sky Holding Group Limited is a British Virgin Islands business company with limited liability wholly owned by Mr. Shi (“Union Sky”).

Vogel Holding Group Limited is a British Virgin Islands business company with limited liability controlled by Mr. Shi (“Vogel”).

Baring Private Equity Asia V Holding (12) Limited (“Baring SPV”), a British Virgin Islands business company with limited liability, is more than 99% owned and controlled by The Baring Asia Private Equity Fund V, L.P. (“Baring LP”) and less than 1% owned by The Baring Asia Private Equity Fund V Co-Investment L.P. (“Baring Co”).

Rich Noble Enterprises Limited (“Hony SPV”), a business company with limited liability incorporated under the laws of the British Virgin Islands, is 100% owned and controlled by Hony Capital Fund V, L.P. (“Hony Fund V”).

CDH Journey Limited (“CDH SPV”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, is 100% owned and controlled by CDH WM Giant Fund, L.P. (“CDH Fund”).

Throughout this proxy statement, (i) Mr. Shi, Vogel and Union Sky are collectively referred to as the “Founder Parties,” (ii) Baring, Hony and CDH are collectively referred to as the “Sponsors,” (iii) Union Sky, Baring LP, Hony Fund V and CDH Fund are collectively referred to as the “Guarantors,” (iv) Baring SPV and Union Sky are collectively referred to as the “Rollover Shareholders” and (v) the Founder Parties, the Sponsors, Holdco, Parent and Merger Sub are collectively referred to herein as the “Buyer Group.” Additional information regarding the parties to the Merger is set forth in Annex G, which is attached hereto and incorporated herein by reference.

The Merger Agreement (Page 112)

The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of March 17, 2014, which was amended by Amendment No.1 to the agreement and plan of merger, dated as of May 12, 2014 (the “Amendment”). Such agreement and plan of merger and, as the context requires, such agreement and plan of merger as amended by the Amendment and as may be further amended from time to time, are referred to herein as the “Merger Agreement.” Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger, the transactions contemplated by the Merger Agreement and Plan of Merger (collectively, “the Transactions”), including the Merger.

Following completion, and as a result, of the Merger, the Company, as the Surviving Corporation, will continue to do business under the name “Giant Interactive Group Inc.” and will be a wholly owned subsidiary of Parent.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 113)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$12.00 (the “Per Share Merger Consideration”) and each issued and outstanding Share represented by American depositary shares (“ADSs”) will represent the right to surrender one ADS in exchange for US$12.00 (the “Per ADS Merger Consideration”) (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement, dated as of November 6, 2007, among the Company, Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

•	up to 59,890,972 Shares held by Union Sky (the “Union Sky Rollover Shares”), 11,800,000 Shares held by Baring SPV (together with the Union Sky Rollover Shares, the “Rollover Shares”) and Shares held by Parent, the Company or any of their subsidiaries immediately prior to the Effective Time (such Shares, together with the Rollover Shares, collectively, the “Excluded Shares”), which will be cancelled without payment of any consideration or distribution therefor;

•

Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised, the “Cayman Islands Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holder’s dissenters’ rights under the Cayman Islands Companies Law (the “Dissenting Shares”); and

•	37,500,000 Shares held by Union Sky (the “Union Sky Delayed Payment Shares”) immediately prior to the Effective Time, which will be cancelled in exchange for Union Sky’s right to receive a promissory note to be issued by the Company as surviving company in the Merger to Union Sky in principal amount of US$450,000,000 (the “Union Sky Delayed Payment”), which is equal to the product of (a) the number of Union Sky Delayed Payment Shares and (b) US$12.00, which note will bear simple interest at 2.0% per annum.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0000002 per share, of the Surviving Corporation.

Treatment of Share Options (Page 113)

At the Effective Time, each option to purchase Shares granted under the Company’s 2007 Performance Incentive Plan and the Employee Share Option Scheme (collectively, the “Share Incentive Plans”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied (b) the excess of US$12.00 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes. If the exercise price per Share of any such option is equal to or greater than US$12.00, such option will be cancelled without any payment therefor.

The Share Incentive Plans will be terminated at the Effective Time.

Treatment of Company Restricted Shares (Page 114)

At the Effective Time, each restricted Share awarded under the Share Incentive Plans that is issued and outstanding (and with respect to which the restrictions have not lapsed) immediately prior to the Effective Time (“Company Restricted Shares”) will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$12.00, in cash, without interest and net of any applicable withholding taxes.

The Company intends to enter into agreements with certain executive officers (other than Mr. Shi) and certain members of senior management of the Company (collectively, the “Deferred Payment Management Participants”) prior to the completion of the Merger. Pursuant to such planned agreements, each Deferred Payment Management Participant would agree to a deferred payment arrangement (the “Deferred Payment Arrangement”) with respect to cash payable to such Deferred Payment Management Participant with respect to his or her Company Restricted Shares as contemplated in the Merger Agreement (such cash payment, the “Company Restricted Share Payment”).

Support Agreement (Annex F)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders and Vogel entered into a support agreement, dated as of March 17, 2014 (as may be amended from time to time, the “Support Agreement”), with Parent and Holdco, pursuant to which they have agreed, among other things, that:

•	the Rollover Shareholders and Vogel will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	the Rollover Shareholders agree that the Rollover Shares (including Rollover Shares represented by ADSs) will, in connection with and at the Effective Time, be cancelled for no consideration in the Merger. A copy of the Support Agreement is attached as Annex F to this proxy statement and is incorporated herein by reference.

Purposes and Effects of the Merger (Page 73)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 73 for additional information.

ADSs representing Shares are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “GA.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. See “Special Factors—Effects of the Merger for the Company” beginning on page 74 for additional information.

Plans for the Company after the Merger (Page 77)

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. See “Special Factors—Financing of the Merger—Debt Financing” beginning on page 81 for additional information.

Following the completion of the Merger and the anticipated deregistration, the Company will no longer be subject to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 29)

A special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously:

•	determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company (such shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company, are referred to herein as the “Unaffiliated Holders”),

•	approved and declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and

•	recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

ACCORDINGLY, THE BOARD UNANIMOUSLY (OTHER THAN MR. SHI, WHO ABSTAINED FROM THE VOTE) RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER

AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 75 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 37)

Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 37.

Financing of the Merger (Page 79)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$2.25 billion, assuming no exercise of dissenters’ rights by shareholders of the Company.

The Buyer Group expects to provide this amount through a combination of:

•	the proceeds from a committed and underwritten senior secured credit facility contemplated by a commitment and underwriting letter, dated as of March 17, 2014 (the “Debt Commitment Letter”), by and among Merger Sub, China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs (Asia) L.L.C., ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Mandated Lead Arrangers”), and China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs Lending Partners LLC, ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Underwriters” and, together with such additional financing sources that may become underwriters pursuant to the terms of the Debt Commitment Letter, the “Debt Financing Sources);

•	cash contributions contemplated by the equity commitment letters, dated as of June 6, 2014, by and between Holdco and each of Baring LP, Hony Fund V and CDH Fund (the “Equity Commitment Letters”); and

•	cash in the Company and its subsidiaries. See “Special Factors—Financing of the Merger” beginning on page 79 for additional information.

Opinion of Morgan Stanley Asia Limited (“Morgan Stanley”), one of the Special Committee’s Financial Advisors (Page 46)

The Special Committee retained Morgan Stanley to act as its financial advisor in connection with the Merger. On March 16, 2014, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the

Special Committee, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley, as set forth in its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received pursuant to the Merger Agreement by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares), respectively, were fair, from a financial point of view, to such holders.

See “Special Factors—Opinions of the Special Committee’s Financial Advisors—Opinion of Morgan Stanley” beginning on page 46 for additional information.

Opinion of Duff & Phelps, LLC (“Duff & Phelps”), one of the Special Committee’s Financial Advisors (Page 57)

Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of Shares (other than the holders of the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and holders of ADSs (other than ADSs representing Excluded Shares) of the Merger Consideration to be received by such holders in connection with the Merger (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

On March 16, 2014, Duff & Phelps rendered its written opinion to the Special Committee that, subject to the assumptions, qualifications and limiting conditions set forth therein, as of such date, the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, the Company Restricted Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing Excluded Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs). The full text of the written opinion of Duff & Phelps is attached as Annex D to this proxy statement and is incorporated herein by reference.

See “Special Factors—Opinions of the Special Committee’s Financial Advisors—Opinion of Duff & Phelps” beginning on page 57 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 85)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Union Sky and Vogel by Mr. Shi;

•	the potential enhancement or decline of share value for Parent, of which Mr. Shi will be one of the beneficial owners upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Corporation;

•	cash-out of in-the-money options to purchase Shares and cash-out of Company Restricted Shares granted under the Share Incentive Plans held by certain of the Company’s directors and executive officers (including Company Restricted Share Payments that must be subject to Deferred Payment Arrangements);

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of the Company;

•	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of US$22,500 per month for the first five months commencing on the date the Proposal Letter (as defined below) was received, and US$17,500 per month thereafter, for the chairman and US$17,500 per month for the first five months commencing on the date the Proposal Letter was received, and US$12,500 per month thereafter, for the other members of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Corporation

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 85 for additional information.

No Solicitation of Competing Transactions (Page 121)

The Merger Agreement restricts our ability, until the Effective Time or, if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions”). See and read carefully “The Merger Agreement—No Solicitation of Competing Transactions” and “The Merger Agreement—No Change of Recommendation” beginning on page 121 and page 123, respectively.

Conditions to the Merger (Page 129)

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent that is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement (without giving effect to any qualifications as to “materiality” or “company material adverse effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not constitute a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”); provided that (a) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time) and (b) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; provided that for certain agreements and covenants related to reorganization of the Company’s operating subsidiaries and registration with SAFE, the Company must have performed or complied in all respects with such agreements and covenants (as further described in the section entitled “The Merger Agreement—Conduct of Business Prior to Closing” and “The Merger Agreement—Certain Additional Covenants”);

•	the aggregate amount of cash of the Company and its subsidiaries on a consolidated basis in US dollars available immediately prior to the closing of the Merger in one or more US dollar or RMB denominated bank accounts of the Company or its subsidiaries, net of issued but uncleared checks and drafts and US$100,595,994.24 reserved to repay loans under an existing facility agreement of the Company, in each case free of any lien, equaling or exceeding US$768,000,000, of which (i) at least US$70,000,000 is in RMB in onshore bank accounts of the Company or its subsidiaries, (ii) at least US$89,000,000 is in US dollars in a designated offshore bank account, (iii) at least US$89,000,000 is in US dollars in certain bank accounts of the Company or its subsidiaries in Hong Kong and (iv) at least US$472,000,000 is a combination of US dollars and RMB, which in the case of US dollars is in a designated offshore bank account and in the case of RMB is in certain designated onshore bank accounts, in each case without duplication; provided, that clause (iv) will be satisfied if US$450,000,000 is available immediately prior to the Closing in US dollars in the applicable designated offshore bank account, in which case the foregoing US$768,000,000 will be reduced to US$745,000,000 (the “Cash Closing Condition”);

•	the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions;

•	holders of no more than 10% of the Shares having validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law; and

•	there not having been any Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Conditions to the Merger”) since the date of the Merger Agreement that remains continuing.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any qualifications as to “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, has not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions, including the Merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; and

•	Parent having delivered to the Company a certificate dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement (Page 131)

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of the Company and Parent, with the approval of their respective boards of directors (or, in the case of the Company, acting only upon the recommendation of the Special Committee);

•	by either the Company (acting only upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied):

•	upon a Termination Date Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

•	upon a Permanent Order Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

•	upon a No-Vote Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

•	by the Company (acting only upon the recommendation of the Special Committee):

•	upon a Parent and Merger Sub Breach Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

•	upon a Parent and Merger Sub Failure to Close Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

•	upon a Superior Proposal Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

•	by Parent:

•	upon a Company Breach Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

•	upon a Change in the Company Recommendation Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”).

Termination Fees and Reimbursement of Expenses (Page 132)

The Company is required to pay Parent a termination fee of US$40,275,000 if the Merger Agreement is terminated:

•	by either the Company or Parent if:

•	a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting);

•	following the occurrence of an event described in the immediately preceding bullet point, the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

•	within 12 months after the termination of the Merger Agreement, the Company consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%” in this section);

•	by Parent pursuant to a Company Breach Termination Event or Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 132.

Parent is required to pay the Company a termination fee of US$80,550,000 in the event the Merger Agreement is terminated:

•	by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

•	by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Regulatory Matters (Page 95)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 95)

On or about March 28, 2014, the Company became aware that the Company, members of the Board, Parent and Merger Sub were named as defendants in a complaint filed by an alleged holder of ADSs in the United States District Court for the Southern District of New York in connection with the Transactions. The lawsuit is a purported class action brought on behalf of all holders of ADSs. In this complaint, the representative plaintiff asserts claims against the defendants for violations of the Cayman Islands Companies Law, and seeks, among other things, injunctive relief preventing consummation of the Transactions. Subsequently, three other actions were filed in the United States District Court for the Southern District of New York in connection with the Transactions. The complaints all seek similar relief against the defendants. The four actions have been consolidated into a single litigation captioned In re Giant Interactive Shareholder Litigation. The Company, the Board, Parent and Merger Sub believe that the claims in these complaints are without merit and intend to defend against them vigorously.

An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the Transactions and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. See “Special Factors—Litigation Related to the Merger” beginning on page 95 for additional information.

Accounting Treatment of the Merger (Page 95)

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 101)

The closing price of ADSs on the NYSE on November 22, 2013, the last trading date immediately prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal, was US$10.13 per ADS. The consideration of US$12.00 per ADS to be paid in the Merger represents a premium of approximately 18.46% over that closing price.

Fees and Expenses (Page 133)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Remedies (Page 133)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies” beginning on page 133.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$80,550,000 and US$40,275,000, respectively, and reimbursement of certain expenses in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on July 14, 2014, at 10:00 a.m. (Hong Kong time) at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on, June 26, 2014, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), 240,750,422 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to (a) vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares in accordance with the Merger Agreement. As of the date of this proxy statement, the Buyer Group owns an aggregate of 118,578,540 Shares, which represents approximately 49.3% of the total issued and outstanding Shares.

Given the Rollover Shareholders’ and Vogel’s ownership as described above and assuming their compliance with their voting obligations under the Support Agreement, based on the number of Shares expected to be issued and outstanding as of close of business in the Cayman Islands on the Share Record Date, and assuming all issued and outstanding Shares are present in person or by proxy and voting at the meeting, 41,921,742 Shares (representing approximately 17.4% of the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date) owned by shareholders and on behalf of ADS holders other than the Rollover Shareholders and Vogel must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the Merger.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:

The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of shareholders representing a majority of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the Share Record Date, and assuming all issued and outstanding Shares are present in person or by proxy and voting at the meeting, approximately 120,375,212 Shares must be voted in favor of the proposal to adjourn the extraordinary general meeting to allow us, if necessary, to solicit additional proxies.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board unanimously (other than Mr. Shi, who abstained from the vote) recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement and the Transactions, including the Merger; and

•	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 85.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is June 26, 2014. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

The record date with respect to ADSs is June 16, 2014 (the “ADS Record Date”). Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on June 24, 2014 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person, by proxy or by corporate representative, of two or more shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the second half of 2014, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options, Company Restricted Shares, or Union Sky Delayed Payment Shares receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the United States Securities and Exchange Commission (the “SEC”). Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for its expenses in connection with the Merger, or Parent may be required to pay the Company a termination fee and reimburse the Company for certain expenses in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, in each case as described in “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 132.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Support Agreement, each of the Rollover Shareholders and Vogel has agreed to vote (or cause to be voted) all of the Shares and ADSs that are held directly or directly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transaction contemplated by the Merger Agreement, including the Merger. Both of Union Sky, which is one of the Rollover Shareholders, and Vogel are directly or indirectly owned by Mr. Shi, the chairman of the Board. As of the date of this proxy statement, Union Sky and Vogel own an aggregate of 106,778,540 Shares (which includes 2,887,853 ADSs), which represent approximately 44.4% of the total issued and outstanding Shares (including Shares represented by ADSs).

In addition, each of our directors who beneficially owns Shares (including Shares represented by ADSs), other than Mr. Shi, has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, our directors and executive officers, other than Mr. Shi, beneficially owned, in the aggregate, 5,067,000 Shares, which consist of (a) 2,845,000 issued and outstanding Shares, (b) issued and unexercised options to purchase 570,000 Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days following the date of this proxy statement and (c) 1,652,000 Company Restricted Shares the restrictions over which will lapse within 60 days following the date of this proxy statement, which in aggregate represent approximately 2.1% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 143 for additional information.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:

If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is July 12, 2014 at 10:00 a.m. (Hong Kong time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on July 10, 2014 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, pursuant to the Deposit Agreement, if the ADS Depositary timely receives voting instructions from a holder of ADSs that fails to specify the manner in which the ADS Depositary is to vote Shares represented by such holder’s ADSs, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 10:00 a.m. in New York City on June 24, 2014 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for the Hong Kong office of Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Royal Bank of Canada Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Giant Interactive Group Inc., 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China, Attention: General Counsel.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Hong Kong time) on July 12, 2014, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on July 10, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	Should I send in my Share certificates or my American Depositary Receipts representing ADSs (“ADRs”) now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on June 16, 2014. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex E to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before 10:00 a.m. (New York City time) on June 24, 2014, and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 136 as well as “Annex E—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on June 24, 2014 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex E to this proxy statement, for the exercise of dissenters’ rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Georgeson Inc. as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Georgeson Inc., our proxy solicitor, toll-free at +1 (800) 561-2871 (or +1 (781) 575-2137 outside of the United States).

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

All dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisitions transactions and new business lines.

On October 16, 2013, the Company retained Kilometre Capital (“Kilometre”) as strategic execution consultant to the Company and the Board with respect to developing possible strategic transactions that could enhance shareholder value. The Company and the Board selected Kilometre based upon its experience with advising PRC-based technology and gaming companies, in particular in connection with the evaluation and execution of strategic transactions. Beginning on October 16, 2013, the Company began working with Kilometre to consider a range of possible strategic transactions, including potential minority, majority, change-of-control and going-private transactions and equity or debt financing to fund growth initiatives, and the parties that might have an interest in participating in such transactions with the Company. One such party considered as a potential participant in such a transaction was Mr. Shi, who beneficially owned 49.5% of the Shares outstanding at such time, was likely to possess the financial capability to execute such a transaction and also held sufficient voting power to prevent the consummation of any transaction with a third party that required shareholder approval. Also beginning on October 16, 2013, Kilometre began discussing with Mr. Shi potential strategic transactions involving the Company, including the possibility of a going-private transaction with Mr. Shi as a member of a buyer group. Between October 17, 2013 and October 19, 2013, representatives of Kilometre first reached out to representatives of three private equity funds including Baring and two other global private equity funds focused on growth equity and buyout transactions (the “Second Private Equity Sponsor” and the “Third Private Equity Sponsor”, respectively).

On October 19, 2013, the Company entered into a confidentiality agreement with an affiliate of Baring, and on October 22, 2013, the Company entered into a confidentiality agreement with the Second Private Equity Sponsor. The Third Private Equity Sponsor informed representatives of Kilometre that its initial consideration of a potential strategic transaction would be based on publicly available information, and did not subsequently meet with or otherwise contact the Company or Kilometre.

The Company’s Chief Executive Officer, Ms. Wei Liu, and Chief Financial Officer, Ms. Jazy Zhang, met with representatives of Baring on October 24, 2013 and on October 27, 2013, the Company provided Baring with financial projections based on management’s assessment at the time of the Company’s future prospects and performance.

On October 29, 2013, Ms. Liu and Ms. Zhang met with representatives of the Second Private Equity Sponsor. In the three weeks that followed, the Company engaged in discussions with representatives of Baring and the Second Private Equity Sponsor regarding its business, market, management and outlook. During the course of such discussions, the Second Private Equity Sponsor indicated that it would only be interested in further discussions if the proposed purchase price was at or around the then-current trading price, if the Company demonstrated the likelihood of obtaining debt financing and the Company agreed to exclusive discussions. In view of the Second Private Equity Sponsor’s position, the Company determined to proceed with discussions with Baring.

As discussed more particularly below, in early to mid-November 2013, the Company, representatives of Kilometre and representatives of Baring met numerous times to explore the feasibility of various strategic transactions. In general, the strategic transaction options discussed were a purchase of minority equity shares in the Company by Baring, the issuance of new shares in the Company to Baring, business combinations of the Company with other industry gaming operators and the majority buyout of the Company with Baring’s participation. Baring expressed an interest and preference in the majority buyout case. At the same time, Baring suggested Mr. Shi’s participation to ensure his continuing involvement in the Company if a transaction were to be consummated. This discussion led to a general discussion of a possible going-private transaction with respect to the Company and the corresponding necessary equity or debt financing for such a transaction. Taking into consideration Mr. Shi’s financial capability to participate in a going-private transaction and also his voting power, which was sufficient to prevent the consummation of any transaction with a third party that required shareholder approval, a possible going-private transaction involving Mr. Shi’s participation was considered by Baring to be more feasible relative to the other options previously discussed.

The aforementioned meetings in early to mid-November 2013 were as follows: (i) on November 4, representatives of Baring held an initial telephonic meeting with representatives of Kilometre to discuss strategic options, possible financing structures and general industry and valuation considerations, (ii) between November 5 and 10, representatives of Baring conducted due diligence and discussed valuation on several conference calls with representatives of Kilometre, (iii) between November 8 and 10, representatives of Baring and Kilometre discussed the possibility of a going-private transaction involving Mr. Shi, and the structure, timing and process of such a potential transaction, (iv) on November 11, Mr. Shi engaged Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) to act as his U.S. legal advisor in connection with a potential going-private transaction and, later that same day, representatives of WSGR met with representatives of Weil, Gotshal & Manges LLP (“WGM”), U.S. legal advisor to Baring, to discuss such a potential transaction, (v) on November 12, representatives of Baring met with Ms. Wei and Ms. Zhang to conduct detailed due diligence with respect to the Company’s products and business, (vi) on November 14, representatives of Baring and representatives of Kilometre held a telephonic meeting to discuss the status of Baring’s due diligence and valuation of the Company, (vii) on November 18, representatives of each of Baring, Kilometre, WSGR and Weil, Ms. Wei and Ms. Zhang met to discuss legal, structural and procedural considerations with respect to a potential going-private transaction involving Mr. Shi and (ix) on November 24, representatives of Baring, Ms. Wei, Ms. Zhang and Mr. Shi met to finalize their understanding and make a final decision to announce a proposed going-private transaction involving Mr. Shi. The attendees also discussed the proposed timing and schedule for executing such a transaction, the financing to be provided by an affiliate of Baring to fund such a transaction and the SEC filings required in connection with such a transaction.

On November 25, 2013, Mr. Shi, Union Sky, Vogel and Baring SPV entered into the Consortium Agreement (as may be amended from time to time, the “Consortium Agreement”), in which they agreed to jointly make a proposal to the Company for a going-private transaction (the “Proposed Transaction”), to deal exclusively with each other in pursuing the Proposed Transaction for a period of nine months and to cooperate with respect to the Proposed Transaction. The Consortium Agreement also obligates Mr. Shi, Union Sky, Vogel and Baring SPV to vote for the Proposed Transaction and against any competing proposal, and restricts transfers of shares, warrants, options and any other securities that are convertible into or exercisable for Shares or other equity of the Company including Shares and ADSs. In addition, the Consortium Agreement provides that, in connection with the execution of the Merger Agreement, Mr. Shi and Union Sky would enter into a roll-over agreement in customary form, pursuant to which they would contribute at least 50,290,354 Shares, representing approximately 20.0% of the fully diluted share capital of the Company, to a newly formed acquisition company, and that such shareholders would have the right, but not the obligation, to sell up to 56,488,186 Shares, representing approximately 22.5% of the fully diluted share capital of the Company, at the closing of the Merger to the acquisition company at the same per Share consideration as is to be paid in the Proposed Transaction. Concurrently with the execution of the Consortium Agreement, Baring LP executed and delivered a guarantee (the “Baring Consortium Guarantee”) in favor of Mr. Shi, Union Sky and Vogel with respect to Baring SPV’s obligations under the Consortium Agreement.

Also on November 25, 2013, Mr. Shi and Vogel entered into a Share Purchase Agreement with Baring SPV providing for the sale by Vogel of 11,800,000 Shares (representing approximately 4.9% of the total outstanding Shares of the Company as of September 30, 2013) to Baring SPV at a per Share price of US$9.79. In that agreement, Baring SPV agreed that if a going-private transaction involving Baring (or not involving Baring due to Baring’s own decision without Mr. Shi’s written consent) occurred within one year at a higher per Share price than US$9.79, Baring SPV would pay to Vogel the difference between US$9.79 and such higher going-private transaction per Share price, the effect of which is that Vogel, which is controlled by Mr. Shi, will effectively receive the same price per Share for such Shares as is to be paid in the Merger. The purchase and sale of these Shares was completed on December 3, 2013. Concurrently with the execution of the Share Purchase Agreement, Baring LP executed and delivered a guarantee (the “Baring SPA Guarantee”) in favor of Mr. Shi and Vogel with respect to Baring SPV’s obligations under the Share Purchase Agreement.

On November 25, 2013, after executing the Consortium Agreement, the buyer consortium (which at the time comprised the Founder Parties and Baring only) submitted a preliminary non-binding letter (the “Proposal Letter”) to the Board proposing to acquire the Company in a going-private transaction for cash consideration of US$11.75 per Share and US$11.75 per ADS (other than the ADSs or Shares held by a consortium member that may be rolled over pursuant to the Consortium Agreement). In the Proposal Letter, the buyer consortium noted that the per ADS price to be paid in the Proposed Transaction represented a premium of 24.0%, 29.1% and 31.3% to the volume-weighted average price of ADSs during the preceding five, 30 and 60 trading days, respectively. In the Proposal Letter, the buyer consortium also, among other things, stated (a) that its members had entered into the Consortium Agreement pursuant to which they had agreed to work with each other exclusively in pursuing the Proposed Transaction and (b) its expectation that the Proposed Transaction would be financed with a combination of debt and equity capital and that the equity portion would be provided by the buyer consortium. The Proposal Letter also stated that members of the buyer consortium were interested only in acquiring the outstanding Shares they did not already own, and that they did not intend to sell their Shares to any third party. On the same day, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

On November 26, 2013, the Board held a telephonic meeting to discuss, among other things, the Proposal Letter. During the meeting, representatives of O’Melveny & Myers LLP (“O’Melveny”), the Company’s U.S. legal advisor, provided the Board with an overview of the procedures, process and duties of directors under applicable law in connection with the Proposal Letter, including various approaches taken by boards of directors when considering similar transactions, and the desirability of establishing a committee of independent directors to evaluate the Proposal Letter given the inherent conflicts of interest that may arise from the involvement of Mr. Shi in the Proposed Transaction. At the meeting, the Board determined it was in the best interests of the Company to form a special committee consisting of directors who were independent of and unaffiliated with members of the buyer consortium and were not members of the management of the Company or any of its subsidiaries, and after discussing the various qualifications of the members of the Board to serve on the special committee, including whether certain directors were sufficiently independent for purposes of serving on the special committee, the Board resolved to form the Special Committee, comprising three independent directors, Mr. Peter Andrew Schloss (to serve as chairman of the Special Committee), Mr. Andy Y. Yan and Mr. Jason Nanchun Jiang, to exclusively evaluate and, if appropriate, negotiate the Proposed Transaction (or any other alternative transaction) on behalf of the Company. The members of the Special Committee comprise all of the directors of the Company who are not employees of the Company.

Between November 26, 2013 and December 1, 2013, the Special Committee interviewed a number of prospective legal advisors, including Fenwick & West LLP (“Fenwick”). On December 2, 2013, the Special Committee retained Fenwick as its independent legal advisor.

On December 2, 2013, the Board held a meeting to further discuss the process for considering the Proposed Transaction, with Ms. Zhang and representatives of O’Melveny, Fenwick and Kilometre also attending. At the meeting, the Board discussed compensation for the members of the Special Committee; representatives of

O’Melveny outlined the steps involved in a going-private transaction and advised the Board on communication protocols and its legal responsibilities; representatives of Fenwick described the role of the Special Committee; and representatives of Kilometre described the current status of preliminary discussions with Baring and potential additional equity sponsors that might join the buyer consortium in the Proposed Transaction and the possible need for debt financing to fund the Proposed Transaction.

After discussion of these matters, the Board adopted resolutions delegating to the Special Committee the exclusive power and authority of the Board to, among other things, (i) direct the process to review and evaluate the Proposed Transaction and any alternative transaction, (ii) respond to any inquiries or proposals relating to such transactions, (iii) investigate and evaluate any such transactions, (iv) negotiate the terms of any agreements in connection with any such transaction, (v) solicit proposals for alternative transactions, (vi) determine whether the Proposed Transaction or any alternative transaction is advisable and in the best interests of the Company and its shareholders, (vii) recommend to the Board what action, if any, should be taken by the Company with respect to the Proposal Letter, (viii) determine whether to recommend to the shareholders the Proposed Transaction or any alternative transaction, (ix) review and monitor all activities of the Company related to such transactions, (x) retain such legal counsels, financial advisors, consultants and other agents as the Special Committee from time to time deem necessary, appropriate or advisable, and (xi) take such other actions as the Special Committee deems necessary or appropriate to carry out its delegated responsibilities. The Board further empowered the Special Committee to direct the actions of the Company’s employees and agents in connection with the Proposed Transaction or any alternative transaction. The Board also agreed that it would not consider or act on the Proposed Transaction or any alternative transaction (including recommending the Proposed Transaction or any alternative transaction for approval by the Company’s shareholders) without a favorable recommendation by the Special Committee.

Following this meeting, the Company issued a press release announcing the formation of the Special Committee and its retention of Fenwick as its independent legal advisor.

Between December 2 and December 10, 2013, the Special Committee solicited proposals and relevant qualifications from eight financial advisory firms to act as financial advisor to the Special Committee. In addition, Kilometre, in its capacity as the Company’s strategic execution consultant, would act at the direction of the Special Committee within parameters set by the Special Committee.

On December 3, 2013, representatives of Hony contacted Ms. Liu, indicating that Hony might be interested in participating in the Proposed Transaction and joining the buyer consortium as an equity investor. Ms. Liu thereafter introduced representatives of Hony to representatives of Mr. Shi and on December 4, 2013, representatives of Hony discussed with representatives of Mr. Shi the feasibility of Hony participating in the Proposed Transaction and joining the buyer consortium as an equity investor.

On December 4, 2013, Mr. Schloss, as Chairman of the Special Committee and on behalf of the Special Committee, and an affiliate of Baring executed a consent permitting Baring to share certain information, on a confidential basis, with a limited number of banks and private equity investors for the purpose of providing debt and equity financing for the Proposed Transaction.

On December 4, 2013, Mr. Schloss and representatives of Fenwick held a telephonic meeting in which they discussed the engagement of financial advisors to the Special Committee, communication protocols and parameters for Kilometre to communicate with the buyer consortium, potential additional members to the buyer consortium and potential providers of debt financing, the process for providing due diligence information to these parties and the preparation of an electronic data room for the production of due diligence documents. Also on December 4, 2013, the Special Committee retained Maples & Calder (“Maples”) as its independent legal advisor with respect to matters of Cayman Islands law.

On December 5, 2013, the Special Committee met and approved the engagement of Morgan Stanley as its independent financial advisor. The Special Committee noted that Morgan Stanley was familiar with the Company and its industry and had substantial experience with transactions such as the Proposed Transaction. The Special Committee also noted that Morgan Stanley had prior relationships with the Company and Mr. Shi, including acting as underwriter in a public offering of ADSs by an affiliate of Mr. Shi in June 2013 and management of certain share repurchases by the Company, and determined that these relationships did not create a conflict of interest with respect to the Proposed Transaction. In addition, the Special Committee authorized Mr. Schloss to interview additional financial advisory firms with a view to the engagement of a financial advisor that had no prior relationship with Mr. Shi, the Company or members of the buyer consortium to render a second opinion as to the fairness of the Proposed Transaction. Between December 5, 2013 and December 10, 2013, Mr. Schloss, in consultation with the other members of the Special Committee, solicited proposals from other investment banks to serve as a second financial advisor.

Also on December 5, 2013, representatives of Hony met with representatives of Kilometre and discussed the requirements and process for Hony to conduct due diligence on the Company.

On December 6, 2013, the Company entered into a confidentiality agreement with Hony.

On December 9, 2013, Mr. Schloss and representatives of Fenwick, Kilometre and Morgan Stanley held a telephonic meeting and discussed the roles of the Special Committee’s financial advisors in the Proposed Transaction, including analyzing, and issuing an opinion as to the fairness, from a financial perspective, of the proposed Per Share Merger Consideration and Per ADS Merger Consideration, and conducting a market check to solicit other parties that might be interested in acquiring the Company. Kilometre described recent communications with potential additional members to the buyer consortium. The parties also discussed the buyer consortium’s financing for the Proposed Transaction, the expected timing of the Proposed Transaction, the process for due diligence by the buyer consortium and financial advisors to the Special Committee and the timeline for negotiating the transaction documents with the buyer consortium.

On December 10, 2013, Mr. Schloss and representatives of Fenwick and Morgan Stanley held a telephonic meeting and discussed the process for discussions with potential additional members to the buyer consortium, the scope of, and process for, a market check and plans with respect to negotiation of the transaction documents with the buyer consortium. Also on December 10, 2013, the Special Committee retained Duff & Phelps as the additional independent financial advisor to render an opinion as to the fairness of the Proposed Transaction only, and not to participate in negotiating the terms of the Proposed Transaction or to advise the Special Committee with respect to any alternatives to the Proposed Transaction. The Company issued a press release announcing the Special Committee’s retention of Morgan Stanley and Duff & Phelps as its two financial advisors.

Throughout the period from December 10, 2013 through March 16, 2014, Mr. Schloss and representatives of Fenwick held separate discussions with representatives of Morgan Stanley and Duff & Phelps in which they discussed the status of the Proposed Transaction and of the proposed debt and equity financing for the Proposed Transaction, the negotiations of the terms of the Merger Agreement and other transaction documents (including open issues and positions to be taken) and the status of the analysis being conducted by Morgan Stanley and Duff & Phelps, respectively, with respect to the proposed Per Share Merger Consideration and Per ADS Merger Consideration.

On December 11, 2013, Mr. Schloss, Ms. Zhang and representatives of Fenwick, Morgan Stanley, Duff & Phelps, and Kilometre participated in a due diligence meeting at the Company’s offices in Shanghai, China. At this meeting, Ms. Zhang reviewed the Company’s historical financial statements, its financial model for the next 10 years, and its new product pipeline, and answered questions from Mr. Schloss and the advisors to the Special Committee. The parties then discussed ongoing communications with potential additional members to, and lenders to, the buyer consortium. The parties then discussed plans for continued discussions with such potential additional members and lenders and preparation of the electronic data room for the review of due diligence documents by such parties.

On December 13, 2013, the Special Committee and representatives of Fenwick, Maples and Morgan Stanley held a telephonic meeting to review the status of the Proposed Transaction. At this meeting, representatives of Fenwick and Maples reviewed the responsibilities of the members of the Special Committee and the Special Committee’s role in a going-private transaction, and discussed the terms of the Consortium Agreement with the Special Committee, including, among other things, the nine-month exclusivity arrangement between the Founder Parties and Baring SPV and the obligation of Mr. Shi to roll over approximately half of the Shares beneficially owned by him and his intention to sell the balance of his Shares to the buyer consortium at the same price to be paid to the Unaffiliated Holders. Representatives of Fenwick and Morgan Stanley described the status of discussions with potential equity investors and lenders to provide financing to the buyer consortium, and the Special Committee discussed and approved a process for communicating with such parties, and authorized Baring to share confidential information with certain potential equity investors and lenders. The Special Committee, Morgan Stanley, Fenwick and Maples also discussed the advisability and scope of a market check process, and the Special Committee directed Morgan Stanley to approach six financial sponsors and four strategic parties, which were deemed to be the most likely to be interested in and capable of acquiring the Company, to solicit their interest in an acquisition of the Company as an alternative to the Proposed Transaction.

On December 15, 2013, the Company provided representatives of the financial advisors the financial projections it had previously provided to representatives of Baring on October 27, 2013. That same day, Mr. Schloss, on behalf of the Special Committee, and an affiliate of Baring executed a consent permitting Baring to share the confidential information of the Company that it had obtained during the course of its due diligence pursuant to the October 19, 2013 confidentiality agreement between an affiliate of Baring and the Company, which otherwise restricted the further disclosure of such confidential information with a limited number of banks and investors for the purpose of providing debt and equity financing for the Proposed Transaction, and with potential additional members to the buyer consortium that would enter into a confidentiality agreement directly with the Company. Between December 16, 2013 and January 8, 2014, the Company entered into nondisclosure agreements with potential additional members to the buyer consortium to permit Baring and the Company to share confidential information with them.

Between December 16 and December 19, 2013, Morgan Stanley conducted a market check in which it contacted six financial sponsors and four strategic parties to solicit their interest in an acquisition of the Company as an alternative to the Proposed Transaction, and each of such parties declined to make any proposals to acquire the Company.

On December 18, 2013, WSGR, in its capacity as legal advisor to the buyer consortium, provided Fenwick with a draft of the Merger Agreement. That same day, the Company provided representatives of Baring updated financial projections. In these updated projections, the Company revised the previously estimated full year 2013 results of operations to reflect its actual results of operations for the first three quarters of the year and management’s better visibility into full year results with the end of the year approaching, as well as refining the projected results contained in the financial projections that were provided to representatives of Baring on October 27, 2013 and to Morgan Stanley and Duff & Phelps on December 15, 2013. See “—Certain Financial Projections” below for a more detailed description of the key differences between these various financial projections.

On or about December 20, 2013, the Company provided the financial advisors with the updated financial projections it had provided to Baring on December 18, 2013, and Mr. Schloss, Ms. Zhang and representatives of Morgan Stanley, Duff & Phelps, Fenwick and Kilometre held a telephonic meeting to discuss the Company’s updated financial projections.

On December 21, 2013, representatives of Fenwick reviewed the terms of the draft Merger Agreement with Mr. Schloss and discussed a number of material issues to be negotiated on behalf of the Special Committee, and the Special Committee provided direction with respect to such issues. Those issues, in particular, included the proposed break-up fees, the absence of a “go-shop” provision, proposed closing conditions with respect to the minimum cash position of the Company and the maximum percentage of shareholders that had exercised dissenters’ rights, and the absence of a requirement that the closing of the Merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Excluded Shares. On December 23 and 24, 2013, the Special Committee and representatives of Fenwick, Maples, Morgan Stanley and Duff & Phelps held two telephonic meetings. At these meetings, Morgan Stanley reported to the Special Committee that all of the six financial sponsors and four strategic parties it approached in the market check process had declined to make any proposals to acquire the Company. In addition, representatives of Morgan Stanley and Duff & Phelps described the methodology they intended to utilize in preparing their preliminary financial analyses of the proposed Per Share Merger Consideration and Per ADS Merger Consideration (then US$11.75 per Share and per ADS) and their related due diligence processes. Representatives of Fenwick described and discussed with the Special Committee the issues discussed at the December 21 meeting relating to the Merger Agreement, and the Special Committee provided direction with respect to such issues. In addition, the Special Committee discussed its perspective on the proposed Per Share Merger Consideration and Per ADS Merger Consideration.

On December 25, 2013, Fenwick provided WSGR, in its capacity as legal advisor to the buyer consortium, with a revised draft of the Merger Agreement, and from then until March 15, 2014, representatives of Fenwick and O’Melveny negotiated the terms of the Merger Agreement with representatives of WSGR and WGM. From time to time during this process, representatives of Fenwick discussed the issues arising under the Merger Agreement (in particular, with respect to the proposed break-up fees and the conditions to the closing of the Merger), and positions to be taken in negotiations, with Mr. Schloss, the Special Committee and representatives of Maples, Morgan Stanley, Duff & Phelps and Kilometre.

On December 31, 2013, Morgan Stanley provided the Special Committee with a preliminary financial analysis of the proposed Per Share Merger Consideration and Per ADS Merger Consideration and, on January 6, 2014, Mr. Schloss and representatives of Fenwick and Morgan Stanley held a telephonic meeting to discuss such preliminary financial analysis.

On January 9, 2014, Mr. Schloss, Ms. Zhang and representatives of Fenwick and Kilometre held a telephonic meeting at which representatives of Kilometre updated the parties on discussions with potential additional members to the buyer consortium and lenders. The parties also discussed issues raised by the buyer consortium’s latest draft of the Merger Agreement, which issues, in addition to the issues arising from the buyer consortium’s initial draft of the Merger Agreement that remained unresolved at such time, included an additional proposed closing condition with respect to a proposed reorganization of the Company’s group structure and a provision pursuant to which the Company would be required to reimburse the buyer consortium’s expenses in certain circumstances. On January 16 and 19, 2014, Mr. Schloss, Ms. Zhang, representatives of Kilometre and representatives of Fenwick had conference calls in which Ms. Zhang and representatives of Kilometre provided updates on the status of negotiation of agreements for the equity and debt financing for the Proposed Transaction.

On January 12, 2014, Hony SPV signed an Adherence Agreement to the Consortium Agreement, pursuant to which Hony SPV joined buyer consortium as an equity sponsor, and the Buyer Group with its current members were formed. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acts as the U.S. legal advisor to Hony.

On January 20, 2014, the Special Committee held a telephonic meeting with representatives of Fenwick and Morgan Stanley at which representatives of Fenwick described the status of the Buyer Group’s equity and debt financing, and discussed the status of the negotiation of the open points in the Merger Agreement, which issues included, in particular the proposed Per Share Merger Consideration and Per ADS Merger Consideration, the Special Committee’s proposal that the closing of the Merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Excluded Shares and the Buyer Group’s proposal that the closing of the Merger be conditioned on a reorganization of the Company’s group structure. The Special Committee directed Fenwick to seek to negotiate an increase in the Per Share Merger Consideration and Per ADS Merger Consideration to US$12.11 from the US$11.75 proposed by the Buyer Group.

On January 21, 2014, representatives of Fenwick held a telephonic discussion with representatives of WSGR and WGM in which the Fenwick representatives set forth the Special Committee’s position on the Per Share Merger Consideration and Per ADS Merger Consideration and the other unresolved issues in the Merger Agreement, which included, in particular, the Special Committee’s proposal that the closing of the Merger should be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Excluded Shares and the Buyer Group’s proposal that the closing of the Merger be conditioned on a reorganization of the Company’s group structure. On January 21, 2014, a representative of the Buyer Group indicated to representatives of the Special Committee that the Buyer Group would be willing to consider an increase in the Per Share Merger Consideration and Per ADS Merger Consideration to US$12.00 if the closing of the Merger were not conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Excluded Shares.

On January 23, 2014, the Special Committee held a telephonic meeting with representatives of Fenwick and Maples. Fenwick updated the Special Committee on the negotiation of the Merger Agreement, including the Buyer Group’s potential increase in the Per Share Merger Consideration and Per ADS Merger Consideration to US$12.00 if the Merger were not conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Excluded Shares. Fenwick also informed the Special Committee that the Buyer Group had not reached agreement with the prospective lenders on terms of the debt financing at that time.

During the period from January 23, 2014 through March 16, 2014, representatives of Fenwick, WSGR, WGM, Skadden and counsel for the lenders providing debt financing to the Buyer Group, continued to negotiate the open issues under the Merger Agreement (in particular, relating to the proposed requirement that the closing of the Merger be conditioned on a reorganization of the Company’s group structure and an increase in the proposed minimum cash position of the Company) and terms of the debt financing for the Proposed Transaction. The Buyer Group informed Fenwick that they proposed to execute the Merger Agreement on the basis of a debt commitment letter, with an attached form of negotiated facility agreement, in view of the additional time that would be required in order to finalize and execute the facility agreement.

On March 12, 2014, Mr. Schloss, Ms. Zhang, representatives of Kilometre and representatives of Fenwick had a conference call in which Ms. Zhang and Kilometre provided updates on the status of negotiation of agreements for the equity and debt financing for the Proposed Transaction. Representatives of Fenwick described and discussed with Mr. Schloss the conditions to the debt financing and the fact that the Buyer Group proposed to execute the merger agreement on the basis of a debt commitment letter. Representatives of Fenwick also described and discussed with Mr. Schloss issues to be negotiated in the Merger Agreement (in particular, relating to the proposed requirement that the closing of the Merger be conditioned on a reorganization of the Company’s group structure and an increase in the proposed minimum cash position of the Company), and Mr. Schloss provided direction with respect to such issues. In addition, Ms. Zhang provided information regarding the Company’s current and anticipated cash position in connection with a discussion of the related closing condition proposed by the Buyer Group, relating to the Company’s cash position.

On March 12, 2014, representatives of Fenwick, on behalf of the Special Committee, indicated to representatives of WSGR, WGM and Skadden that in consideration of an increase in the Per Share Merger Consideration and Per ADS Merger Consideration to US$12.00, and other concessions by the Buyer Group with respect to the terms of the Merger Agreement (in particular, relating to the procedural steps included in the proposed requirement that the closing of the Merger be conditioned on a reorganization of the Company’s group structure), the Special Committee would be willing to agree that the Merger would not be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Excluded Shares. In addition, the representatives of Fenwick proposed resolutions to the other issues that remained outstanding with respect to the Merger Agreement, including with respect to the proposed requirement that the closing of the Merger be conditioned on a reorganization of the Company’s group structure. Subsequently on March 12, 2014, representatives of WSGR, on behalf of the Buyer Group, confirmed the agreement of the Buyer Group to these proposals.

On March 13, 2014, the Special Committee and representatives of Fenwick, Maples, Morgan Stanley and Duff & Phelps held a telephonic meeting to review the status of the Proposed Transaction. At this meeting, representatives of Fenwick provided updates on the status of negotiation of agreements for the equity and debt financing for the Proposed Transaction, including the conditions to the debt financing and the fact that the Buyer Group proposed to execute the Merger Agreement on the basis of a debt commitment letter. Representatives of Fenwick also described and discussed with the Special Committee the material terms of the Merger Agreement, including the anticipated purchase price and the conditions to the closing of the Merger. Representatives of Fenwick and Maples then reviewed the fiduciary duties of the members of the Special Committee in the Proposed Transactions. In addition, after the representatives of Duff & Phelps departed the meeting, representatives of Morgan Stanley described their preliminary financial analysis of the Per Share Merger Consideration and Per ADS Merger Consideration and discussed this analysis with the Special Committee.

On March 16, 2014, the Special Committee and representatives of Fenwick, Maples, Morgan Stanley and Duff & Phelps held a telephonic meeting. Following an update from representatives of Fenwick on the status of the negotiations of agreements for the equity and debt financing, representatives of Morgan Stanley provided the oral opinion, subsequently confirmed in writing and attached hereto as Annex C, to the Special Committee to the effect that, as of March 16, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration of US$12.00 in cash to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing Excluded Shares), in the Proposed Transaction was fair, from a financial point of view, to such holders. Representatives of Duff & Phelps then reviewed and discussed with the Special Committee their financial analysis of the Per Share Merger Consideration and Per ADS Merger Consideration, and provided the oral opinion, subsequently confirmed in writing and attached hereto as Annex D, to the Special Committee to the effect that, as of March 16, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration of US$12.00 in cash to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing Excluded Shares), in the Proposed Transaction was fair, from a financial point of view, to such holders. Representatives of Fenwick then summarized for the Special Committee the key terms and final resolution of all open items on the Merger Agreement and other transaction documents. After considering the proposed terms of the Merger Agreement and the other transaction agreements and the various presentations of Fenwick, Morgan and Duff & Phelps, including receipt of Morgan Stanley and Duff & Phelps’ oral opinions, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously determined that the Merger Agreement, Plan of Merger and the Merger and the other transactions contemplated by the Merger Agreement were fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Holders and declared it advisable for the Company to enter into the Merger Agreement and the other transaction agreements and recommended that the Board adopt a resolution approving and declaring the advisability of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Merger.

Following the meeting of the Special Committee, the Board held a meeting on March 16, 2014, with the representatives of O’Melveny, Fenwick, and Maples. At this meeting, the Special Committee presented its recommendation to the Board. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Fenwick, Morgan Stanley and Duff & Phelps, including Morgan Stanley and Duff & Phelps’ opinions as to the fairness of the Proposed Transaction provided to the Special Committee, and taking into account the other factors described below under the heading titled “—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board unanimously (other than Mr. Shi, who abstained from the vote) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Holders, and declared it advisable, to enter into the Merger Agreement and the transaction agreements contemplated by the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement and the transaction agreements contemplated by the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the Merger Agreement, the Plan of Merger and the Merger.

On March 17, 2014, the Company, Parent and Merger Sub executed the Merger Agreement and the Company issued a press release announcing the execution of the Merger Agreement. Other transaction documents, including the Support Agreement, the interim investors agreement, dated as of March 17, 2014, by and among the Founder Parties, Baring SPV, Hony SPV, Holdco, Parent and Merger Sub (the “Original Interim Investors Agreement”), the equity commitment letters, dated as of March 17, 2014, by and between Holdco and each of Baring LP and Hony Fund V (the “Original Equity Commitment Letters”), the Debt Commitment Letter and the limited guarantees by the Guarantors (which at such time did not include CDH Fund) in favor of the Company pursuant to which such Guarantors would guarantee certain obligations of Parent and Merger Sub under the Merger Agreement (the “Original Limited Guarantees”) were also executed on March 17, 2014.

On April 1, 2014, representatives of CDH held a meeting with representatives of Kilometre to discuss the feasibility of CDH joining the Buyer Group as an equity investor. On April 18, 2014 and April 23, 2014, representatives of CDH further discussed with representatives of Kilometre and Baring the requirements and process for CDH to join the Buyer Group. On April 25, 2014, Holdco, CDH Wealth Management Company Limited (the “CDH Advisor”), Baring LP, Hony Fund V and Union Sky entered into the equity commitment agreement, dated as of April 25, 2014 (the “Original CDH Equity Commitment Agreement”).

On May 12, 2014, the Special Committee and representatives of Fenwick held a telephonic meeting to discuss the possibility of CDH joining the Buyer Group, and the Special Committee authorized and approved the Amendment and related documents (including the CDH Limited Guarantee (as defined below)). Later that day, the Company, Parent and Merger Sub entered into the Amendment and, concurrently, Holdco, CDH Advisor, Baring LP, Hony Fund V and Union Sky amended and restated the Original CDH Equity Commitment Agreement in its entirety (as so amended and restated and as may be further amended from time to time, the “CDH Equity Commitment Agreement”).

On June 6, 2014, CDH SPV signed an Adherence Agreement to the Consortium Agreement, pursuant to which CDH joined the Buyer Group in accordance with the Amendment and the CDH Equity Commitment Agreement. Concurrently with CDH joining the Buyer Group, (i) CDH Fund executed and delivered its Equity Commitment Letter and a limited guarantee substantially similar to the Original Limited Guarantees (the “CDH Limited Guarantee”), (ii) each of Baring LP and Hony Fund V executed and delivered its Equity Commitment Letter, which replaced its Original Equity Commitment Letter, (iii) each of the other Guarantors executed and delivered a limited guarantee, which replaced its Original Limited Guarantee (such limited guarantees, together with the CDH Limited Guarantee, and as may be further amended from time to time, the “Limited Guarantees”), and (iv) the Founder Parties, Baring SPV, Hony SPV, CDH SPV, Holdco, Parent and Merger Sub entered into the interim investors agreement, which amended and restated the Original Interim Investors Agreement in its entirety (as so amended and restated and as may be further amended from time to time, the “Interim Investors Agreement”).

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

At a meeting on March 16, 2014, the Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (b) approved and declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on March 16, 2014, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Shi, who abstained from the vote) (a) determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, including the following, which are not listed in any relative order of importance:

•	the Special Committee’s and the Board’s belief that the Merger is financially more favorable to the Unaffiliated Holders than any other alternative reasonably available to the Company and the Unaffiliated Holders;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position, which include the following and which the Special Committee and the Board considered as positive factors that contributed to their determinations that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger:

•	the Company’s management is of the view that the results of operations will be maintained at a relatively stable level in the foreseeable future;

•	the Special Committee heavily negotiated the Per Share Merger Consideration and the Per ADS Merger Consideration, which the Special Committee believes to be the best offer available at this time; and

•	taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, the Special Committee and the Board now believe that the Per Share Merger Consideration and the Per ADS Merger Consideration offered by the Buyer Group provide an attractive premium that appropriately reflects the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the Merger Agreement and complete the Merger.

•	the fact that the Company’s revenues are highly concentrated in a small number of on-line games and there can be no certainty that they will remain popular or that the Company will be able to introduce new games that are comparably successful due to the risks faced by the Company, including, in particular, the following specifically related factors:

•	the Company’s current dependence on the games in the ZT On-line franchise, the life spans of which are unpredictable and may not be as long as anticipated by the Company;

•	the risk that the Company’s transaction-based revenue model will not be successful;

•	the dependence of the Company’s future financial performance on the successful launch of future MMORPGs (massively multiplayer on-line role-playing games), which are unknown, and may not be accepted by the market or become highly popular in view of intense competition in the on-line game business in the PRC; and

•	the dependence of the Company’s future financial performance on the successful introduction of new web-based, mobile and tablet-based games, which are categories in which the Company has little prior experience and previously experienced challenges when it attempted to introduce new products on these platforms;

•	the fact that Mr. Shi, who beneficially owned approximately 47.2% of the issued and outstanding Shares on a fully-diluted basis before the Consortium Agreement and Consortium SPA were executed, has elected to roll-over slightly more than half of such Shares and receive the Per Share Merger Consideration and the Per ADS Merger Consideration with respect to his remaining Shares and ADSs (including the 4.9% of such Shares sold to Baring SPV under the Consortium SPA), which gives Mr. Shi a financial incentive to maximize the Per Share Merger Consideration and Per ADS Merger Consideration;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration of US$12.00 substantially exceeds the highest price at which ADSs have traded since June 2008 and represents an approximately 18.5% premium to the closing price as quoted by the NYSE on November 22, 2013, the last trading day immediately prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal, and a premium of 31.6%, 33.7% and 37.4% to the volume-weighted average price as quoted by the NYSE during the 30, 60 and 90 trading days immediately before November 22, 2013, respectively, which the Special Committee and the Board considered as a more accurate reflection of historical share price trading than single-day historical closing prices, which are more susceptible to volatility on light volumes at the end of a trading session;

•	the relative likelihood that it could take a considerable period of time, if ever, before the trading price of ADSs would reach and sustain at least the Per ADS Merger Consideration of US$12.00, in particular when considering the time value of money in that receiving US$12.00 several years in the future is less valuable than receiving US$12.00 at the present time;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, US$12.00 was the highest price per Share and per ADS that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that Parent and Merger Sub had obtained the equity and debt financing for the Merger, the conditions to the financing and the reputation of the financing sources;

•	the absence of a financing condition in the Merger Agreement; and

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of US$80.55 million (see “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 132);

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Morgan Stanley and Duff & Phelps as its financial advisors and Fenwick and Maples as its legal advisors, reporting solely to the Special Committee;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Morgan Stanley and Duff & Phelps, as well as the fairness opinions of each of Morgan Stanley and Duff & Phelps rendered to the Special Committee on March 16, 2014 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger, as of March 16, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by each of Morgan Stanley and Duff & Phelps in preparing their opinions (see “—Opinions of the Special Committee’s Financial Advisors” beginning on page 46 for additional information). The Special Committee and the Board noted that the opinions of each of Morgan Stanley and Duff & Phelps addressed fairness to the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and to the holders of ADSs (other than ADSs representing Excluded Shares) and noted that, while such holders of Shares and ADSs may also include holders (including our directors and officers) that are also our affiliates but are not members of the Buyer Group or dissenting shareholders, the consideration to be received by such affiliates is identical in all respects to the consideration to be received by the Unaffiliated Holders. Therefore, the Special Committee and the Board believed that there was no material distinction between the fairness of the Transactions to the “Unaffiliated Holders” and the fairness of the Transactions to the “holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and to the holders of ADSs (other than ADSs representing Excluded Shares)” and, as a result, the Special Committee and the Board believed that it was reasonable and appropriate to consider such fairness opinions as a material factor in their determination as to the fairness of the Transactions to the Unaffiliated Holders;

•	Morgan Stanley, under the direction of the Special Committee, conducted a market check of parties deemed to be potentially interested in and capable of acquiring the Company, and all such parties declined to engage in discussions with the Special Committee regarding such acquisition;

•	since the announcement of the Proposed Transaction on November 25, 2013, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company; and

•	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time given that the Consortium Agreement (as further discussed under the section entitled “Special Factors—Consortium Agreement”) provides that, subject to the terms and conditions set forth therein, the parties thereto, which collectively held more than 49.0% of the issued and outstanding Shares and ADS, will only vote in favor of the Merger and will vote against any transaction involving a third party.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Holders;

•	all of the members of Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than the members’ receipt of board and Special Committee compensation (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Morgan Stanley and Duff & Phelps as its financial advisors and Fenwick and Maples as its legal advisors;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the Proposed Transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Proposed Transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Proposed Transaction and related process;

•	the Special Committee met on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

•	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Special Committee has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 121);

•	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 123) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	the availability of dissenters’ rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Holders and, given that the Buyer Group has approximately 50% of the voting power of the outstanding Shares, the Buyer Group has the ability to authorize and approve the Merger Agreement at the extraordinary general meeting unless a substantial majority (or possibly all, depending on the number of Shares voted at the meeting) of the Unaffiliated Holders vote against the proposal to authorize and approve the Merger Agreement;

•	the Unaffiliated Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	since the Company became publicly listed on the NYSE in November 2007, the highest historical closing price of ADSs (US$19.20 per ADS on November 2, 2007) exceeds the Per ADS Merger Consideration, although the ADSs have not traded above the Per ADS Merger Consideration since the week of June 23, 2008;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$40.28 million in connection with the termination of the Merger Agreement;

•	the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$80.55 million, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the terms of the Buyer Group’s participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Holders (see “—Interests of Certain Persons in the Merger” beginning on page 85 for additional information);

•	the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the Unaffiliated Holders who are U.S. Holders (as defined under “—Material U.S. Federal Income tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Morgan Stanley and Duff & Phelps as an indication of the going-concern value of the Company. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis, analysis of sales and EBITDA multiples, premium analysis and industry analysis. All of the material analyses as presented to the Special Committee on March 16, 2014 are summarized below under the section entitled “—Opinions of the Special Committee’s Financial Advisors” beginning on page 46. The Special Committee expressly adopted these analyses and the opinions of each of Morgan Stanley and Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger. With respect to the discounted cash flow analysis performed by Morgan Stanley, Morgan Stanley advised the Special Committee that the implied value ranges calculated in such analysis were one of a number of metrics considered by Morgan Stanley as a whole in rendering its opinion and that Morgan Stanley did not attach any particular weight to the results of such analysis in arriving at Morgan Stanley’s conclusion as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration. Accordingly, the Special Committee did not attach any additional weight to any particular analysis performed by Morgan Stanley, including the discounted cash flow analysis. However, because the discounted cash flow value ranges were higher than the value ranges implied by the other financial analyses performed by Morgan Stanley, the Special Committee discussed with Morgan Stanley the assumptions underlying such analysis, and in particular the weighted average cost of capital of the Company. After such discussion, the Special Committee noted that the Company’s management’s internal calculation of its weighted average cost of capital was 24.0% to 26.0% (as compared to the 12.5% to 14.5% used by Morgan Stanley), which in the Company’s management’s view is an appropriate means to account for the uncertainty inherent in the management projections used in such analysis. The Special Committee considered that such higher weighted average cost of capital of the Company resulted in an implied value range of US$9.38 to US$10.17 per ADS.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling approximately 14 distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of US-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to attract new business. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

Each of the Special Committee and the Board also considered the historical market prices of ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 101 and the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 141. All of the historical market closing prices of ADSs since June 23, 2008, and all of the purchase prices paid in previous transactions, were lower than the US$12.00 Per Share Merger Consideration and Per ADS Merger Consideration. The Special Committee and the Board therefore considered these to be positive factors and potential benefits of the Merger. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development and marketing of MMORPGs or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2013 was US$2.47 (based on the weighted average number of issued and outstanding Shares during 2013).

The Board and management of the Company have been continuously dedicated to maximizing shareholder value. The Company did not pursue similar going-private transactions in the Company’s recent history primarily because the Board and the Company’s management did not believe that any such transaction would be likely to provide a fair valuation to the Company’s shareholders in view of the trading prices of ADSs at such time and the opportunities that the Board and management believed were available to the Company at such time. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, the Special Committee and the Board now believe that the Per Share Merger Consideration and the Per ADS Merger Consideration offered by the Buyer Group provide an attractive premium that appropriately reflects the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the Merger Agreement and complete the Merger. In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Shi, the chairman of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Holders generally, as described under the section entitled “—Interests of Certain Persons in the Merger” beginning on page 85.

For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the Merger to the Unaffiliated Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Corporation after the completion of the Merger. These interests are described under the section entitled “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 85.

The Buyer Group believes the interests of the Unaffiliated Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Holders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Unaffiliated Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29, the Buyer Group believes that the Merger is fair to the Unaffiliated Holders based on the following factors, which are not listed in any relative order of importance:

•	the Per ADS Merger Consideration represents an 18.5% premium to the closing price as quoted by the NYSE on November 22, 2013, the last trading day immediately prior to the Company’s announcement on November 25, 2013 that it had received a going private proposal, and a premium of 31.6%, 33.7% and 37.4% to the volume-weighted average trading price as quoted by the NYSE during the 30, 60 and 90 trading days immediately before November 22, 2013, respectively;

•	ADSs traded as low as US$5.0 per ADS during the 52-week immediately prior to the Company’s announcement on November 25, 2013 that it had received a going private proposal;

•	the Per ADS Merger Consideration represents a premium over the average weighted price per ADS of US$4.45 offered by the Company in its share repurchase programs during the past two years as described under the caption “Transactions in Shares and ADSs—Purchases by the Company” beginning on page 141;

•	the members of the Special Committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Holders, other than the members’ receipt of board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee and, based in part upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Shi, who abstained from the vote) unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•	notwithstanding that the Buyer Group may not rely upon the opinions provided by each of Morgan Stanley and Duff & Phelps to the Special Committee, the Special Committee received opinions from each of Morgan Stanley and Duff & Phelps stating that, as of the date of the Merger Agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley and Duff & Phelps, as applicable in preparing their respective opinion, the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Holders; and

•	the consideration to be paid to the Unaffiliated Holders in the Merger is all cash, allowing the Unaffiliated Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales.

The Buyer Group’s consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration payable in the Merger to the Unaffiliated Holders in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Group implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Group did not, however, explicitly calculate a stand-alone pre-Merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the Merger. Therefore, the Buyer Group does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of Per Share Merger Consideration and Per ADS Merger Consideration. To the extent, however, that the pre-Merger going-concern value of the Company was reflected in the public market trading price of ADSs immediately prior to the announcement of the Proposal Letter on November 25, 2013, the Per ADS Merger Consideration of US$12.00 represents a significant premium to the going-concern value of the Company.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going-concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per Share Merger Consideration is substantially higher than the net book value of the Shares disclosed in the Company’s Form 20-F filed on April 29, 2014 with the SEC.

The members of the Buyer Group are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Holders based on the following factors, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than the members’ receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Morgan Stanley and Duff & Phelps as its financial advisors and Fenwick and Maples as its legal advisors;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transaction in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	Morgan Stanley, under the direction of the Special Committee, conducted a market check of parties deemed to be potentially interested in acquiring the Company, and all such parties declined to engage in discussions with the Special Committee regarding any such acquisition;

•	since the announcement of the Proposed Transaction, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement and the Transactions;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the Merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 121); and

•	the availability of dissenters’ rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

Although Cayman Islands Companies Law does not require, and the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not subject to authorization and approval by a majority of the Unaffiliated Holders, as a result of the procedural safeguards described above, the Buyer Group concluded that the Merger is procedurally fair to the Unaffiliated Holders.

The foregoing is a summary of the information and factors considered and weight given by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is fair to the Unaffiliated Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their due diligence review of the Company, our management provided financial projections for the fiscal year ended December 31, 2013 through the fiscal year ending December 31, 2022 to Baring, and in connection with their financial analysis of the consideration to be paid in the Merger, our management provided financial projections for the fiscal year ended December 31, 2013 through the fiscal year ending December 31, 2022 to Morgan Stanley and Duff & Phelps, as the financial advisors to the Special Committee. See “—Background of the Merger” beginning on page 20 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by the financial advisors in their financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding gross revenues, adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither our independent registered public accounting firm, Ernst & Young Hua Ming LLP (“E&Y”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. The E&Y report accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisors and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares.

The following table summarizes the financial projections provided by our management to Baring on October 27, 2013 and to the financial advisors for the Special Committee on December 9, 2013:

	Management Projections
	Fiscal Year Ending December 31,
	2013E(1)	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(US Dollars in millions)(2)
Revenues	382.70	458.50	614.10	712.40	797.90	893.60	1,000.90	1,080.90	1,167.40	1,260.80
Adjusted Gross Profit(3)	334.12	380.82	498.34	573.47	638.30	714.89	800.68	864.74	933.91	1,008.63

Adjusted Total Operating Expenses(3)	(90.19)	(108.83)	(147.24)	(185.25)	(209.14)	(235.63)	(264.67)	(286.42)	(311.06)	(337.26)

Adjusted EBITDA(3)(4)	242.14	282.34	363.28	382.37	423.08	472.18	527.50	568.85	612.24	659.36

Adjusted Net Income(3)	251.30	266.00	310.20	344.90	378.80	424.90	477.00	517.30	559.80	606.00

(1)	These projections were prepared by the Company’s management during the fourth quarter of 2013. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2013 had not been completed. Accordingly, management estimates for fiscal year 2013 may vary materially from our audited financial statements.

(2)	Financial projections were prepared and provided in both RMB and US dollars.
(3)	Non-U.S. GAAP adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income exclude share-based compensation expense. Non-U.S. GAAP adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income are non-U.S. GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. These non-U.S. GAAP measures are presented because the Company’s management believes that they are widely accepted and useful financial indicators of the Company’s performance. Although the Company’s management uses these measures to assess the performance of the Company’s business compared to that of others in the industry, the use of these non-U.S. GAAP measures is limited because it does not include share-based compensation expense that may be material in amount and is necessary to operate the Company’s business. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, may not be comparable measurements to results reported or forecasted by other companies. Below we provide a reconciliation of these non-U.S. GAAP measures with the most comparable financial measures calculated and presented in accordance with U.S. GAAP.
(4)	Adjusted EBITDA is defined as income from operations before depreciation and amortization and excluding non-operating income, share-based compensation charges and income or loss attributable to non-controlling interests in our various game development studios.

The following table summarizes the financial projections provided by our management to Baring on December 18, 2013 and to the financial advisors for the Special Committee on December 20, 2013:

	Management Projections
	Fiscal Year Ending December 31,
	2013E(1)	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(US Dollars in millions)(2)
Revenues	384.50	459.90	614.10	712.40	797.90	893.60	1,000.90	1,080.90	1,167.40	1,260.80
Adjusted Gross Profit(3)	335.58	382.08	498.34	578.08	647.45	725.14	812.16	877.13	947.30	1,023.09

Adjusted Total Operating Expenses(3)	(88.09)	(107.55)	(137.63)	(159.66)	(178.81)	(200.27)	(224.30)	(242.25)	(261.63)	(282.56)

Adjusted EBITDA(3)(4)	244.45	284.31	373.95	415.21	464.78	519.95	581.42	627.46	677.00	730.35

Adjusted Net Income(3)	243.70	257.10	301.90	350.30	393.70	442.40	497.00	538.80	584.00	632.80

(1)	These projections were prepared by the Company’s management during the fourth quarter of 2013. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2013 had not been completed. Accordingly, management estimates for fiscal year 2013 may vary materially from our audited financial statements.
(2)	Financial projections were prepared and provided in both RMB and US dollars.
(3)

Non-U.S. GAAP adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income exclude share-based compensation expense. Non-U.S. GAAP adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income are non-U.S. GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. These non-U.S. GAAP measures are presented because the Company’s management believes that they are widely accepted and useful financial indicators of the Company’s performance. Although the Company’s management uses these measures to assess the performance of the Company’s business compared to that of others in the industry, the use of these non-U.S. GAAP measures is limited because it does not include share-based compensation expense that may be material in amount and is necessary to operate the Company’s business. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, may not be comparable measurements to results reported or forecasted by other companies. Below we provide a reconciliation of these non-U.S. GAAP measures with the most comparable financial measures calculated and presented in accordance with U.S. GAAP.
(4)	Adjusted EBITDA is defined as income from operations before depreciation and amortization and excluding non-operating income, share-based compensation charges and income or loss attributable to non-controlling interests in our various game development studios.

In preparing the financial projections set forth above that were provided to Baring on December 18, 2013 and to the financial advisors for the Special Committee on December 20, 2013, the Company’s management revised the financial projections it previously provided to Baring on October 27, 2013 and to the financial advisors for the Special Committee on December 9, 2013 to reflect management’s updated estimate for the full year 2013 results of operations based on the Company’s actual results of operations for the third quarter of 2013 and management’s better visibility into full year results with the end of the year approaching. In addition, the financial projections provided to Baring on December 18, 2013 and to the financial advisors for the Special Committee on December 20, 2013 also included revisions to the following based on management’s further analysis: (a) gross margins, which were slightly modified to reflect that the Company may generally be able to maintain a more stable gross profit margin consistent with the Company’s recent historical results, (b) research and development and general and administrative expenses, which were modified to factor in the potential to generate more operating leverage in these cost categories, (c) sales and marketing costs, which were modified to reflect management’s refined assumption that these costs may increase faster to reflect competitive dynamics of the industry, and (d) effective income tax rate, which was revised to reflect more recent understanding of the Company’s anticipated tax liability going forward.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting our business, including, primarily, that (i) material costs and expenses would increase in line with the Company’s revenue increase, (ii) the growth of personal computer, internet and broadband users and their penetration in the PRC and elsewhere would continue in line with management’s expectations, (iii) the Company would be able to successfully develop or license new online games (including several new massively multiplayer online role playing games, or MMORPGs, in each of 2014 and 2015) which would attract a numbers of players and result in online game revenues consistent with management’s expectations (and generally consistent with the success of the Company’s previously developed online games), (iv) the popularity of MMORPGs would remain stable in the geographic markets in which the Company operated, and (v) the Company would be able to successfully implement its business plan to expand into non-MMORPG market segments by developing and releasing more web games, which began in 2013, and games for operation on mobile and tablet devices, beginning in 2014. The Company’s management also assumed that the overall economy in the PRC will remain stable, and that there will be no material change in competition affecting the Company.

The Company’s non-U.S. GAAP adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income vary from the most comparable U.S. GAAP financial measures in that the non-U.S. GAAP measures do not include share-based compensation expenses. Share-based compensation expense have not been included in these forward-looking projections because the Company’s management believes that, due to varying valuation methodologies, subjective assumptions and varying award types, the exclusion of share-based compensation charges provide for more accurate comparisons to our peer companies. A reconciliation of the these non-U.S. GAAP measures with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	GAAP reconciliation of management projections provided to Baring on October 27, 2013 and to the financial advisors on December 9, 2013
	Fiscal Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(US Dollars in millions)
1. Gross profit
U.S. GAAP gross profit	333.58	380.51	498.16	573.38	635.20	713.21	799.68	864.18	933.67	1,004.60
Share-based compensation	0.54	0.31	0.18	0.09	3.10	1.68	1.00	0.56	0.24	4.03
Non-U.S. GAAP adjusted gross profit	334.12	380.82	498.34	573.47	638.30	714.89	800.68	864.74	933.91	1,008.63
2. Total Operating Expenses
U.S. GAAP total operating expenses	(100.72)	(116.43)	(151.58)	(187.53)	(278.66)	(273.25)	(286.91)	(298.86)	(316.45)	(427.25)
Share-based compensation	10.53	7.60	4.34	2.28	69.52	37.62	22.24	12.44	5.39	89.99
Non-U.S. GAAP adjusted total operating expenses	(90.19)	(108.83)	(147.24)	(185.25)	(209.14)	(235.63)	(264.67)	(286.42)	(311.06)	(337.26)
3. Net Income
U.S. GAAP net income	240.22	258.08	305.68	342.53	306.18	385.60	453.76	504.30	554.16	511.98
Share-based compensation	11.08	7.92	4.52	2.37	72.62	39.30	23.24	13.00	5.64	94.02
Non-U.S. GAAP adjusted net income	251.30	266.00	310.20	344.90	378.80	424.90	477.00	517.30	559.80	606.00
4. EBITDA
U.S. GAAP Net income attributable to the Company’s shareholders	228.14	257.66	306.11	325.26	287.27	364.36	429.95	478.42	526.15	481.71
Interest income	(24.17)	(12.16)	(9.25)	(14.38)	(13.62)	(17.41)	(21.64)	(26.40)	(31.56)	(37.14)
Income tax expenses	16.98	23.72	51.72	58.21	64.44	72.25	81.10	87.92	95.13	102.97
Depreciation and amortization expenses	10.32	10.73	11.70	11.40	12.86	14.16	15.34	16.40	17.38	18.29
EBITDA	231.26	279.95	360.28	380.49	350.95	433.37	504.75	556.34	607.09	565.83
Other income, net	(1.49)	(6.67)	(2.66)	(1.63)	(1.63)	(1.63)	(1.63)	(1.63)	(1.63)	(1.63)
Investment income	—	—	—	—	—	—	—	—	—	—
Share of loss of equity investees	1.28	1.14	1.14	1.14	1.14	1.14	1.14	1.14	1.14	1.14
Share-based compensation	11.08	7.92	4.52	2.37	72.62	39.30	23.24	13.00	5.64	94.02
Adjusted EBITDA	242.14	282.34	363.28	382.37	423.08	472.18	527.50	568.85	612.24	659.36

	GAAP reconciliation of management projections provided to Baring on December 18, 2013 and to the financial advisors on December 20, 2013
	Fiscal Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(US Dollars in millions)
1. Gross profit
U.S. GAAP gross profit	335.04	381.77	498.16	577.99	644.35	723.46	811.16	876.57	947.06	1,019.06
Share-based compensation	0.54	0.31	0.18	0.09	3.10	1.68	1.00	0.56	0.24	4.03
Non-U.S. GAAP adjusted gross profit	335.58	382.08	498.34	578.08	647.45	725.14	812.16	877.13	947.30	1,023.09
2. Total Operating Expenses
U.S. GAAP total operating expenses	(98.62)	(115.15)	(141.97)	(161.94)	(248.33)	(237.89)	(246.54)	(254.69)	(267.02)	(372.55)
Share-based compensation	10.53	7.60	4.34	2.28	69.52	37.62	22.24	12.44	5.39	89.99
Non-U.S. GAAP adjusted total operating expenses	(88.09)	(107.55)	(137.63)	(159.66)	(178.81)	(200.27)	(224.30)	(242.25)	(261.63)	(282.56)
3. Net Income
U.S. GAAP net income	232.62	249.18	297.38	347.93	321.08	403.10	473.76	525.80	578.36	538.78
Share-based compensation	11.08	7.92	4.52	2.37	72.62	39.30	23.24	13.00	5.64	94.02
Non-U.S. GAAP adjusted net income	243.70	257.10	301.90	350.30	393.70	442.40	497.00	538.80	584.00	632.80
4. EBITDA
U.S. GAAP Net income attributable to the Company’s shareholders	219.25	247.48	297.82	330.45	301.42	380.98	448.93	498.88	549.17	507.15
Interest income	(21.70)	(19.65)	(8.57)	(10.34)	(13.40)	(16.91)	(20.96)	(25.25)	(29.92)	(34.97)
Income tax expenses	29.16	41.06	68.93	79.95	89.82	100.90	113.32	122.83	133.11	144.21
Depreciation and amortization expenses	10.32	11.47	12.78	14.30	15.84	17.20	18.42	19.52	20.52	21.47
EBITDA	237.02	280.36	370.95	414.36	393.68	482.17	559.71	615.98	672.88	637.86
Other income, net	(4.93)	(5.11)	(2.66)	(2.66)	(2.66)	(2.66)	(2.66)	(2.66)	(2.66)	(2.66)
Investment income	—	—	—	—	—	—	—	—	—	—
Share of loss of equity investees	1.28	1.14	1.14	1.14	1.14	1.14	1.14	1.14	1.14	1.14
Share-based compensation	11.08	7.92	4.52	2.37	72.62	39.30	23.24	13.00	5.64	94.02
Adjusted EBITDA	244.45	284.31	373.95	415.21	464.78	519.95	581.42	627.46	677.00	730.35

In reconciling non-U.S. GAAP adjusted gross profit, adjusted total operating expenses, adjusted EBITDA and adjusted net income with the most comparable financial measures calculated in accordance with U.S. GAAP, the Company has adjusted for non-cash share-based compensation charges relating to share option grants, restricted shares, and restricted share units in accordance with relevant accounting guidance. The calculation of future share-based compensation expense requires the Company to speculate regarding the various factors that underlie calculation of the share-based compensation charge for each of those awards, including speculation regarding future prices of the Company’s Shares and regarding the factors pertinent to the Company’s binomial option pricing model, such as volatility of the price of the Company’s Shares over the term of the related awards, the expected term of the awards, the risk-free interest rate and the award forfeiture rate, in order to determine the fair value of the awards on the grant dates and amortize that expense over the respective vesting periods, and speculation regarding future levels of hiring over an eight-year period, the types of personnel hired, the type and amount of equity compensation awards that would be necessary for such hiring, the vesting terms of such awards and the timing of each such award. In preparing the reconciliations with GAAP financial measures provided in the tables above, the Company made a number of assumptions in forecasting future share-based compensation expense, chiefly that the Company’s hiring levels would increase in line with its historical hiring levels, the terms of the equity incentive awards and various equity incentive plans, including vesting periods, would be substantially the same as the Company’s Share Incentive Plans, award forfeiture rates would be consistent with historical forfeiture rates, and future prices of the Company’s Shares would correlate with the average revenue, net income and EBITDA values as projected by the Company’s management (with reference to the value of the Company’s historical Share prices relative to its average revenue, net income and EBITDA values at the relevant times). This information is included in this proxy statement in order to reconcile the non-U.S. GAAP financial measures that were presented in the financial projections provided to Baring and the financial advisors with the most comparable financial measures calculated in accordance with U.S. GAAP. However, this information was not provided to the Board, the Special Committee or the financial advisors.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP (see “Financial Information—Selected Historical Financial Information” beginning on page 138). In addition, because non-U.S. GAAP financial measures are not determined consistently by all companies, the non-U.S. GAAP measures presented in these financial projections may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 145 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement.

In addition, our management provided financial projections to the financial advisors for the Special Committee on March 7, 2014, which were substantially identical to those provided to Baring on December 18, 2013 and to the financial advisors for the Special Committee on December 20, 2013, except that they reflected the Company’s results of operations for the full year 2013 based on the Company’s actual preliminary unaudited results of operations for the full year.

The financial advisors for the Special Committee reviewed certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the financial advisors’ analysis, see “Discussion Materials prepared by Morgan Stanley for discussion with the Special Committee, dated December 31, 2013”, “Discussion Materials prepared by Morgan Stanley for discussion with the Special Committee, dated March 13, 2014,” “Special Committee Materials prepared by Morgan Stanley for discussion with the Special Committee, dated March 16, 2014” and “Fairness Analysis presented to the Special Committee by Duff & Phelps, dated March 16, 2014,” filed as Exhibit (c)-(3), Exhibit (c)-(6), Exhibit (c)-(4) and Exhibit (c)-(5), respectively, to the Company’s transaction statement on Schedule 13E-3 and “—Opinions of the Special Committee’s Financial Advisors” beginning on page 46.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinions of the Special Committee’s Financial Advisors

Opinion of Morgan Stanley

Morgan Stanley was retained by the Special Committee to provide it with financial advisory services and a financial opinion in connection with the Merger. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the Special Committee on March 16, 2014, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley set forth in the opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received pursuant to the Merger Agreement by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares), respectively, were fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated March 16, 2014, is attached to this proxy statement as Annex C. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the Special Committee and addresses only the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration pursuant to the Merger Agreement to holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares), respectively, as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any holders of Shares or ADSs as to how to vote at any shareholders’ meeting related to the Merger or to take any other action with respect to the Merger.

In arriving at its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company;

•	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	Reviewed certain financial projections prepared by the management of the Company;

•	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	Reviewed the reported prices and trading activity for ADSs;

•	Compared the financial performance of the Company and the prices and trading activity of ADSs with that of certain other publicly-traded companies comparable with the Company and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Reviewed (i) the Merger Agreement, (ii) the draft Equity Commitment Letters, substantially in the form of the drafts dated March 16, 2014, from each of The Baring Asia Private Equity Fund V, L.P. and Hony Capital Fund V, L.P. and the Debt Commitment Letter, substantially in the form of the draft dated March 16, 2014, from China Minsheng Banking Corp., Ltd., BNP Paribas Hong Kong Branch, Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs (Asia) L.L.C., Goldman Sachs Lending Partners LLC, ICBC International Finance Limited and JPMorgan Chase Bank, N.A. and (iii) the draft Support Agreement, substantially in the form of the draft dated March 16, 2014, from the Rollover Shareholders, Vogel, Holdco and Parent; and

•	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) Parent and Merger Sub will obtain financing in accordance with the terms set forth in the Equity Commitment Letters and Debt Commitment Letter and (ii) the actions contemplated by the Support Agreement will be consummated in accordance with their terms. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax, accounting or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Shares or ADSs in the Merger or with respect to the underlying decision by the Company to engage in the Merger. Morgan Stanley’s opinion does not address the relative merits of the Merger as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Special Committee. Morgan Stanley presented its analyses to the Special Committee on December 31, 2013, March 13, 2014 and March 16, 2014. Copies of these written presentations by Morgan Stanley to the Special Committee have been filed as Exhibit (c)-(3), Exhibit (c)-(6) and Exhibit (c)-(4), respectively, to the Company’s transaction statement on Schedule 13E-3.

None of these written or oral presentations by Morgan Stanley, alone or together, constitutes an opinion of Morgan Stanley with respect to the consideration to be paid in the Proposed Transaction. Information contained in these written and oral presentations is substantially similar to the information provided in Morgan Stanley’s written presentation to the Special Committee on March 16, 2014, as described below. The other written and oral presentations made by Morgan Stanley contained, among other things, the following types of financial analyses:

•	Historical trading ranges;

•	Range of broker target prices;

•	Comparable companies analysis;

•	Precedent transaction analysis;

•	Discounted cash flow analysis; and

•	Leveraged buyout analysis.

The December 31, 2013 presentation:

•	provided an overview of the Proposed Transaction;

•	contained a preliminary analysis of the initial proposed Per Share Merger Consideration and Per ADS Merger Consideration of US$11.75;

•	contained analyses that incorporated projections provided by the Company on December 20, 2013;

•	provided an overview of the Company’s historical trading performance;

•	provided the selected financial analyses referenced above; and

•	provided an analysis of Morgan Stanley’s calculation of the weighted-average cost of capital of the Company, one of the assumptions underlying its analyses.

The March 13, 2014 presentation updated the December 31, 2013 presentation to reflect the most recent market information as of that date. In addition, as compared to the December 31 presentation, the March 13 presentation:

•	updated the analyses to reflect the change of the indicative price of US$11.75 per Share and per ADS to the final price of US$12.00 per Share and per ADS;

•	reflected the Company’s sale of its limited partnership interest in Yunfeng E-Commerce Fund A, L.P. and Yunfeng E-Commerce Fund B, L.P. (the “Yunfeng E-Commerce Funds,” which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited (“Alibaba Group”));

•	updated the analyses to incorporate the revised projections provided by the Company on March 7, 2014;

•	reflected the finalized LBO financing terms, including updated amounts for the number of Rollover Shares, total acquisition debt, and transaction and financing fees;

•	updated the precedent U.S.-listed PRC company acquisitions analysis to include the AutoNavi Holdings Limited take-private transaction by Alibaba Group and the Shanda Games Limited (“Shanda Games”) take-private transaction by Shanda Interactive Entertainment Limited (“Shanda Interactive”) and Primavera Capital Limited (“Primavera”); and

•	updated the precedent online gaming transactions analysis to include the Shanda Games take-private transaction by Shanda Interactive and Primavera.

The March 16, 2014 presentation updated the March 13, 2014 presentation to reflect the most recent market information as of that date.

The financial analyses in these other written and oral presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies’ stock prices changed, and implied transaction multiples, illustrative discounted cash flow analyses and illustrative leveraged buyout analyses changed as the Company’s financial results (as well as projections made by management of the Company) changed. Finally, Morgan Stanley continued to refine various aspects of its financial analyses with respect to the Company over time.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Historical Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of ADSs for various periods ending on November 22, 2013, the last trading date immediately prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal from Mr. Shi and Baring SPV. Morgan Stanley observed the following:

Period Ending November 22, 2013	Range of Closing Prices of ADSs
One Month Prior	US$8.24 – 10.13
Three Months Prior	US$7.42 – 10.13
Six Months Prior	US$7.00 – 10.13
Twelve Months Prior	US$5.09 – 10.13

Broker Target Price Analysis

Morgan Stanley reviewed the price targets for ADSs prepared and published by brokers prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal from Mr. Shi and Baring SPV. These targets reflected each broker’s estimate of the future public market trading price of ADSs and were not discounted to reflect present value. The range of undiscounted price targets for ADSs as of November 22, 2013 was US$8.10 to US$10.40.

The public market trading price targets published by brokers do not necessarily reflect current market trading prices for ADSs and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Companies Analysis

Morgan Stanley performed a comparable company analysis for the Company, which attempted to provide an implied value for the Company by comparing it to similar companies. These companies were selected based upon the experience and judgment of Morgan Stanley and do not include all publicly traded online gaming companies. Morgan Stanley selected PRC gaming companies similar to the Company that focus on client or web-based games. Morgan Stanley excluded gaming companies that focus on mobile games, rather than client-based or PC games, and that had a short track record as publicly listed companies. For the purposes of its analysis, Morgan Stanley reviewed and compared certain publicly available and internal financial information, ratios and available public market multiples relating to the Company, some of which were based on the management projections, to corresponding financial data for selected publicly traded companies. The companies included in the Company comparable companies analysis were:

•	NetEase, Inc.;

•	Changyou.com Limited;

•	Shanda Games Limited;

•	NetDragon Websoft Inc.;

•	Perfect World Co. Limited; and

•	Forgame Holdings Limited.

Morgan Stanley analyzed the following statistics for comparative purposes:

•	the ratio of aggregate value, defined as fully diluted market value plus total debt and minority interests less cash and cash equivalents (“Aggregate Value” or “AV”), as of March 14, 2014 to estimated calendar year 2013 non-GAAP EBITDA;

•	the ratio of Aggregate Value to estimated calendar year 2014 non-GAAP EBITDA;

•	the ratio of Aggregate Value to estimated calendar year 2015 non-GAAP EBITDA;

•	the ratio of price to estimated non-GAAP earnings per share for calendar year 2013;

•	the ratio of price to estimated non-GAAP earnings per share for calendar year 2014; and

•	the ratio of price to estimated non-GAAP earnings per share for calendar year 2015.

Morgan Stanley used the following metrics for each comparable company for the purpose of its analyses:

	Aggregate Value	Adjusted AV / EBITDA			Adjusted P/E
Company	(US$ million)	2013A	2014E	2015E	2013A	2014E	2015E
NetEase, Inc.	5,136	6.6x	6.1x	5.3x	10.8x	10.3x	9.0x
Changyou.com Limited	928	2.7x	9.3x	4.0x	5.5x	32.2x	8.8x
Shanda Games Limited	1,862	6.5x	6.0x	5.7x	8.2x	7.6x	7.3x
NetDragon Websoft Inc.	869	N.A.	11.6x	8.4x	N.A.	15.2x	12.5x
Perfect World Co. Limited	707	7.3x	5.9x	4.7x	14.5x	9.7x	7.6x
Forgame Holdings Limited	682	10.8x	6.8x	5.1x	12.9x	12.0x	9.2x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Company financial statistic. The value of the range of multiples selected by Morgan Stanley is in some cases lower than the value of the Adjusted AV/EBITDA multiples and Adjusted P/E multiples of individual comparable companies set forth above. In particular, for the AV to Estimated 2014 Non-GAAP EBITDA multiple and the Price to Estimated 2014 Non-GAAP Earnings Per Share multiple, the representative range is lower than the mean of the multiples for the comparable companies. Morgan Stanley excluded from the representative range multiples for particular companies that Morgan Stanley believed, based on its experience and judgment and its consideration of factors specific to such companies, were not representative of the Company. In calculating the implied per ADS values of the Company described below, Morgan Stanley also accounted for the Company’s sale of its limited partnership interest in the Yunfeng E-Commerce Funds (which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited) to Tiger Global Mauritius for US$199.1 million which closed on February 12, 2014. The following table reflects the results of the analysis and the corresponding representative multiples for the comparable companies:

Calendar Year Financial	Representative Range	Implied Per ADS Value
AV to Actual 2013 Non-GAAP EBITDA	5.0x – 8.5x	US$8.20 – US$11.91
AV to Estimated 2014 Non-GAAP EBITDA	4.5x – 7.5x	US$8.02 – US$11.43
AV to Estimated 2015 Non-GAAP EBITDA	4.0x – 6.5x	US$8.85 – US$12.56
Price to Actual 2013 Non-GAAP Earnings Per Share	7.0x – 13.0x	US$7.07 – US$13.13
Price to Estimated 2014 Non-GAAP Earnings Per Share	6.5x – 12.0x	US$6.61 – US$12.20
Price to Estimated 2015 Non-GAAP Earnings Per Share	6.0x – 11.0x	US$7.22 – US$13.24

No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of the Company. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley selected transactions that, based on its experience and judgment, were similar to the Merger, involving the purchase of equity interests in gaming companies that focus on client or web-based games, including acquisitions by existing shareholders. Morgan Stanley excluded transactions involving minority strategic investments and announced transactions that were terminated, as well as transactions involving companies with materially higher growth profiles or lower levels of profitability as compared to the Company. The transactions used in this comparison included the following acquisitions (the “Online Gaming Transactions”):

Precedent Transaction	Date Announced
Proposal by Shanda Interactive Entertainment Limited and Primavera Capital Limited to acquire Shanda Games Limited	January 27, 2014
Shanda Games Limited’s acquisition of platform-related affiliates from Interactive Entertainment Limited	July 29, 2013
Acquisition of Activision Blizzard Inc. by an investor consortium	July 25, 2013
Acquisition of Shanda Interactive Entertainment Limited by its chairman	October 17, 2011
Sale by Vivendi SA of its stake in Activision Blizzard Inc.	December 2, 2007

The Online Gaming Transactions include transactions from 2007 and 2011 because there have not been many recent transactions similar to the Merger involving the acquisition of an equity interest in a gaming company that focuses on client or web-based games. Given that the PC client-based gaming model (which the Company, Shanda Games and Activision operate) has existed for almost 10 years, Morgan Stanley concluded, based on its experience and judgment, that the precedent transactions from 2007 and 2011 were relevant to its analysis.

For each Online Gaming Transaction, Morgan Stanley compared the following market metrics of the target companies:

•	the ratio of Aggregate Value to actual non-GAAP EBITDA of the last twelve-month period (“Non-GAAP AV/LTM EBITDA”);

•	the ratio of Aggregate Value to estimated non-GAAP EBITDA of the next twelve-month period (“Non-GAAP AV/NTM EBITDA”);

•	the ratio of price to actual non-GAAP earnings per share for the last twelve-month period (“LTM Non-GAAP P/E”);

•	the ratio of price to actual non-GAAP earnings per share for the next twelve-month period (“NTM Non-GAAP P/E”); and

•	the premium to the one-month volume-weighted average price (“VWAP”) for the Online Gaming Transactions (“Premium to L3M VWAP Online Gaming Transactions”).

Morgan Stanley used the following metrics for each precedent transaction for the purpose of its analyses:

	Aggregate Value	Non-GAAP AV/EBITDA		Non-GAAP P/E		3 Month
Target / Acquiror	(US$ million)	LTM	NTM	LTM	NTM	VWAP
Shanda Interactive’s Platform - Related Affiliates / Shanda Games	812	N.A.	N.A.	N.A.	9.3x	N.A.
Activision / Investor Consortium	11,899	6.0x	8.9x	10.5x	17.3x	(7.8%)
Shanda Interactive / Chairman	1,542	8.2x	7.9x	30.9x	32.5x	24.5%
Vivendi Games / Activision	8,121	N.A.	N.A.	N.A.	N.A.	N.A.
Shanda Games / Shanda Interactive and Primavera	1,962	6.0x	5.6x	8.4x	7.7x	52.3%

Based on the analysis of the relevant metrics, Morgan Stanley selected a representative range of financial multiples and applied these ranges of multiples to calculate an implied value per ADS. In selecting the representative range, Morgan Stanley compared the relevance of AV/EBITDA multiples and P/E multiples for each company in its analysis. In calculating the implied per ADS values of the Company described above, Morgan Stanley also accounted for the Company’s sale of its limited partnership interest in the Yunfeng E-Commerce Funds (which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited) to Tiger Global Mauritius for US$199.1 million, which closed on February 12, 2014.

Precedent Transaction Financial Statistics	Representative Range	Implied Per ADS Value
LTM Non-GAAP P/E	8x – 17x	US$8.08 – US$17.17
NTM Non-GAAP P/E	7x – 16x	US$7.12 – US$16.27
Non-GAAP AV/LTM EBITDA	7x – 9x	US$10.32 – US$12.43
Non-GAAP AV/NTM EBITDA	6x – 8x	US$9.73 – US$12.00
Premium to L3M VWAP Online Gaming Transactions	20% – 30%	US$10.72 – US$11.61

No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the Company or the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that would affect the value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Company or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

Premiums Paid Analysis

Morgan Stanley compared the premiums paid in 21 selected take-private transactions involving U.S.-listed PRC companies since 2010 with a transaction equity value greater than US$250 million. Morgan Stanley selected transactions that, based on its experience and judgment, were similar to the Merger, involving the acquisition of U.S.-listed PRC companies, including acquisitions by existing shareholders. Morgan Stanley excluded transactions involving minority strategic investments, as well as announced transactions that were terminated. For each of these transactions, Morgan Stanley reviewed the premium paid to the target company’s volume-weighted average closing stock price for the one month prior to the announcement date of each transaction. The relevant metrics for each of the selected take-private transactions are set out below.

Target Company	Final Offer Premium to 3 Month VWAP
Harbin Electric, Inc.	35.1%
Fushi Copperweld, Inc.	8.4%
Chemspec International Limited	26.4%
China Security & Surveillance Technology, Inc.	25.9%
China Fire & Security Group, Inc.	39.2%
Funtalk China Holdings Limited	30.6%
Shanda Interactive Entertainment Limited	24.5%
China Real Estate Information Corporation	(18.5%)
AsiaInfo-Linkage, Inc.	39.6%
Zhongpin Inc.	39.0%
Focus Media Holding Limited	33.5%
3SBio Inc.	39.5%
7 Days Group Holdings Limited	45.2%
Simcere Pharmaceutical Group	22.7%
Pactera Technology International Ltd.	19.3%
iSoftStone Holdings Limited	n.a.
Spreadtrum Communications, Inc.	52.4%
Charm Communications Inc.	n.a.
RDA Microelectronics, Inc.	53.4%
Shanda Games Limited	n.a.
AutoNavi Holdings Limited	n.a.

Based on the analysis of the relevant metrics, Morgan Stanley applied a premium range of 30% to 35% to the Company’s volume-weighted average closing price per ADS for the three months leading up to and including November 22, 2013 of US$8.93, which resulted in an implied per ADS value range of US$11.61 to US$12.06.

No company or transaction utilized in the precedent transactions or premiums paid analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the corporate aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the Per ADS Merger Consideration. The fact that points in the range of implied present value per ADS derived from the valuation of precedent transactions were less than or greater than the Per ADS Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per ADS Merger Consideration, but one of many factors Morgan Stanley considered.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of ADSs, Morgan Stanley performed a discounted cash flow analysis for the Company using the management projections provided by the Company on March 7, 2014, as described in “Certain Financial Projections” on page 40 of this proxy statement.

Morgan Stanley calculated net present values of free cash flows for the Company for the years 2014 through 2022. The following table sets forth the financial projections used in Morgan Stanley’s analysis:

(US$ million)	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Adjusted EBIT	274.5	360.7	418.4	468.6	524.9	587.9	634.9	685.7	740.5
Tax	(50.8)	(66.8)	(77.5)	(86.8)	(97.3)	(108.9)	(117.7)	(127.1)	(137.2)
Depreciation & Amortization	10.9	12.3	13.9	15.5	16.9	18.2	19.3	20.4	21.3
(Increase) / Decrease in Working Capital	25.7	30.3	13.0	9.8	10.7	11.6	6.6	7.0	7.4
Capital Expenditures	(12.8)	(16.0)	(17.8)	(18.3)	(18.8)	(19.3)	(19.8)	(20.4)	(20.4)
Purchase of Intangible Assets	(6.5)	(6.5)	(6.5)	(6.5)	(6.5)	(6.5)	(6.5)	(6.5)	(6.5)
Non-controlling Interest	(1.7)	0.5	(17.5)	(19.7)	(22.1)	(24.9)	(26.9)	(29.2)	(31.6)

Unlevered Free Cash Flow	239.2	314.4	325.9	362.6	407.8	458.1	489.9	529.8	573.4

Morgan Stanley estimated the net present value of all cash flows of the Company after fiscal year 2022 (the “Terminal Value”) using a perpetual growth rate range of 1.0% to 3.0%, which was selected by Morgan Stanley based on its experience and judgment and the perpetual growth rates of the Company’s peer companies as reflected in Morgan Stanley’s equity research reports for the Company. The projected free cash flows and the Terminal Value were discounted at a discount rate ranging from 12.5% to 14.5%, which range was derived taking into account, among other things, a weighted average cost of capital calculation based on factors commonly considered for purposes of calculating an estimated weighted average cost of capital, including a market risk premium estimated by Morgan Stanley, the risk-free rate (based on the spot rate for 10-year People’s Bank of China treasury as of March 14, 2014) and a predicted beta for ADSs (based on the trading volatility of ADSs relative to the overall market). These analyses resulted in an estimated Aggregate Value for the Company of US$3,223 million to US$4,264 million and a range of implied present values of US$15.74 to US$19.88 per ADS.

In calculating the implied equity values of the Company described above, Morgan Stanley accounted for:

•	the Company’s sale of its limited partnership interest in the Yunfeng E-Commerce Funds (which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited) to Tiger Global Mauritius for US$199.1 million, which closed on February 12, 2014;

•	the Company’s excess balance sheet cash of US$632.9 million as at December 31, 2013; and

•	the Company’s existing short-term borrowings of US$101.3 million and long-term borrowings of US$0.5 million as at December 31, 2013.

In addition, for illustrative purposes, Morgan Stanley compared the results of the foregoing analyses with the results of an analysis using the same free cash flows and terminal values described above but using instead a discount rate ranging from 24.0% to 26.0%, which was a range of rates derived from the weighted average cost of capital used by the Company in the determination of impairment for accounting purposes in preparing its financial statements. These illustrative analyses resulted in a range of implied present values of US$9.38 to US$10.17 per ADS.

Leveraged Buyout Analysis

Morgan Stanley also analyzed the Company from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a leveraged buyout of the Company. This analysis assumed a leveraged buyout of the Company’s consolidated businesses, based on the same financial forecasts described above as well as certain assumptions regarding debt levels and interest costs. Morgan Stanley calculated sensitivities on entry price assuming a range of an investor’s desired potential internal rate of return of 25.0% to 35.0% and an exit multiple of 7.0x to 9.0x to EBITDA in 2019. The rate of return selected by Morgan Stanley is, based on its knowledge and experience, representative of the returns that equity sponsors typically seek when investing in transactions similar to the Merger. The exit multiple range used by Morgan Stanley is consistent with the Non-GAAP AV/LTM EBITDA representative range selected in the precedent transactions analysis. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of US$9.82 to US$13.41 per ADS.

General

In connection with the review of the Merger by the Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received pursuant to the Merger Agreement by holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares), respectively, to such holders, and in connection with the delivery of its opinion to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which Shares and ADSs might actually trade.

The Per Share Merger Consideration and the Per ADS Merger Consideration were determined through negotiations between the Special Committee and Parent and were approved by the Board following the recommendation of the Special Committee. Morgan Stanley did not recommend any specific merger consideration to the Company or the Special Committee, or that any specific merger consideration constituted the only appropriate merger consideration for the Merger. Morgan Stanley’s opinion does not address the underlying business decision to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expressed no opinion or recommendation as to how the holders of Shares should vote or how the holders of ADSs should instruct the ADS Depositary to vote at the shareholders’ meeting to be held in connection with the Merger.

Morgan Stanley’s opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in making its recommendation to the Board to authorize and approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee with respect to the Per Share Merger Consideration and the Per ADS Merger Consideration or of whether the Special Committee would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of any Rollover Shareholder, the Company or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

In the two years prior to the date of its opinion, but not at any time following Morgan Stanley’s engagement by the Special Committee to act as its financial advisor in connection with the Merger, Morgan Stanley has provided financial advisory and financing services for each of the Rollover Shareholders and the Company or their affiliates and has received fees in connection with such services. Such services during such period included acting as the sole bookrunner for Hony in connection with the sale of its shares in CSPC Pharmaceutical Group Ltd, the sole bookrunner for an affiliate of Mr. Shi in connection with the sale of such affiliate’s Shares and the sole bookrunner for Baring in connection with the sale of its shares in Yingde Gases Group Company Limited. Morgan Stanley received fees in the amounts of US$2,241,000, US$1,058,000 and US$351,000, respectively, in connection with these transactions. Morgan Stanley may also seek to provide such financial advisory and financing services to any Rollover Shareholder, the Company or their affiliates in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided the Special Committee with financial advisory services and a financial opinion in connection with the Merger and the Company agreed to pay Morgan Stanley a transaction fee of US$1,000,000 payable at the time its fairness opinion is issued. The Company has also agreed to reimburse Morgan Stanley for (i) the fees and disbursements of Morgan Stanley’s legal advisor with a maximum cap of US$75,000 and (ii) all other expenses that have been approved by the Special Committee, including reasonable fees of its professional advisors (other than its legal advisor), incurred in connection with its engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan

Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Opinion of Duff & Phelps

Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of Shares (other than the holders of the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs) and holders of ADSs (other than ADSs representing Excluded Shares) of the Merger Consideration to be received by such holders in connection with the Merger (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Duff & Phelps rendered its written opinion to the Special Committee on March 16, 2014, that, subject to the assumptions, qualifications and limiting conditions set forth therein, as of such date, the Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, the Company Restricted Shares and Shares represented by ADSs) and the holders of the ADSs (other than ADSs representing Excluded Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). The full text of the written opinion of Duff & Phelps is attached as Annex D to this proxy statement and is incorporated herein by reference.

The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion. The opinion of Duff & Phelps was addressed to the Special Committee, was given solely with respect to the Merger and is not intended to be used, and may not be used, for any other purpose. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2011 and 2012;

•	reviewed the Company’s unaudited financial statements for the 12 months ended December 31, 2013;

•	reviewed a detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);

•	reviewed other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

•	reviewed a letter dated March 7, 2014 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);

•	reviewed documents related to the Merger, including a draft of the Merger Agreement dated March 10, 2014;

•	discussed the information referred to above and the business and operations of the Company as well as the background and other elements of the Merger with the management of the Company;

•	reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Special Committee’s consent:

•	relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•	relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

•	assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Merger;

•	assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon for any purpose. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps does not express any view or opinion in its opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger.

In rendering its opinion, Duff & Phelps was not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (other than the Excluded Shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, the Company Restricted Shares and Shares represented by ADSs, as the case may be) or ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of the opinion may be provided to Board. In addition, Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this opinion is based.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2014 through December 31, 2022, with ‘‘free cash flow’’ defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled ‘‘Special Factors—Certain Financial Projections’’ beginning on page 40. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger. The following table sets forth the financial projections used in Duff & Phelps’ analysis:

(RMB in thousands)	2014P	2015P	2016P	2017P	2018P	2019P	2020P	2021P	2022P
Earnings Before Interest and Taxes	¥1,680,084	¥2,207,545	¥2,560,752	¥2,868,042	¥3,212,207	¥3,597,672	¥3,885,486	¥4,196,325	¥4,532,031
Pro Forma Taxes	(230,508)	(409,102)	(474,559)	(531,506)	(595,286)	(666,721)	(720,058)	(777,663)	(839,876)

Net Operating Profit After Tax	1,449,576	1,798,443	2,086,193	2,336,537	2,616,921	2,930,951	3,165,428	3,418,662	3,692,155
Depreciation	49,812	53,838	59,986	66,848	73,169	79,026	84,482	89,594	94,551
Amortization	16,767	21,413	25,131	28,104	30,484	32,387	33,910	35,128	36,102
Capital Expenditures	(78,570)	(97,750)	(109,000)	(112,000)	(115,000)	(118,000)	(121,000)	(125,000)	(125,000)
Capitalized Development Costs	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)
(Increase) / Decrease in Working Capital	157,200	185,557	79,642	60,184	65,387	71,089	40,373	42,651	45,078

Free Cash Flow	¥1,554,785	¥1,921,501	¥2,101,952	¥2,339,673	¥2,630,961	¥2,955,453	¥3,163,192	¥3,421,035	¥3,702,886

Based on Duff and Phelps’ discussions with management of the Company, the main assumptions underlying the Management Projections and the extrapolations of such projections are:

•	The Company’s net revenue is projected to increase at a compound annual growth rate (“CAGR”) of 14.1% over the nine-year period ending 2022.

•	EBITDA is projected to increase at a CAGR of 13.2% over the nine year period ending 2022.

•	The Company’s EBITDA margin is projected to average 60.8% over the nine-year period ending 2022.

•	Total capital expenditures and capitalized development costs are projected to average 3.0% of revenue over the nine-year period ending 2022.

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2022 (the ‘‘Terminal Value’’) using a perpetuity growth formula assuming a 3.25% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the PRC economy and the Company’s business. Duff & Phelps used discount rates ranging from 16.5% to 19.0%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$2,409.4 million to US$2,886.5 million and a range of implied values of Shares and ADSs of US$11.96 to US$13.95 per Share or per ADS. The implied values of Shares and ADSs were derived by starting from the estimated enterprise value for the Company of US$2,409.4 million to US$2,886.5 million and:

•	subtracting debt of US$100.2 million consisting of short-term and long-term loans as of December 31, 2013;

•	subtracting non-controlling interest, discounted at the Company’s cost of equity, of US$104.1 million to US$127.9 million;

•	adding excess cash of US$575.4 to US$621.3 million as of December 31, 2013;

•	adding the estimated cash proceeds from the exercise of in-the-money options of US$2.8 million based on the US$2,349.1 million to US$2,738.3 million range of concluded enterprise values;

•	adding investment in equity investees of US$199.1 million based on the Company’s sale of its limited partnership interest in Yunfeng E-Commerce Funds (which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited) to Tiger Global Mauritius, which closed on February 12, 2014; and

•	adding long-term investments and securities held of US$24.5 million consisting of long-term investments, available-for-sale securities and held-to-maturity securities as of December 31, 2013.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not identical to the Company, and the transactions utilized for comparative purposes in the following analysis were not identical to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis

Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the internet and online gaming industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The 17 companies included in the selected public company analysis in the Internet and online gaming industry were:

PRC Internet Platform and Gaming Companies	• Kingsoft Corporation Limited
• NetEase, Inc.
• Sohu.com Inc.
• Tencent Holdings Ltd.

PRC Gaming Companies	• Changyou.com Limited
• NetDragon WebSoft, Inc.
• Perfect World Co., Ltd.
• Shanda Games Limited

Global Gaming Companies	• Activision Blizzard, Inc.
• Electronic Arts Inc.
• GameLoft SA
• Glu Mobile, Inc.
• GungHo Online Entertainment, Inc.
• NCsoft Corporation
• Nexon Co. Ltd.
• Take-Two Interactive Software Inc.
• Zynga, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company. No comparable companies were excluded from the analysis.

The tables below summarize certain observed trading multiples and historical and projected financial performance of the selected public companies. The estimates for 2014 and 2015 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Below are the market data, revenue growth, EBITDA growth and EBITDA margin for each company used in the selected public companies analysis:

Selected Public Company Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN
Company Name	Stock Price on 3/14/14	% of 52-Wk High	Enterprise value	3-YR CAGR	LTM	2014	2015	3-YR CAGR	LTM	2014	2015	3-YR AVG	LTM	2014	2015
PRC Internet Platform and Gaming Companies
Kingsoft Corporation Limited	$3.50	89.8%	$3,705	11.3%	53.1%	33.1%	20.8%	2.5%	57.8%	32.3%	24.3%	33.6%	32.7%	34.3%	35.3%
NetEase, Inc.	65.10	79.0	5,321	18.6	12.1	13.1	11.3	18.5	15.8	13.0	10.9	48.6	49.1	47.9	47.7
Sohu.com Inc.	73.31	84.6	1,968	31.7	31.2	22.2	16.4	6.9	-8.4	785.2	60.8	32.0	22.4	10.9	15.0
Tencent Holdings Ltd.	72.62	88.8	125,794	52.2	40.2	34.9	28.3	40.2	18.5	28.3	25.0	46.4	35.6	34.9	34.0
Group Median	—	86.7%	$4,513	25.2%	35.7%	27.7%	18.6%	12.7%	17.1%	30.3%	24.7%	40.0%	34.1%	34.6%	34.6%

PRC Gaming Companies
Changyou.com Limited	$27.83	67.8%	$989	29.3%	18.4%	13.5%	8.5%	18.9%	10.9%	54.4%	21.5%	70.6%	47.6%	29.6%	33.1%
NetDragon WebSoft, Inc.	2.06	54.4	909	21.2	43.4	-26.0	19.0	51.6	43.6	-17.5	28.3	26.5	34.6	48.9	52.7
Perfect World Co., Ltd.	22.29	86.9	666	5.1	10.2	27.0	13.6	-24.7	-45.1	25.6	43.0	30.1	13.6	19.5	24.6
Shanda Games Limited	6.55	96.8	1,419	-0.9	-12.2	7.6	6.6	-4.8	-44.2	17.3	5.2	35.7	30.6	43.2	42.6
Group Median	—	77.3%	$949	13.2%	14.3%	10.6%	11.1%	7.1%	-27.6%	21.4%	24.9%	32.9%	32.6%	36.4%	37.8%

Global Gaming Companies
Activision Blizzard, Inc.	$21.0	100.0%	$13,413	1.0%	-5.6%	1.8%	6.3%	14.1%	-5.8%	7.9%	9.0%	32.2%	32.3%	36.6%	37.5%
Electronic Arts Inc.	29.60	98.7	7,685	1.3	-7.5	5.5	7.0	NM	-43.1	8.2	12.7	5.3	6.1	20.3	21.4
Gameloft SA	10.07	87.0	781	17.8	21.8	15.0	17.9	21.0	12.9	36.4	23.2	17.3	15.2	20.9	21.8
Glu Mobile, Inc.	5.48	100.0	411	16.5	-2.4	17.7	29.8	NM	NM	217.1	NM	-15.5	-20.4	9.6	13.7

GungHo Online Entertainment, Inc.	6.10	39.9	6,415	160.3	NM	NM	NM	237.5	NM	NM	NM	39.3	NM	NM	NM
NCsoft Corporation	200.54	86.5	3,438	5.9	36.3	12.5	3.5	-9.4	NM	13.0	3.9	27.4	37.8	42.8	43.0
NEXON Co., Ltd.	8.11	61.9	2,131	30.6	43.2	5.2	4.5	29.0	6.4	13.0	-1.0	50.8	41.7	45.9	43.4
Take-Two Interactive Software Inc.	21.50	100.0	1,597	12.0	130.9	NM	10.2	NM	NM	NM	13.6	0.5	21.4	12.5	12.9
Zynga, Inc.	5.46	94.3	3,814	NM	-28.2	10.9	14.6	-16.3	36.4	44.0	55.0	-13.8	10.6	14.6	19.7
Group Median	—	94.3%	$3,438	14.3%	9.7%	10.9%	8.6%	17.6%	6.4%	13.0%	12.7%	17.3%	18.3%	20.6%	21.6%
Aggregate Mean	—	83.3%	$10,615	25.9%	24.1%	12.9%	13.7%	27.5%	2.6%	85.2%	22.4%	27.5%	25.7%	29.5%	31.2%
Aggregate Median	—	87.0%	$2,131	17.2%	20.1%	13.1%	12.5%	16.3%	6.4%	25.6%	21.5%	32.0%	31.4%	31.9%	33.5%

Giant Interactive Group Inc. (Management Projections)(1)				20.9%	9.5%	19.5%	33.5%	23.6%	9.6%	14.0%	30.7%	65.2%	65.0%	62.1%	60.7%

(1)	The Company’s financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

Below are the market data, stock price as multiple of EPS and book value, enterprise value as multiple of EBITDA and revenue for each company used in the selected public companies analysis:

Selected Public Company Analysis
($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			STOCK PRICE AS MULTIPLE OF								ENTERPRISE VALUE AS MULTIPLE OF
Company Name	Stock Price on 3/14/14	% of 52- Wk High	Enterprise Value	LTM EPS		2014 EPS		2015 EPS		Book Value		LTM EBITDA		2014 EBITDA		2015 EBITDA		LTM Revenue		2014 Revenue		2015 Revenue
PRC Internet Platform and Gaming Companies
Kingsoft Corporation Limited	$3.50	89.8%	$3,705	42.8	x	32.0	x	26.4	x	8.1	x	36.1	x	23.7	x	19.0	x	11.78	x	8.12	x	6.72	x
NetEase, Inc.	65.10	79.0	5,321	11.8		10.9		9.6		2.6		7.3		6.3		5.6		3.56		3.04		2.68
Sohu.com Inc.	73.31	84.6	1,968	NM		NM		30.8		2.1		6.3		NM		8.7		1.41		1.15		0.94
Tencent Holdings Ltd.	72.62	88.8	125,794	54.9		40.4		31.2		15.6		39.1		27.4		21.9		13.91		9.55		7.44

Group Median	—	86.7%	$4,513	42.8	x	32.0	x	28.6	x	5.3	x	21.7	x	23.7	x	13.8	x	7.67	x	5.58	x	4.70	x

PRC Gaming Companies
Changyou.com Limited	$27.83	67.8%	$989	5.6	x	16.8	x	6.9	x	1.6	x	2.8	x	5.8	x	3.8	x	1.34	x	1.27	x	1.12	x
NetDragon WebSoft, Inc.	2.06	54.4	909	NM		18.0		15.9		3.3		13.8		11.3		8.8		4.79		5.51		4.63
Perfect World Co., Ltd.	22.29	86.9	666	14.5		12.1		9.0		1.5		9.9		5.5		3.8		1.34		1.07		0.94
Shanda Games Limited	6.55	96.8	1,419	11.2		8.2		7.5		46.4		6.5		4.3		4.1		2.00		1.84		1.73

Group Median	—	77.3%	$949	11.2	x	14.4	x	8.2	x	2.5	x	8.2	x	5.7	x	3.9	x	1.67	x	1.55	x	1.42	x

Global Gaming Companies
Activision Blizzard, Inc.	$21.00	100.0%	$13,413	22.1	x	16.4	x	15.0	x	2.3	x	9.1	x	8.4	x	7.8	x	2.93	x	2.89	x	2.84	x
Electronic Arts Inc.	29.60	98.7	7,685	NM		22.6		19.3		4.6		34.5		9.9		9.2		2.10		1.96		1.86
GameLoft SA	10.07	87.0	781	68.4		24.1		17.7		4.6		16.6		10.0		8.1		2.52		2.09		1.78
Glu Mobile, Inc.	5.48	100.0	411	NM		NM		NA		9.5		NM		NA		NA		3.89		2.79		2.37
GungHo Online Entertainment, Inc.	6.10	39.9	6,415	0.1		11.2		11.2		9.6		7.0		7.1		9.9		3.99		3.78		3.87
NCsoft Corporation	200.54	86.5	3,438	NA		13.5		11.3		3.9		11.7		8.0		7.7		4.44		3.43		3.32
NEXON Co., Ltd.	8.11	61.9	2,131	12.1		8.5		8.2		1.2		3.3		3.1		2.7		1.39		1.32		1.25
Take-Two Interactive Software Inc.	21.50	100.0	1,597	6.2		5.1		19.5		2.6		3.0		3.0		9.2		0.65		0.67		1.15
Zynga, Inc.	5.46	94.3	3,814	NM		NM		NM		2.6		51.8		NM		NM		5.47		4.87		4.39

Group Median	—	94.3%	$3,438	12.1	x	13.5	x	15.0	x	3.9	x	10.4	x	8.0	x	8.1	x	2.93	x	2.79	x	2.37	x

Aggregate Mean		83.3%	$10,615	22.7	x	17.1	x	16.0	x	7.2	x	16.2	x	9.6	x	8.7	x	3.97	x	3.26	x	2.88	x
Aggregate Median		87.0%	$2,131	12.1	x	15.0	x	15.0	x	3.3	x	9.5	x	7.6	x	8.1	x	2.93	x	2.79	x	2.37	x

Selected M&A Transactions Analysis

Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. Duff & Phelps included only change of control transactions in the PRC and international gaming industry. No comparable transactions in the PRC and international gaming industry were excluded from the analysis. The selected PRC and international gaming transactions indicated enterprise value to LTM EBITDA multiples ranging from 1.4x to 7.8x with a median of 6.2x, and enterprise value to LTM revenue multiples ranging from 0.28x to 31.39x with a median of 3.10x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including direct industry comparability (i.e., lack of PRC-based online gaming focused targets) and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis. Although not directly comparable, Duff & Phelps still conducted the selected M&A transactions analysis to understand multiples and premiums paid for the M&A transactions in the PRC and international gaming industry.

PRC Gaming Transactions

Date Announced	Acquirer Name	Target Name
1/27/2014	Shanda Interactive Entertainment Ltd.; Primavera Capital Group; Primavera Capital (Cayman) Fund I L.P.	Shanda Games Limited
10/24/2013	Susino Umbrella Co., Ltd.	Shanghai Youzu Information Technology Co. Ltd.
10/14/2013	Ourpalm Co., Ltd	Shang Game Co., Ltd.
8/31/2013	Wuhu Shunrong Auto Parts Co., Ltd.	Shanghai 37wan Network and Technology Co., Ltd.
7/22/2013	Ourpalm Co., Ltd	Beijing Playcrab Technology Co., Ltd.
7/22/2013	Huayi Brothers Media Corporation	Guangzhou Yin Han Technology Company Limited
10/25/2012	Chengdu B-ray Media Co., Ltd.	Beijing Gamegoo Information Technology Co., Ltd.
10/15/2011	Management Buyout	Shanda Interactive Entertainment Ltd.

International Gaming Transactions

Date Announced	Acquirer Name	Target Name
10/10/2013	SoftBank Corp.; GungHo Online Entertainment, Inc.	Supercell Oy
2/15/2012	NCsoft Corporation	Ntreev Soft Co., Ltd.
12/22/2011	Daum Communications Corp.	OnNet Co., Ltd.
11/4/2011	NEOWIZ Games Corporation	GameOn Co Ltd.
8/2/2011	Glu Mobile, Inc.	Griptonite Inc.
5/10/2011	Marvelous Entertainment, Inc. (nka:Marvelous AQL Inc.)	AQ Interactive Inc.
2/2/2011	Tencent Holdings Ltd.	Riot Games, Inc.
1/20/2011	Konami Corp.	Hudson Soft Co., Ltd.

Below are the transaction data from each transaction used in the selected M&A transactions analysis in the PRC gaming industry:

Selected M&A Transactions Analysis—PRC Gaming Transactions

($ in millions)									Premium as a% of
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	1-Day Prior	1-Week Prior	1-Month Prior
1/27/2014	Shanda Games Limited	Shanda Interactive Entertainment Ltd.; Primavera Capital Group	$1,468.1	$723.2	$218.9	$0.3	$6.7	$2.0	$22.1	$44.7	$53.7
10/24/2013	Shanghai Youzu Information Technology Co. Ltd.	Susino Umbrella Co.,Ltd.	$635.8	$65.5	N/A	N/A	N/A	$9.7	NM	NM	NM
10/14/2013	Shang Game Co., Ltd.	Ourpalm Co.,Ltd	$189.8	$6.0	N/A	N/A	N/A	$31.4	NM	NM	NM
8/31/2013	Shanghai 37wan Network and Technology Co., Ltd.	Wuhu Shunrong Auto Parts Co., Ltd.	$535.8	$172.7	N/A	N/A	N/A	$3.1	NM	NM	NM
7/22/2013	Beijing Playcrab Technology Co., Ltd.	Ourpalm Co.,Ltd	$284.9	$16.2	N/A	N/A	N/A	$17.6	NM	NM	NM
7/22/2013	Guangzhou Yin Han Technology Company Limited	Huayi Brothers Media Corporation	$212.7	$19.0	N/A	N/A	N/A	$11.2	NM	NM	NM
10/25/2012	Beijing Gamegoo Information Technology Co., Ltd.	Chengdu B-ray Media Co.,Ltd.	$237.0	$33.9	N/A	N/A	N/A	$7.0	NM	NM	NM
10/15/2011	Shanda Interactive Entertainment Ltd.	Management Buyout	$1,558.5	$1,042.6	$199.3	$0.2	$7.8	$1.5	$23.5	$27.7	$16.7

PRC Mean	—	24.7%	7.3x	10.44x	22.8%	36.2%	35.2%
PRC Median	—	24.7%	7.3x	8.35x	22.8%	36.2%	35.2%

Below are the transaction data from each transaction used in the selected M&A transactions analysis in the international gaming industry:

Selected M&A Transactions Analysis—International Gaming Transactions

($ in millions)									Premium as a% of
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	1-Day Prior	1-Week Prior	1-Month Prior
10/10/2013	Supercell Oy	SoftBank Corp.; GungHo Online Entertainment, Inc.	$3,000.0	$103.6	N/A	N/A	N/A	28.97x	NM	NM	NM
2/15/2012	Ntreev Soft Co., Ltd.	NCsoft Corporation	$126.5	$48.7	N/A	N/A	N/A	2.60x	NM	NM	NM
12/22/2011	OnNet Co., Ltd.	Daum Communications Corp.	$32.4	$10.0	N/A	N/A	N/A	3.23x	NM	NM	NM
11/4/2011	GameOn Co Ltd.	NEOWIZ Games Corporation	$61.6	$79.8	$10.0	12.6%	6.2x	0.77x	47.2	48.4	54.1
8/2/2011	Griptonite Inc.	Glu Mobile, Inc.	$57.8	$21.3	N/A	N/A	N/A	2.72x	NM	NM	NM
5/10/2011	AQ Interactive Inc.	Marvelous Entertainment, Inc. (nka:Marvelous AQL Inc.)	$24.8	$89.6	$18.0	20.1%	1.4x	0.28x	17.2	16.4	27.8
2/2/2011	Riot Games, Inc.	Tencent Holdings Ltd.	$328.6	N/A	N/A	N/A	N/A	N/A	NM	NM	NM
1/20/2011	Hudson Soft Co., Ltd.	Konami Corp.	$58.3	$178.0	$9.8	5.5%	6.0x	0.33x	(8.3)	0.2	5.0

Intl. Mean	—	—	12.7%	4.5x	5.56x	18.7%	21.6%	29.0%
Intl. Median	—	—	12.6%	6.0x	2.60x	17.2%	16.4%	27.8%

Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBITDA as of December 31, 2013 as well as projected EBITDA for the fiscal year ending December 31, 2014 and December 31, 2015. The LTM and projected EBITDA were adjusted to exclude public company costs and non-recurring income (expenses). Duff & Phelps’s selected valuation multiples were as follows: LTM EBITDA multiple ranged from 9.5x to 10.5x; projected fiscal 2014 EBITDA multiple ranged from 8.0x to 9.0x, and projected fiscal 2015 EBITDA multiple ranged from 6.0x to 7.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the selected M&A transactions analysis for the reasons described above. As a result of these selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of US$2,288.7 million to US$2,590.2 million. Based on the above enterprise values, Duff & Phelps estimated the range of implied common equity value of the Company to be US$2,886.2 to US$3,209.8 by:

•	subtracting debt of US$100.2 million consisting of short-term and long-term loans as of December 31, 2013;

•	subtracting non-controlling interest, discounted at the Company’s cost of equity, of US$104.1 million to US$127.9 million;

•	adding excess cash of US$575.4 to US$621.3 million as of December 31, 2013;

•	adding the estimated cash proceeds from the exercise of in-the-money options of US$2.8 million based on the US$2,349.1 million to US$2,738.3 million range of concluded enterprise values;

•	adding investment in equity investees of US$199.1 million based on the Company’s sale of its limited partnership interest in Yunfeng E-Commerce Funds (which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited) to Tiger Global Mauritius, which closed on February 12, 2014; and

•	adding long-term investments and securities held of US$24.5 million consisting of long-term investments, available-for-sale securities and held-to-maturity securities as of December 31, 2013.

Based on the foregoing analysis, Duff & Phelps estimated and a range of implied values of Shares and ADSs of US$11.48 to US$12.77 per Share or per ADS.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the gaming and entertainment software industry. The transactions analyzed by Duff & Phelps included transactions announced since March 2011. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 25.0%, 27.1% and 26.7%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the gaming and entertainment software industry were 23.5%, 51.7%, and 47.1%, respectively. Duff & Phelps noted that the proposed Per ADS Merger Consideration implies a 18.5% premium over the closing price of US$10.13 per ADS as quoted by the NYSE on November 22, 2013, the last trading day prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal, a 27.8% premium over the closing price of US$9.39 per ADS as quoted by the NYSE on November 18, 2013, one week prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal and a 29.9% premium over the closing price of US$9.24 per ADS as quoted by the NYSE on October 25, 2013, one month prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal. Below are the summary data from the going-private transactions evaluated in connection with the premiums paid analysis:

Premiums Paid Analysis—Going Private Transactions

Transactions announced, closed, or effective from March 2011—March 2014

		Premium as a% of
	Number of Deals	One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a% of 52-Week High
Overall Mean	343	34.3	35.6	39.6	72.4
Overall Median		25.0	27.1	26.7	79.9
PRC Companies Mean	56	36.5	43.2	45.1	63.4
PRC Companies Median		26.0	37.1	33.8	67.5
US-Listed PRC Companies Mean	45	36.0	42.9	45.8	64.1
US-Listed PRC Companies Media		26.4	37.6	32.7	66.8

Giant Interactive Group, Inc.		18.5	27.8	29.9	99.8

Below are the summary data from the change of control transactions in the gaming and entertainment software industry evaluated in connection with the premiums paid analysis:

Premiums Paid Analysis—Gaming and Entertainment Software Change of Control Transactions

Transactions announced, closed, or effective from March 2011—March 2014

		Premium as a% of
	Number of Deals	One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a% of 52-Week High
Overall Industry Mean	14	46.2	72.6	51.8	43.3
Overall Industry Median		23.5	51.7	47.1	40.5
PRC Companies Mean	3	22.8	36.2	35.2	61.6
PRC Companies Median		22.8	36.2	35.2	61.8

Giant Interactive Group, Inc.		18.5	27.8	29.9	99.8

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$2,409.4 million to US$2,886.5 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies/M&A transactions analyses was US$2,288.7 million to US$2,590.2 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of US$2,349.1 million to US$2,738.3 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$2,946.6 million to US$3,358.0 million by:

•	subtracting debt of US$100.2 million consisting of short-term and long-term loans as of December 31, 2013;

•	subtracting non-controlling interest, discounted at the Company’s cost of equity, of US$104.1 million to US$127.9 million;

•	adding excess cash of US$575.4 to US$621.3 million as of December 31, 2013;

•	adding the estimated cash proceeds from the exercise of in-the-money options of US$2.8 million based on the US$2,349.1 million to US$2,738.3 million range of concluded enterprise values;

•	adding investment in equity investees of US$199.1 million based on the Company’s sale of its limited partnership interest in Yunfeng E-Commerce Funds (which collectively held all of the Company’s interest in the ordinary shares of Alibaba Group Holding Limited) to Tiger Global Mauritius, which closed on February 12, 2014; and

•	adding long-term investments and securities held of US$24.5 million consisting of long-term investments, available-for-sale securities and held-to-maturity securities as of December 31, 2013.

Based on the foregoing analysis, Duff & Phelps estimated the value of each Share and ADS to range from US$11.72 to US$13.36. Duff & Phelps noted that the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, the Company Restricted Shares and Shares represented by ADSs, as the case may be) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger was within the range of the per Share and per ADS value indicated by its analyses.

Duff & Phelps’s opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Miscellaneous

The Special Committee selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

Fees and Expenses

As compensation for Duff & Phelps’s services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps US$500,000 due and payable upon the earlier of (i) Duff and Phelps rendering the opinion and (ii) execution of the definitive agreement with respect to a transaction after Duff and Phelps has informed the Special Committee that it is prepared to render the opinion whether orally or in writing.

No portion of Duff & Phelps’s fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed US$100,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. Other than the Duff & Phelps engagement to render its opinion to the Special Committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates had no material relationship with any party to the Merger Agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

The Parties Involved in the Merger

The Company

We are a leading online game developer and operator in the PRC. We focus on massively multiplayer online role playing games, or MMORPGs, which are played through networked game servers on which tens of thousands of players are able to simultaneously connect and interact, and webgames, which are played over the internet using a web browser. We commercially launched our first self-developed MMORPG, ZT Online, in January 2006. We now operate 13 online games, of which 10 are self-developed, including the four games in the ZT Online franchise.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China. Our telephone number at this address is +86 21 3397-9999 and our fax number is +86 21 3397-9948.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 29, 2014, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 147 for a description of how to obtain a copy of our Annual Report.

Holdco

Holdco is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Union Sky Holdings Group Limited holds 100% equity interest in Holdco. Holdco is a holding company formed solely for the purpose of holding the equity interest in Parent and arranging the related investment transactions. The business address of Holdco is c/o Mr. Yuzhu Shi, 12/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China.

Parent

Parent was formed by the Holdco solely for the purpose of holding such Shares and the equity interest in Merger Sub and completing the Transactions, including the Merger. The business address of Parent is c/o Mr. Yuzhu Shi, 12/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China.

Merger Sub

Merger Sub was formed by Parent solely for the purpose of effecting the Merger. The business address of Merger Sub is c/o Mr. Yuzhu Shi, 12/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China.

Mr. Yuzhu Shi

Mr. Shi is our founder and is a PRC citizen. The business address of Mr. Shi is 12/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China. During the last five years, Mr. Shi has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Shi from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Union Sky Holding Group Limited

Union Sky is a company with limited liability wholly owned by Mr. Shi. The business address of Union Sky is c/o Yuzhu Shi, 12/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China.

Vogel Holding Group Limited

Vogel is a company with limited liability controlled by Mr. Shi. The business address of Vogel is c/o Mr. Yuzhu Shi, 12/F, No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China.

Baring Private Equity Asia V Holding (12) Limited

Baring SPV was formed for the purpose of holding interests in the Company and in Holdco and completing the Transactions, including the Merger, and the related financing transactions. The principal business address of Baring SPV is Columbus Centre, 2nd Floor, Suite 210, Road Town, Tortola, British Virgin Islands.

Rich Noble Enterprises Limited

Hony SPV was formed for the purpose of holding interests in Holdco and completing the Transactions and the related financing transactions. Rich Noble Enterprises Limited has not engaged in any business except for activities incidental to its formation and in connection with the Transactions. The principal business address and telephone number for Rich Noble Enterprises Limited is Suite 2701, One Exchange Square Central, Hong Kong.

CDH Journey Limited

CDH SPV was formed for the purpose of holding interests in Holdco and completing the Transactions and the related financing transactions. CDH SPV has not engaged in any business except for activities incidental to its formation and in connection with the Transactions. The principal business address of CDH SPV is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

Purposes of and Reasons for the Merger

The Buyer Group

Under the SEC rules governing going-private transactions, each member of the Buyer Group is deemed to be engaged in a going-private transaction and, therefore, required to express his, her or its reasons for the Merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and the Excluded Shares represented by ADSs, as the case may be) will be cashed out in exchange for US$12.00 per Share or US$12.00 per ADS, such that Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow certain of the Founder Parties to realize in cash the value of a significant portion of their respective equity interest in the Company (including through the Union Sky Delayed Payment), as well as allow Mr. Shi to maintain a significant portion of his investment in the Company through his indirect ownership in Holdco and maintain a leadership role with the Surviving Corporation, each as further described in this proxy statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group”.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

The Buyer Group decided to undertake the going-private transaction at this time because its wants to take advantage of the benefits of the Company’s being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive US$12.00 per Share and US$12.00 per ADS in cash, without interest and net of any applicable withholding taxes, which represents (i) approximately a 18.5% premium over the closing price of the ADSs as quoted by the NYSE on November 22, 2013, the last trading day immediately prior to the Company’s announcement on November 25, 2013 that it had received a “going private” proposal and (ii) approximately a 31.6% premium over the volume-weighted average trading price of the ADSs during the 30 trading days prior to, and including, November 22, 2013. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NYSE under the symbol “GA.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company estimates that the cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.5 million and US$2.7 million for the years ended December 31, 2012 and December 31, 2013, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate.

Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and the Excluded Shares represented by ADSs, as the case may be), will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution therefor, (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holders’ dissenters’ rights under the Cayman Islands Companies Law and (c) the Union Sky Delayed Payment Shares will be cancelled in exchange for a promissory note to be issued by the Company as surviving company in the Merger to Union Sky in principal amount equal to the Union Sky Delayed Payment, which note will bear simple interest at 2.0% per annum. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company’s shareholders and ADS holders, other than Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, each option to purchase Shares granted under the Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$12.00 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes.

At the Effective Time, each Company Restricted Share that is then issued and outstanding will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$12.00, in cash, without interest and net of any applicable withholding taxes.

For the maximum amount of cash payments to be received by our directors and executive officers (excluding Mr. Shi) in respect of their Shares, options and Company Restricted Shares upon the completion of the Merger, see “—Treatment of Shares, Options and Company Restricted Shares Held by Directors and Executive Officers” on page 86.

The Company intends to enter into agreements with the Deferred Payment Management Participants prior to the completion of the Merger. Pursuant to such planned agreements, each Deferred Payment Management Participant would agree to the Deferred Payment Arrangement with respect to the Company Restricted Share Payment. The Deferred Payment Arrangement will not change the Company Restricted Share Payment amount of US$12.00, in cash, without interest and net of any applicable withholding taxes, payable in respect of each Company Restricted Share as contemplated in the Merger Agreement, but will (i) effectively defer the Company Restricted Share Payment for each Deferred Payment Management Participant to a future date and (ii) subject such Company Restricted Share Payment to customary terms and conditions, including continued employment with the Surviving Corporation or its relevant subsidiary.

Neither the Company, any member of the Buyer Group nor any of the respective affiliates of the foregoing has (i) offered or promised anything to any Deferred Payment Management Participant as an inducement to agreeing to the Deferred Payment Arrangement or (ii) expressed to any Deferred Payment Management Participant that any adverse employment action will be taken presently or in the future regarding employment terms, title and compensation (including participation in equity-based incentive compensation as may be adopted by Holdco or its affiliates) for failure to enter into such arrangements. Any Deferred Payment Management Participant’s election to enter into the Deferred Payment Arrangement is based on various considerations that may be unique to such individual in light of his or her circumstances, and each person may ultimately determine to enter into such arrangements based on different factors and/or may view some factors as more influential than others in ultimately making his or her determination.

The Company plans to start negotiation of the Deferred Payment Arrangements with the Deferred Payment Management Participants at the appropriate time and intends to file the form of such Deferred Payment Arrangements as an exhibit to the Company’s transaction statement on Schedule 13E-3 once they have been finalized and executed by the relevant parties.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the Effective Time, Article I of the articles of association of the Surviving Corporation will be amended to read as follows: “The name of the corporation is Giant Interactive Group Inc.”). In addition, the directors of Merger Sub immediately prior to the completion of the Merger (identified below in “Annex G—Directors and Executive Officers of the Company and Each Entity in the Buyer Group”) will become the directors of the Surviving Corporation and the officers of the Company will remain the officers of the Surviving Corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Holders include the following:

•	The receipt by the Unaffiliated Holders of US$12.00 per Share or US$12.00 per ADS in cash, representing a premium of approximately 31.6%, 33.7% and 37.4% to the volume-weighted average trading price as quoted by the NYSE during the 30, 60 and 90 trading days immediately before November 22, 2013, the last trading day prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal, respectively.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Holders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “—Material U.S. Federal Income Tax Consequences.”

The primary benefits of the Merger to the Buyer Group include the following:

•	If the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent.

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. Such cost reduction is estimated to range from US$2.5 million to US$2.7 million per year.

•	The Buyer Group will indirectly benefit from the Company’s use of its operating tax losses carried forward, which amount to US$15,376,955 as of December 31, 2013, to offset its future taxable income.

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by Parent.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.

•	An equity investment in the Surviving Corporation by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the Merger, there will be no trading market for the Surviving Corporation’s equity securities.

The Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the Surviving Company and will have a corresponding interest in our net book value and net earnings. Parent is wholly-owned by Holdco and immediately after the closing of the Merger, each shareholder of Holdco will have an indirect interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Holdco. Our net earnings for the fiscal year ended December 31, 2013 was approximately $271 million and our net book value as of December 31, 2013 was approximately $592 million.

The table below sets out the direct and indirect interest in the Company’s net book value and net earnings for the Founder Parties and Sponsors before and immediately after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2013.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)(3)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Founder Parties	262,683	44.35	120,066	44.35	255,088	43.07	116,594	43.07
Directors and Executive Officers (other than Mr. Shi) as a Group	12,465	2.1	5,698	2.1	—	—	—	—
Baring	29,029	4.90	13,268	4.90	133,082	22.47	60,828	22.47
Hony	—	—	—	—	150,850	25.47	68,950	25.47
CDH	—	—	—	—	53,244	8.99	24,337	8.99

(1)	Ownership percentages are based on 240,750,422 Shares outstanding as of the date of this proxy statement.
(2)	Ownership percentages assume that the Rollover Shareholders roll over all of their Rollover Shares, the number of Union Sky Rollover Shares is not reduced in accordance with the Support Agreement, and all other Shares (including Shares represented by ADSs) and vested and unvested options for Shares and Company Restricted Shares are cancelled in the Merger in exchange for the merger consideration under the Merger Agreement.
(3)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the Merger Agreement, the Equity Commitment Letters and the Support Agreement.

Prior to the closing of the Merger, each of our directors and officers has an interest in our net book value and net earnings in proportion to his or her ownership interest in the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 143). Immediately after the closing of the Merger, none of our directors and officers other than Mr. Shi will have any direct or indirect interest in the Company’s net book value and net earnings.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. The increase in debt for the Company following the completion of the Merger reflects the borrowing of US$850 million under a senior secured credit facility as part of the financing by the Buyer Group of the funds necessary to complete the Merger and the related transactions at the time of closing of the Merger, including for the payment of the aggregate consideration payable pursuant to the Merger Agreement. Although the borrower under such credit facility as of the date of the definitive documents governing such credit facility will be Merger Sub, after the completion of the Merger, the Surviving Corporation will become the borrower and will be responsible for the payment of principal, interest and other amounts due under such credit facility.

Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the

NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Alternatives to the Merger

The Special Committee was formed on November 26, 2013 in response to the receipt of the Proposal Letter from the Buyer Group (which at the time comprised Mr. Shi, Union Sky, Vogel and Baring) on November 25, 2013. In light of (i) the Buyer Group’s express intention not to sell its Shares or ADSs to any third party and its combined beneficial ownership of approximately 49.3% of the issued and outstanding Shares (as of March 12, 2014); (ii) the fact that, in the market check Morgan Stanley conducted under the direction of the Special Committee, all the parties deemed to be potentially interested in acquiring the Company and contacted by Morgan Stanley declined to engage in discussions with the Special Committee regarding any such acquisition; and (iii) the fact that, since the announcement of the Proposed Transaction, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group. In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Holders to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, and become a private company rather than to remain a public company. The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$40,275,000, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement is not authorized and approved by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their Shares or ADSs in connection with the Merger nor will the holders of any options or the Company Restricted Shares receive payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of US$40,275,000 and reimburse Parent for its expenses in connection with the Merger, or Parent may be required to pay the Company a termination fee of US$80,550,000 and reimburse the Company for certain expenses in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, in each case as described in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 132.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$2.25 billion, assuming no exercise of dissenters’ rights by shareholders of the Company.

The Buyer Group expects to provide this amount through a combination of (a) the proceeds from a committed and underwritten senior secured credit facility contemplated by a commitment and underwriting letter, dated as of March 17, 2014 (the “Debt Commitment Letter”), by and among Merger Sub, China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs (Asia) L.L.C., ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Mandated Lead Arrangers”), and China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs Lending Partners LLC, ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Underwriters”), (b) cash contributions contemplated by the Equity Commitment Letters, dated as of June 6, 2014, by and between Holdco and each of Baring LP, Hony Fund V and CDH Fund, and (c) cash in the Company and its subsidiaries. Under the terms and subject to the conditions of the Debt Commitment Letter, the Mandated Lead Arrangers committed to arrange and the Underwriters committed to underwrite (directly or through their affiliates) a senior secured credit facility of US$850 million in principal amount for Merger Sub to complete the Merger. Under the terms and subject to the conditions of the Equity Commitment Letters, Baring LP, Hony Fund V and CDH Fund will provide equity financing in an aggregate amount of US$808.4 million to Holdco to complete the Merger. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares, which will be cancelled for no consideration in the Merger.

The Joinder of CDH to the Buyer Group

On April 25, 2014, Holdco, CDH Advisor, Baring LP, Hony Fund V and Union Sky entered into the Original CDH Equity Commitment Agreement, which was amended and restated in its entirety on May 12, 2014 by the parties thereto. Pursuant to the CDH Equity Commitment Agreement, subject to, among others, (i) execution and delivery by the Company, Parent and Merger Sub of the Amendment, (ii) the receipt by the Buyer Group of consent from the Debt Financing Sources (the “Banks Consent”) and (iii) the receipt by the

Buyer Group of reasonable evidence confirming CDH’s financial resources, CDH would join the Buyer Group and would provide equity financing of US$150 million to Holdco to consummate the Merger.

On May 12, 2014, the Company, Parent and Merger Sub entered into the Amendment, which provides for certain amendments to the Merger Agreement in connection with the joinder of CDH to the Buyer Group as contemplated by, and subject to the conditions set forth in, the CDH Equity Commitment Agreement. On May 22, 2014, the Buyer Group obtained the Banks Consent. On June 6, 2014, CDH delivered to the Buyer Group relevant documents evidencing its financial resources. On the same date, CDH joined the Buyer Group by executing and delivering an Adherence Agreement to the Consortium Agreement.

Equity Financing

Concurrently with the execution of the Merger Agreement on March 17, 2014, each of Baring LP and Hony Fund V entered into an Original Equity Commitment Letter with Holdco, dated as of March 17, 2014.

Concurrently with CDH joining the Buyer Group on June 6, 2014, (i) CDH Fund executed and delivered its Equity Commitment Letter with Holdco, dated as of June 6, 2014, and (ii) each of Baring LP and Hony Fund V executed and delivered its Equity Commitment Letter, dated as of June 6, 2014, which replaced its Original Equity Commitment Letter. Pursuant to these Equity Commitment Letters, each of Baring LP, Hony Fund V and CDH Fund has committed to purchase, or cause the purchase, for cash, subject to the terms and conditions therein, of equity securities of Holdco, immediately prior to the Effective Time, in an amount of US$233.4 million by Baring LP, in an amount of US$425 million by Hony Fund V and in an amount of US$150 million by CDH Fund. Such funds are to be used solely for the purpose of funding such portion of the funds required to complete the Merger in accordance with the Merger Agreement. The Sponsors may, upon their subsequent agreement, and subject to any required consents, make adjustments to their commitments under their respective Equity Commitment Letters, provided that the aggregate amount of their commitments shall remain US$808.4 million.

Each of Baring LP, Hony Fund V and CDH Fund’s commitment under its Equity Commitment Letter is conditioned upon (i) the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to complete the Merger under the Merger Agreement, (ii) the substantially contemporaneous consummation of the closing of the Merger, (iii) the debt financing described below and/or the any alternative debt financing (if applicable) having been funded at or before the closing of the Merger in accordance with the terms thereof if the equity financing is funded at the closing of the Merger and (iv) the substantially contemporaneous closing of the contributions contemplated by the other Equity Commitment Letters.

The obligation of each of Baring LP, Hony Fund V and CDH Fund to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation and (iii) the Company or any of its affiliates asserting a claim that would make the relevant Limited Guarantee (as defined below) become terminable in accordance with the terms thereof.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Each of Baring LP, Hony Fund V and CDH Fund may assign or delegate all or a portion of its obligations to fund the equity commitment to any of their respective affiliates or any other investment fund advised or managed by such affiliate so long as Baring LP, Hony Fund V or CDH Fund (as applicable) remains liable for the obligations under its Equity Commitment Letter.

Debt Financing

Merger Sub has entered into the Debt Commitment Letter, pursuant to which, the Underwriters (and together with such additional financing sources that may become underwriters pursuant to the terms of the Debt Commitment Letter, the “Debt Financing Sources”) will provide, by themselves or through their affiliates, a senior secured credit facility in the aggregate principal amount of US$850 million (the “Facility”), subject to the conditions set forth therein for the purpose of financing the consideration for the Merger and fees and expenses incurred in connection with the Merger.

The debt commitments will expire on September 17, 2014, or such earlier date on which (i) the Merger Agreement is terminated, (ii) Merger Sub has informed any of the Debt Financing Sources or announces publicly that that the Merger has been abandoned or withdrawn, or (iii) one of a limited set of major defaults occurs. The agreed form of facility agreement in respect of the Facility attached to the Debt Commitment Letter is expected to be executed by all parties thereto on or before June 17, 2014. The major definitive documents governing the Facility have been substantially negotiated, and a form of each such document is attached to the Debt Commitment Letter. Subject to the conditions set forth in the Debt Commitment Letter, Merger Sub may require the Debt Financing Sources to execute such definitive documents.

If the termination date under the Merger Agreement is extended pursuant to the terms thereof, Merger Sub would be permitted to extend the availability period of the Facility up to the new termination date, provided that it occurs on or before December 17, 2014. See “The Merger Agreement – Termination of the Merger Agreement.”

The definitive documents governing the Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the Merger.

The Buyer Group expects to use cash generated from the business operation of the Company and its subsidiaries to repay the debt incurred under the Facility.

Terms of the Facility

General. The borrower under the Facility as of the date of the definitive documents governing the Facility will be Merger Sub. After consummation of the Merger, the Company will become the borrower. The Facility is a US$850,000,000 term loan with a term of five years. No alternative financing arrangements or alternative financing plans have been made in the event that the Facility becomes unavailable.

The Debt Financing Sources and/or their affiliates have been appointed as joint arrangers for the Facility. BNP Paribas is expected to be appointed as the administrative agent and the security agent for the Facility.

Amortization. The loan under the Facility is expected to be repaid in semi-annual instalments following the closing of the Merger.

Conditions Precedent. The availability of the Facility is subject to, among other things, (a) all conditions to completion of the Merger under the Merger Agreement having been satisfied in full or waived (if such waiver would not reasonably be expected to be materially adverse to the interests of the lenders in respect of the Facility), and no condition to completion of the Merger having been waived or amended in a manner which would materially and adversely affect the interests of the lenders without the consent of the original Debt Financing Sources, (b) execution of the ancillary documents required under the facility agreement, (c) the funding of the equity financing, (d) evidence that fees and expenses have been paid or will be paid on the date of utilization of the Facility and (e) certain other customary conditions set forth in the Debt Commitment Letter.

Interest Rate and Fees. The Facility is expected to bear interest at a rate equal to LIBOR (London interbank offer rate) plus a margin of 4.50% per annum. After the expiry of 12 months following the date of the utilization of the Facility, the applicable margin for the loan under the Facility will be subject to reduction pursuant to a leverage-based pricing grid.

Guarantors. All obligations under the Facility will be guaranteed by Parent and by each of the Company’s existing and future subsidiaries which are or become material companies (subject to certain exceptions and to the extent permitted by any applicable law).

Security. The obligations of the borrower and the guarantors under the Facility will be secured, subject to agreed upon exceptions, by: (i) a first-priority lien on all the capital stock of Merger Sub and the Company, each guarantor of the Facility and each material company, and (ii) substantially all the present and future assets of Merger Sub, the Company and those of each guarantor, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive facility agreement. Delivery of security by the Company or its subsidiaries will not be a condition precedent to the availability of the Facility, but will be required to be delivered following the closing date of the Merger.

Other Major Terms. The Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of certain other indebtedness, liens and dividends and other distributions. The Facility will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Facility, Merger Sub has also agreed to pay upfront fees to the Debt Financing Sources in relation to the Facility.

Cash in the Company and its Subsidiaries

The Buyer Group expects to use available cash in the Company and its subsidiaries to provide a portion of the funds necessary to complete the Merger and the related transactions. A portion of such available cash that will be used to pay for the Union Sky Delayed Payment is currently held in the accounts of the Company’s wholly owned subsidiaries within the PRC. Such available cash will be transferred to the Company through dividend distributions, which are subject to the Regulation of the People’s Republic of China on Foreign Exchange Administration promulgated by the PRC State Council on August 5, 2008, effective on the same date, and other relevant laws and regulations of the PRC State Administration of Foreign Exchange (“SAFE”) and PRC tax administrative authorities. The remainder of such available cash necessary to complete the Merger and the other Transactions, including for payment of the aggregate consideration payable pursuant to the Merger, will be paid from accounts outside of the PRC.

Rollover Equity

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Vogel entered into the Support Agreement with Holdco and Parent. Pursuant to the Support Agreement, among other things, (i) up to 59,890,972 Shares held by Union Sky (representing approximately up to 24.9% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of up to approximately US$718,691,664 at the Per Share Merger Consideration of US$12.00 per Share) and (ii) 11,800,000 Shares held by Baring SPV (representing approximately 4.9% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately US$141,600,000 at the Per Share Merger Consideration of US$12.00 per Share) will, in connection with and at the Effective Time, be cancelled for no consideration in the Merger. Each of Union Sky and Baring will instead receive a number of ordinary shares of Holdco equal to their respective number of Rollover Shares. In addition, the Support Agreement also provides that Union Sky may reduce the number of the Union Sky Rollover Shares if the cash available in certain of the Company’s and its subsidiaries’ accounts is in excessive of the amount required in the Cash Closing Condition of the Merger Agreement. If the number of Union Sky Rollover Shares is reduced in accordance with the Support Agreement, each such Share that no longer constitutes a Union Sky Rollover Share will be cancelled and cease to exist at the Effective Time and will be converted into and exchanged for the right to receive the Per Share Merger Consideration. Pursuant to the Consortium Agreement, the Union Sky Rollover Shares may be reduced by a maximum of 9,600,618 Shares.

The consummation of the transactions contemplated by the Support Agreement is subject to the satisfaction in full (or waiver) of each of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement. The Support Agreement will terminate immediately upon the earlier to occur of (a) the closing of the Merger and (b) the termination of the Merger Agreement in accordance with its terms.

A copy of the Support Agreement is attached as Annex F to this proxy statement and is incorporated herein by reference.

Consortium Agreement

On November 25, 2013, the Founder Parties and Baring SPV entered into the Consortium Agreement in which they agreed to jointly make a proposal to the Company for a going-private transaction, to deal exclusively with each other in pursuing such transaction for a period of nine months and to cooperate with respect to the Proposed Transaction. On January 12, 2014, Hony SPV entered into an Adherence Agreement to the Consortium Agreement, pursuant to which it joined the Consortium Agreement as a new sponsor. On June 6, 2014, CDH SPV entered into an Adherence Agreement to the Consortium Agreement, pursuant to which it joined the Consortium Agreement as a new sponsor.

The Consortium Agreement also obligates the Founder Parties and Baring SPV to vote for the Proposed Transaction and against any competing proposal, and restricts transfers of Shares. In addition, the Consortium Agreement provides that, in connection with the execution of the Merger Agreement, Mr. Shi and Union Sky would enter into a roll-over agreement in customary form, pursuant to which they would contribute at least 50,290,354 Shares, representing approximately 20.0% of the fully diluted share capital of the Company, to Holdco.

Interim Investors Agreement

Concurrently with the execution and delivery of the Merger Agreement on March 17, 2014, the Founder Parties, Baring SPV, Hony SPV, Holdco, Parent and Merger Sub entered into the Original Interim Investors Agreement, dated as of March 17, 2014.

Concurrently with CDH joining the Buyer Group on June 6, 2014, the Founder Parties, Baring SPV, Hony SPV, CDH SPV, Holdco, Parent and Merger Sub entered into the Interim Investors Agreement dated as of June 6, 2014, which amended and restated the Original Interim Investors Agreement in its entirety. The Interim Investors Agreement governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger. The interim investors agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions for debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangement among the Buyer Group.

Sponsors Guarantees

Concurrently with the execution of the Consortium Agreement, Baring LP executed and delivered the Baring Consortium Guarantee in favor of the Founder Parties with respect to Baring SPV’s obligations under the Consortium Agreement. Concurrently with the execution of the Merger Agreement, (i) Baring LP executed and delivered a guarantee, dated as of March 17, 2014 (the “Baring IIA Guarantee”), in favor of Mr. Shi Yuzhu, Union Sky and Hony SPV with respect to Baring SPV’s payment obligations under certain sections of the Interim Investors Agreement, and (ii) Hony Fund V executed and delivered a guarantee, dated as of March 17, 2014 (the “Hony Guarantee”), in favor of Mr. Shi Yuzhu, Union Sky and Baring SPV with respect to Hony SPV’s payment obligations under certain sections of the Interim Investors Agreement and the Consortium Agreement.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement on March 17, 2014, each of the Guarantors (which at such time did not include CDH Fund) executed and delivered its Original Limited Guarantee, dated as of March 17, 2014, in favor of the Company.

Concurrently with CDH joining the Buyer Group on June 6, 2014, (i) CDH Fund executed and delivered the CDH Limited Guarantee and (ii) each of the other Guarantors executed and delivered its Limited Guarantee, which replaced its Original Limited Guarantee. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders and Vogel entered into the Support Agreement with Parent and Holdco, pursuant to which they have agreed, among other things, that: (a) the Rollover Shareholders and Vogel will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shareholders agree that the Rollover Shares (including Rollover Shares represented by ADSs) will, in connection with and at the Effective Time, be cancelled for no consideration in the Merger. In addition, the Support Agreement also provides that Union Sky is entitled to reduce the number of its Rollover Shares if certain conditions are satisfied. If the number of Union Sky Rollover Shares is reduced in accordance with the Support Agreement, each such Share that no longer constitutes a Union Sky Rollover Share will be cancelled and cease to exist at the Effective Time and will be converted into and exchanged for the right to receive the Per Share Merger Consideration. Pursuant to the Consortium Agreement, the Union Sky Rollover Shares may be reduced by a maximum of 9,600,618 Shares. As of the date of this proxy statement, the Rollover Shareholders and Vogel beneficially own an aggregate of 118,578,540 Shares (including such Shares represented by ADSs), which represent approximately 49.3% of the total number of issued and outstanding Shares. A copy of the Support Agreement is attached as Annex F to this proxy statement and is incorporated herein by reference.

Union Sky Delayed Payment

Promptly after the Effective Time (and in any event no more than three business days after the Effective Time), the Surviving Corporation will deliver to Union Sky (a) a letter of transmittal and (b) instructions for use in effecting the surrender of any issued share certificates representing the Union Sky Delayed Payment Shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of a share certificate and/or such other documents as may be required pursuant to such instructions to the Surviving Corporation in accordance with the terms of such letter of transmittal, Union Sky will be entitled to receive in exchange therefor a promissory note in principal amount equal to the Union Sky Delayed Payment, which note will bear simple interest at 2.0% per annum.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing should have occurred pursuant to the Merger Agreement, (iii) the debt financing from certain financial institutions (or any alternative financing as permitted under the Merger Agreement) having been funded at or before the closing of the Merger if the equity financing is funded at the closing of the Merger and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing and debt financing are funded, then the closing of the Merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded or to effect the closing of the Merger if the debt financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the closing of the Merger even if the equity financing is funded at the closing of the Merger).

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$80,550,000 and US$40,275,000, respectively, and reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “Special Factors— Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Buyer Group

As the result of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation immediately following the completion of the Merger. Assuming Union Sky does not reduce the number of Union Sky Rollover Shares in accordance with the Support Agreement, Union Sky, Baring, Hony and CDH will hold approximately 43.07%, 22.47%, 25.47% and 8.99%, respectively, of the equity interest in Holdco immediately following the completion of the Merger. Because of Parent’s equity interest in the Surviving Corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation’s shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price, or that dividends paid by the Surviving Corporation will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Shares, Options and Company Restricted Shares Held by Directors and Executive Officers

If the Merger is completed, at the Effective Time, each issued and outstanding option to purchase Shares granted under the Share Incentive Plans immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$12.00 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes, and each Company Restricted Share issued under the Share Incentive Plans and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$12.00, in cash, without interest and net of any applicable withholding taxes.

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 143), as a group and excluding Mr. Shi, beneficially own an aggregate of 5,067,000 Shares. These consist of (a) 2,845,000 issued and outstanding Shares, (b) issued and unexercised options to purchase 570,000 Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days from the date of this proxy statement, and (c) 1,652,000 Company Restricted Shares the restrictions over which will lapse within 60 days from the date of this proxy statement. The options to purchase Shares issued pursuant to the Share Incentive Plans and held by each of our directors and executive officers have a weighted average exercise price of US$4.07 per Share.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company (other than Mr. Shi), (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of options to purchase Shares granted under the Share Incentive Plans, whether vested or unvested, (d) the average exercise price payable per Share for the outstanding and unexercised option held by such person, (e) the cash payment that will be made in respect of the options to purchase Shares granted under the Share Incentive Plans at the Effective Time, (f) the number of Company Restricted Shares held, (g) the cash payment that will be made in respect of the Company Restricted Shares at the Effective Time and (h) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

Name of Directors and Executive Officers (other than Mr. Shi)	Shares		Options to Purchase Shares		Company Restricted Shares		Total Cash Payments (including Company Restricted Share Payments that may be subject to Deferred Payment Arrangements) (US$)
	Shares Beneficially Owned	Cash Payment Thereof (US$)	Shares Underlying	Cash Payment Therefor (US$)	Shares Underlying	Cash Payment Therefor (US$)
Wei Liu	1,050,000	12,600,000	—	—	800,000	9,600,000	22,200,000
Andrew Y. Yan	10,000	120,000	500,000	3,965,000	40,000	480,000	4,565,000
Jason Nanchun Jiang	10,000	120,000	12,500	99,125	40,000	480,000	699,125
Peter Andrew Schloss	10,000	120,000	60,000	475,800	40,000	480,000	1,075,800
Jazy Zhang	—	—	—	—	880,000	10,560,000	10,560,000
Shiliang Song	—	—	—	—	800,000	9,600,000	9,600,000
Yonghua Lu	125,000	1,500,000	—	—	—	—	1,500,000
Min Tang	1,060,000	12,720,000	—	—	320,000	3,840,000	16,560,000
Yongjun Fei	580,000	6,960,000	—	—	320,000	3,840,000	10,800,000
Xuefeng Ji	—	—	—	—	1,600,000	19,200,000	19,200,000
Guoqiang Ding	—	—	—	—	800,000	9,600,000	9,600,000
Cheng Peng	—	—	—	—	824,000	9,888,000	9,888,000
Meng Wu	—	—	—	—	350,000	4,200,000	4,200,000
Total for All Directors and Executive Officers (other than Mr. Shi)	2,845,000	34,140,000	572,500	4,539,925	6,814,000	81,768,000	120,447,925

After the completion of the Merger, the maximum amount of cash payments our directors and executive officers (excluding Mr. Shi) may receive in respect of their Shares, options and Company Restricted Shares is approximately US$120,447,925, which includes (a) US$34,140,000 in respect of 2,845,000 issued and outstanding Shares held by them as of the date of this proxy statement, (b) US$4,539,925 in respect of options to purchase 572,500 Shares granted under the Share Incentive Plans which are issued but unexercised as of the date of this proxy statement and (c) US$81,768,000 in respect of 6,814,000 Company Restricted Share held by them as of the date of this proxy statement (including Company Restricted Share Payments that may be subject to Deferred Payment Arrangements).

The Company intends to enter into agreements with the Deferred Payment Management Participants prior to the completion of the Merger. Pursuant to such planned agreements, each Deferred Payment Management Participant would agree to the Deferred Payment Arrangement with respect to the Company Restricted Share Payment. The Deferred Payment Arrangement will not change the Company Restricted Share Payment amount of US$12.00, in cash, without interest and net of any applicable withholding taxes, payable in respect of each Company Restricted Share as contemplated in the Merger Agreement, but will (i) effectively defer the Company Restricted Share Payment for each Deferred Payment Management Participant to a future date and (ii) subject such Company Restricted Share Payment to customary terms and conditions, including continued employment with the Surviving Corporation or its relevant subsidiary.

The following table shows, as of the date of this proxy statement, for each of the Founder Parties, (a) the number of Shares and ADSs owned by such Founder Party, (b) number of Shares and ADSs held by such Founder Party that will be cancelled and cease to exist at the Effective Time and convert into the right to receive the Per Share Merger Consideration (in the case of Union Sky, assuming Union Sky does not reduce the number of the Union Sky Rollover Shares in accordance with the Support Agreement), (c) the number of Union Sky Delayed Payment Shares held by such Founder Party that will be cancelled and cease to exist at the Effective Time for the Union Sky Delayed Payment, and (d) number of Rollover Shares held by such Founder Party that will be cancelled and cease to exist at the Effective Time for no consideration payable thereon (in the case of Union Sky, assuming Union Sky does not reduce the number of the Union Sky Rollover Shares in accordance with the Support Agreement).

Founder Party	Total Number of Shares	Total Number of ADSs	Number of Shares to be cancelled at Effective Time for Per Share Merger Consideration	Number of ADSs to be cancelled at Effective Time for Per ADS Merger Consideration	Union Sky Delayed Payment Shares	Number of Rollover Shares to be cancelled at Effective Time for no consideration
Union Sky	102,000,000	—	4,609,028	—	37,500,000	59,890,972
Vogel	1,890,687	2,887,853	1,890,687	2,887,853	—	—

The amount of payment the Founder Parties may receive in respect of Shares owned by the Founder Parties if the Merger is consummated is comprised of (i) payment of approximately US$112.7 million in cash and (ii) the Union Sky Delayed Payment, which is in the form of a promissory note to be issued by the Company, as the Surviving Corporation in the Merger, to Union Sky in principal amount of US$450,000,000 in respect of the Union Sky Delayed Payment Shares (which represents the product of (a) number of Union Sky Delayed Payment Shares and (b) US$12.00) which note will bear simple interest at 2.0% per annum. Neither Mr. Shi nor any of the other Founder Parties holds options to purchase Shares issued pursuant to the Share Incentive Plans or Company Restricted Shares.

The amount of cash payment of approximately US$112.7 million to be received by Founder Parties as disclosed above assumes that Union Sky does not reduce the number of Union Sky Rollover Shares in accordance with the Support Agreement. If the number of Union Sky Rollover Shares is reduced in accordance with the Support Agreement, each Share which is the subject of such reduction will no longer constitute a Union Sky Rollover Share and will instead be converted into and exchanged for the right to receive the Per Share Merger Consideration. As a result, the amount of cash the Founder Parties may receive in respect of Shares owned by the Founder Parties if the Merger is consummated may increase. Pursuant to the Consortium Agreement, the Union Sky Rollover Shares may be reduced by a maximum of 9,600,618 Shares. The maximum amount of payment the Founder Parties may receive in respect of Shares owned by the Founder Parties through the Merger if it is consummated therefore is comprised of (a) payment of approximately US$227.9 million in cash and (b) the Union Sky Delayed Payment.

In addition, pursuant to the CDH Equity Commitment Agreement, within one business day after the closing of the Merger, Union Sky will sell and transfer to CDH SPV 4,166,667 ordinary shares of Holdco at a per share price of US$12.00, or US$50 million in the aggregate. Union Sky and CDH SPV may, upon their subsequent agreement, and subject to any required consents, make adjustments to the number of Shares to be transferred from Union Sky to CDH SPV, provided that the per Share price of such transfer shall remain US$12.00.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective

Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Corporation must obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless: (i) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries or (b) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

The Special Committee

On November 26, 2013, the Board established a Special Committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Mr. Peter A. Schloss, Mr. Jason Nanchun Jiang and Mr. Andrew Y. Yan. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby (other than as a beneficial owner of Shares, as described in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 143) and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of US$22,500 per month for the first five months commencing on the date the Proposal Letter was received, and US$17,500 per month thereafter, for the chairman of the Special Committee and US$17,500 per month for the first five months commencing on the date the Proposal Letter was received, and US$12,500 per month thereafter, for each other member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Corporation

After completion of the Merger, Mr. Shi expects to continue to serve as chairman of the board of directors of the Surviving Corporation. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Corporation that are substantially similar to their current positions.

Related-Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of significant related-party transactions for the years ended December 31, 2012 and 2013, see “Item 7. Major Shareholders and Related-Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 147 for a description of how to obtain a copy of our Annual Report.

Related-Party Transactions in 2013 and First Quarter 2014

Loan Agreements With Tonghua

In April 2013 and February 2014, Shanghai Zhengduo Information Technology Co., Ltd. (“Zhengduo Information”) entered into loan agreements with Shanghai Tonghua Technology Co., Ltd. (“Tonghua”), an online game developer, over which Mr. Shi can have significant influence, in the amount of RMB6.0 million and RMB3.72 million, respectively. Zhengduo Information granted this interest-free loan to Tonghua to be used for Tonghua’s game development expenses. The loans do not have fixed terms and are to be repaid when Tonghua records profits from its operations that are equivalent to the amount of the loan agreements.

Equity Interests Transfer From Giant Investment Co., Ltd. and Shanghai Jiante to Zhengtu Information

Due to the lack of office area for the growing research and development teams, the Company decided to build office buildings on the targeting land—Songjiang Phase II Area. The State-Owned Construction Land Use Right of Songjiang Phase II Area was recorded in the name of Giant Jiante (Shanghai) Property Co., Ltd. (“Jiante Property”), and Sontjiang Phase II Area was the sole property of Jiante Property. The registered capital of Jiante Property is RMB35.0 million, of which Giant Investment Co., Ltd. (“Giant Investment”), an investment holding company controlled by Mr. Shi, accounted for 95% and Shanghai Jiante Bio-technology Co., Ltd. (“Shanghai Jiante”), a healthcare product manufacturer indirectly controlled by Mr. Shi, accounted for 5%. Accordingly, in August 2013, Shanghai Zhengtu Information Technology Co., Ltd. (“Zhengtu Information”), Giant Investment and Shanghai Jiante entered into an Equity Interest Transfer Agreement, under which Zhengtu Information agreed to purchase, and Giant Investment and Shanghai Jiante agreed to transfer, the 100% equity interests of Jiante Property at a price of RMB16.0 million, based on the assessment in the valuation report provided by a professional valuation company, Shanghai Xinmin Asset Valuation Co., Ltd.

Exclusive Technical Consulting and Service Agreement Between Zhengju Information and Giant Network

Pursuant to the exclusive technical consulting and service agreement dated April 25, 2013 between Shanghai Zhengju Information Technology Co., Ltd. (“Zhengju Information”) and Shanghai Giant Network Technology Co., Ltd., our variable interest entity controlled by Mr. Shi (“Giant Network”), Zhengju Information provides Giant Network with technical support and consulting services in connection with the World of Xianxia,

Allods Online and Elsword in exchange for service fees. The amount of these service fees are determined on an arms-length and reasonable basis with reference to the costs and expenses incurred by both parties. This agreement has a 10-year term and is renewable at the option of Zhengju Information.

Software Intellectual Property Transfer Agreement Between Beijing Giant Zhengtu and Giant Network

Pursuant to the software intellectual property agreement dated September 1, 2013 between Beijing Giant Zhengtu Network Technology Co., Ltd. (“Beijing Giant Zhengtu”) and Giant Network, Beijing Giant Zhengtu, the registered holder of the software intellectual property of the King of King III V2.0, agreed to transfer all intellectual property rights of the King of King III V2.0 to Giant Network for consideration of approximately RMB11.7 million.

Transaction With Shanghai Jiante

The Company leases its Songjiang District facility, consisting of approximately 7,500 square meters of office space and 91 staff apartments, from Shanghai Jiante, a healthcare product manufacturer indirectly controlled by Mr. Shi, the Company’s chairman and chief executive officer. The monthly rent and property management fee for this facility during the six months of 2010 in which the facility was rented, was RMB530,000, which represented a reduced rate due to the fact that the facilities and grounds were not yet fully operational. In 2011, the Company contracted with an independent third party for property management services. In addition, the monthly rent increased to RMB1.0 million due to the fact that the remaining facilities construction work was completed at the beginning of 2011. In 2012 and 2013, the monthly rent remained unchanged at RMB1.0 million.

Investment in Minsheng Royal Baoteng Asset Custody Plan

In August and September 2013, in order to ensure the safety of our capital and improve the applicable capital yield, Zhengtu Information subscribed to the Minsheng Baoteng Asset Custody Plan (the “Baoteng Plan”) recommended by China Minsheng Banking Corp., Ltd., or CMBC, a related party in which Mr. Shi served as a director, with a total subscription price of RMB952.0 million. The lock-up period of the Baoteng Plan is one year from the date of subscription and the estimated annualized rate of return is 6.0%. Zhengtu Information terminated the Baoteng Plan in the first quarter of 2014. As the Baoteng Plan was terminated before its maturity, we were subject to an annualized early termination fee of approximately 1.20% of the subscription amount.

On January 28, 2014, Zhengju Information separately subscribed to the Baoteng Plan with a subscription price of RMB6.0 million. The lock-up period ends on August 19, 2014 and the annualized rate of return is 6.8%. Mr. Shi resigned from his office as a director of CMBC on March 25, 2014.

World of Xianxia User Platform Software Licensing Agreement

Pursuant to the World of Xianxia user platform software licensing agreement dated December 10, 2013, Shanghai Juhuo Network Technology Co., Ltd. (“Juhuo Network”) licensed the World of Xianxia platform software to Giant Network for a fixed initial fee of RMB65 million and a monthly royalty fee equal to 24% of the gross revenue generated by World of Xianxia, after deducting channel costs and business taxes.

Technical Consulting and Service Agreement between Juhuo Network and Giant Network

Pursuant to the technical consulting and service agreement dated January 2, 2014 between Juhuo Network and Giant Network, Juhuo Network provides Giant Network with technical support and consulting services in connection with the business of Giant Network in exchange for service fees. The amount of these service fees are determined on an arms-length and reasonable basis with reference to the costs and expenses incurred by both parties. This agreement has a term of five years and is renewable at the option of Juhuo Network.

Technical Consulting and Service Agreement between Jujia Network and Giant Network

Pursuant to the technical consulting and service agreement dated December 5, 2013 between Shanghai Jujia Network Technology Co., Ltd. (“Jujia Network”) and Giant Network, Jujia Network provides Giant Network with technical support and consulting services in connection with the business of Giant Network in exchange for service fees. The amount of these service fees are determined on an arms-length and reasonable basis with reference to the costs and expenses incurred by both parties. This agreement has a term of five years and is renewable at the option of Jujia Network.

Supplementary Agreement to XT Online Game Software Sales and Licensing Agreement

Pursuant to the XT Online game software sales and licensing agreement dated August 13, 2009, and its supplemental agreements, Hangzhou Snow Wolf Software Co., Ltd. (“Snow Wolf Software”) licensed XT Online to Giant Network on an exclusive basis in exchange for a monthly royalty fee. The supplementary agreement dated March 7, 2013 modified the calculation method of the monthly royalty fee equal to 24% of the gross revenue generated by XT Online, after deducting certain amount of channel costs and business taxes.

Supplementary Agreements to World of Xianxia Game Software Sales and Licensing Agreement

Pursuant to the World of Xianxia game software sales and licensing agreement dated March 27, 2012, Zhengju Information has agreed to grant Giant Network an exclusive license within the PRC to operate World of Xianxia and to sell certain other game-related products. Giant Network is required to pay a royalty fee to Zhengju Information on a monthly basis. The supplementary agreements dated April 20, 2013 and January 5, 2014 have modified the monthly royalty fee equal to 65% and 40% of the revenue generated by World of Xianxia, respectively.

Supplementary Agreement to ZT Online 2 User Platform Software Sales and Licensing Agreement

Pursuant to the ZT Online 2 user platform software sales and licensing agreement dated August 25, 2011, Jujia Network licensed the ZT Online 2 platform software to Giant Network for a fixed initial fee of RMB59 million and a monthly royalty fee equal to 24% of the gross revenue generated by ZT Online 2, after deducting channel costs and business taxes. The supplementary agreement dated June 25, 2013 has extended the term of the original agreement until December 31, 2015.

Supplementary Agreements to Giant Online User Platform Software Sales and Licensing Agreement

Pursuant to the user platform software sales and licensing agreement dated June 21, 2011, Juhuo Network licensed Giant Online platform software to Giant Network for a fixed initial fee and a monthly royalty fee. The supplementary agreement in June 2013 modified the calculation method of the monthly royalty fee and the supplementary agreement dated December 10, 2013 has extended the term of the original agreement until December 31, 2015.

Supplementary Agreement to ZT Online 2 Game Software Sales and Licensing Agreement

Pursuant to the ZT Online 2 game software sales and licensing agreement dated August 27, 2010, and amended by a supplemental agreement dated June 20, 2011, Zhengju Information has licensed ZT Online 2 to Giant Network on an exclusive basis in exchange for a monthly royalty fee. The supplementary agreement dated January 5, 2014 modified the monthly royalty fee equal to 40% of the revenue generated by ZT Online 2.

Asset Purchase Option Agreement

Pursuant to the asset purchase option agreement dated March 18, 2014 among Zhengtu Information, Giant Network and Shanghai Lanlin Bio-Technology Co., Ltd., a company indirectly controlled by Mr. Shi (“Lanlin

Bio-tech”), Giant Network has irrevocably and unconditionally granted Zhengtu Information or its designee an exclusive option to purchase, at any time if and when permitted under PRC law, all or any portion of its assets for an aggregate purchase price of the net book value of such assets, or the minimum price permissible under PRC law. Lanlin Bio-tech, the shareholder of Giant Network which holds an 80% equity interest in Giant Network, has agreed with Giant Network to grant such asset purchase option to Zhengtu Information. The agreement will continue to be effective until all assets in Giant Network have been transferred to Zhengtu Information or its designee.

Supplementary Agreement to Exclusive Consulting and Service Agreement

Pursuant to the original exclusive technical consulting and services agreement dated September 7, 2006 and its supplementary agreement in January 2012 between Zhengtu Information and Giant Network, Zhengtu Information is the exclusive provider of technical support and consulting services to Giant Network in exchange for service fees, which are determined on an arms-length and reasonable basis with reference to the costs and expenses incurred by Zhengtu Information and Giant Network. In March 2014, Zhengtu Information and Giant Network entered into supplementary agreement No.2 to the original exclusive technical consulting and services agreement, pursuant to which if Giant Network breaches the exclusive technical consulting and service agreement and has not corrected such breaches within sixty days as demanded by Zhengtu Information in writing, Zhengtu Information can terminate the agreement and is entitled to receive compensation of all damages and losses. If Zhengtu Information breaches the agreement and has not corrected such breaches within sixty days as demanded by Giant Network in writing, Giant Network is entitled to receive compensation of all damages and losses, but is not allowed to terminate the agreement unless required by law. In any case, if Zhengtu Information or Giant Network terminates the exclusive technical consulting and services agreement, Zhengtu Information will have the right to terminate all the licensing agreements it has entered into with Giant Network in respect of online games or other intellectual property rights. The exclusive technical consulting and services agreement will be binding with the successors or lawful assignees of either party who will continue to perform the obligations of its party under the exclusive technical consulting and services agreement.

Supplementary Agreement to Online Game Software Sales and Licensing Agreement

Under the online game software sales and licensing agreement dated September 6, 2006 and its supplementary agreements between Zhengtu Information and Giant Network, Zhengtu Information has agreed to grant Giant Network an exclusive license within the PRC to operate its games, including ZT Online and Giant Online, and to sell certain other game-related products. In March 2014, Zhengtu Information and Giant Network entered into supplementary agreement No.4 to the original online game software sales and licensing agreement, pursuant to which neither Zhengtu Information nor Giant Network will be able to modify or terminate the agreement without the prior written consent of the other party. If Giant Network breaches the online game software sales and licensing agreement and has not corrected such breaches within sixty days as demanded by Zhengtu Information in writing, Zhengtu Information can terminate the agreement and is entitled to receive compensation of all damages and losses. If Zhengtu Information breaches the agreement and has not corrected such breaches within sixty days as demanded by Giant Network in writing, Giant Network is entitled to receive compensation of all damages and losses, but is not allowed to terminate the agreement unless required by law. The online game software sales and licensing agreement will be binding with the successors or lawful assignees of either party who will continue to perform the obligations of its party under the online game software sales and licensing agreement.

Other than as disclosed above and except for the arrangements in connection with the Merger discussed elsewhere in this proxy statement or as otherwise described in the Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which is incorporated by reference into this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets, (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years (in respect of such transaction or series of similar transactions with that person) with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$ in ’000)
Financing fees and expenses and other professional fees	77,680
Legal fees and expenses	11,390
Special Committee fees	415
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	390
ADS cancellation and surrender fees(1)	8,270
Total	98,145

(1)	Includes ADS cancellation fees for ADSs held by members of the Buyer Group.

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Support Agreement, each of the Rollover Shareholders and Vogel has agreed, until either the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, to appear or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of its Shares:

•	for authorization and approval of the Merger Agreement;

•	against any Competing Transaction or other transaction or proposal made in opposition to the Merger Agreement or in competition or inconsistent with the Merger;

•	against any other action, agreement or transaction that is intended or could reasonably be expected to materially interfere with or adversely affect the Merger;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company in the Merger Agreement, or of the Rollover Shareholder or Vogel in the Support Agreement;

•	in favor of any adjournment of the extraordinary general meeting as may be reasonably requested by Parent; and

•	in favor of any other matter necessary to effect the Transactions.

The obligations of the Rollover Shareholders and Vogel under the Support Agreement will terminate immediately upon the earlier to occur of (a) the closing of the Merger and (b) the termination of the Merger

Agreement in accordance with its terms (however, certain provisions relating to voting and restrictions on solicitation will survive the termination of the Merger Agreement).

The Rollover Shareholders and Vogel own an aggregate of 118,578,540 Shares, which represent approximately 49.3% of the total issued and outstanding Shares.

Litigation Related to the Merger

On or about March 28, 2014, the Company became aware that the Company, members of the Board, Parent and Merger Sub were named as defendants in a complaint filed by an alleged holder of ADSs in the United States District Court for the Southern District of New York in connection with the Transactions. This complaint is dated March 27, 2014 and is captioned Tripp v. Giant Interactive Group Inc., et al. The following complaints have also been subsequently filed in the United States District Court for the Southern District of New York in connection with the Transactions: a complaint dated April 10, 2014 and captioned Palkon v. Giant Interactive Group Inc., et al., a complaint dated April 21, 2014 and captioned Sutherland v. Giant Interactive Group Inc., et al. (the “Sutherland Action”) and a complaint dated April 30, 2014 and captioned Yeung v. Giant Interactive Group Inc., et al. (the “Yeung Action”). On April 29, 2014, plaintiff in the Sutherland Action filed an amended complaint. On May 6, each of the plaintiffs in these actions filed a joint motion to consolidate these actions and appoint interim co-lead counsel, and that motion was granted by the Court on May 20, 2014. The consolidated action is captioned In re Giant Interactive Shareholder Litigation. Pursuant to the consolidation order plaintiffs must file a consolidated complaint no later than June 19, but to date no consolidated complaint has been filed.

The consolidated lawsuits are purported class actions brought on behalf of all holders of ADSs. The representative plaintiffs in all but the Yeung Action assert claims against the defendants alleging violations of the Cayman Islands Companies Law. The plaintiff in the Yeung Action asserts claims under the Securities Exchange Act of 1934. All plaintiffs may seek, among other things, injunctive relief preventing consummation of the Transactions.

The Company, the Board, Parent and Merger Sub believe that the claims in these complaints are without merit and intend to defend against them vigorously.

An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the Transactions and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “The Merger Agreement—Conditions to the Merger” beginning on page 129 for additional information.

Dissenters’ Rights

Shareholders who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex E to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 136).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

In general, we will be a passive foreign investment company, or a “PFIC,” for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. For purposes of the asset test: (a) any cash and other current assets readily convertible into cash will count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on the market capitalization.

Based on the past composition of our income and the valuation of our assets, including goodwill, we do not believe we were a PFIC for the taxable year ended December 31, 2013 and we do not expect to be a PFIC for the current taxable year ended December 31, 2014, although there can be no assurance in this regard as the application of the PFIC rules is subject to uncertainty in several respects, and we must make a separate determination after the close of each taxable year as to whether we were a PFIC for such year. We currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and, because the value of our assets is determined in part by reference to the market prices of our ADSs and Shares, which has been subject to fluctuations, and because it is not entirely clear whether the entities we control via variable interest entity arrangements will be treated as owned by us for purposes of the PFIC rules, there can be no assurance that we will not be classified as a PFIC for the current taxable year. Our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2014.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder’s holding period for the Share. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs (but not Shares) and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs (but not Shares) may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election cannot be made for any of our subsidiaries that may have been PFICs, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises or “Bulletin 24,” which was issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non–resident enterprise transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698 and Bulletin 24, where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer within 30 days of execution of an equity transfer agreement. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion without any reasonable business purpose, they have the power to re-qualify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. There is uncertainty as to the application of Circular 698. While it appears that Circular 698 was not intended to apply to share transfers of publicly traded companies and does not apply to individual transferors, there is very little guidance and practical experience regarding its application. Circular 698 may be determined by the tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Company is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing one Share, on the NYSE under the symbol “GA” for (i) each quarter of 2011, 2012 and 2013 and (ii) each quarter during the current year:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2011
First quarter	8.00	6.80
Second quarter	9.45	7.12
Third quarter	8.50	3.20
Fourth quarter	4.31	3.02
2012
First quarter	5.20	3.91
Second quarter	5.66	4.42
Third quarter	5.28	4.20
Fourth quarter	5.60	4.95
2013
First quarter	6.61	5.50
Second quarter	8.64	6.45
Third quarter	9.50	7.33
Fourth quarter	11.47	8.15
2014
First quarter	11.63	10.18
Second quarter (through June 13, 2014)	11.80	11.54

On November 22, 2013, the last trading day immediately prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal, the reported closing price of our ADSs on the NYSE was US$10.13 per ADS. The Per ADS Merger Consideration of US$12.00 represents a premium of approximately 18.5% over the closing price of our ADS as quoted by the NYSE on November 22, 2013, and a premium of approximately 31.6%, 33.7% and 37.4% to the volume-weighted average trading price as quoted by the NYSE during the 30, 60 and 90 trading days prior to, and including November 22, 2013, the last trading day prior to the Company’s announcement on November 25, 2013 that it had received a going-private proposal, respectively. On June 13, 2014, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$11.76 and US$11.75, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The table below sets forth information with respect to cash dividends that we have paid to the Company’s shareholders out of the Company’s net distributable profits, which are determined using an equity method basis of accounting for the standalone listed company financial statements, during the three-year period ended December 31, 2013.

Date Declared by The Board	Date Paid	Total Amount
April 8, 2010	May 10, 2010	RMB279.1million
February 21, 2011	March 30 and April 8, 2011	RMB270.3 million
August 8, 2011	September 9, 2011	RMB4,539.9 million
February 24, 2012	March 29, 2012 and April 5, 2012	RMB446.3 million
February 22, 2013	July 2 and 3, 2013	RMB629.7 million
August 5, 2013	December 16 and 23, 2013	RMB343.0 million

Commencing in 2013, the Board determined to pay regular cash dividends on a semi-annual basis. As of the date of this proxy statement, we do not have any declared and unpaid dividend.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any Shares pending consummation of the Merger. As a result, on March 17, 2014, the Board resolved to suspend the Company’s dividend policy.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. Our current and future ability to pay dividends depends substantially on the payment of dividends to us by our PRC subsidiaries, Zhengtu Information and Zhengduo Information. On December 8, 2013, Zhengduo Information declared a cash dividend of RMB 680 million, of which, RMB 358 million had been paid and RMB 322 million will be payable on or around June 15, 2014. We expect a total cash amount of RMB 2,316.4 million (or approximately US$370.6 million based on the RMB to USD exchange rates prevailing as of the closest practicable date prior to the date of this proxy statement) to be paid to us on the dividend distribution date. The actual dividend distribution date may change, depending on whether Zhengtu Information and Zhengduo Information are able to obtain the relevant regulatory approvals in the PRC in a timely manner.

We generate substantially all of our revenues through contractual arrangements with our PRC operating companies. PRC governmental authorities may, however, require us to amend these contractual arrangements in a manner that would materially and adversely affect our PRC subsidiaries’ ability to pay dividends to us. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict our PRC subsidiaries’ ability to pay dividends to us. Furthermore, PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, our PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their general reserves until the cumulative amount reaches 50% of their paid-in capital. Our PRC subsidiaries may also allocate a portion of their net income to their staff welfare and bonus funds. These reserves and welfare and bonus funds are not distributable as cash dividends to us. Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government’s currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of the Company’s shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries and PRC operating companies, our ability to pay dividends on Shares, or indirectly on ADSs, could be significantly limited.

We may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See “Item 3. Key Information—D. Risk Factors—Risks Related to the Regulation of Our Business—We may be classified as a “resident enterprise” under the PRC EIT Law; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” and “Item 3. Key Information—D. Risk Factors—Related to the Regulation of Our Business—The PRC EIT Law will affect tax exemptions on the dividends we receive and we may not be able to obtain certain treaty benefits on such dividends” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated into this proxy statement by reference.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on July 14, 2014, at 10:00 a.m. (Hong Kong time) at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the Merger, and the Transactions, including the Merger, be authorized and approved;

THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each issued and outstanding Share and ADS, other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and the Excluded Shares represented by ADSs, as the case may be, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of a Share as determined under the Cayman Islands Companies Law. The Union Sky Delayed Payment Shares will be cancelled in exchange for Union Sky’s right to receive a promissory note in principal amount equal to the Union Sky Delayed Payment, which note will bear simple interest at 2.0% per annum.

In addition to the foregoing, at the Effective Time,

i.	each option to purchase Shares granted under the Share Incentive Plans issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$12.00 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes;

ii.	each Company Restricted Share issued under the Share Incentive Plan and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$12.00, in cash, without interest and net of any applicable withholding taxes; and

iii.	each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0000002 per share, of the Surviving Corporation.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Shi, who abstained from the vote):

•	determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the Transactions, including the Merger;

•	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger; and

•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is July 12, 2014 at 10:00 a.m. (Hong Kong time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on July 10, 2014 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be 240,750,422 Shares entitled to be voted at the extraordinary general meeting. See “—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy or by corporate representative, of two or more shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution passed by the affirmative vote of shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this proxy statement, there are 240,750,422 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” We expect that, as of the Share Record Date, there will be 240,750,422 Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, approximately                  Shares must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Shareholders and Vogel beneficially own an aggregate of 118,578,540 Shares, which represents approximately 49.3% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 143 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Shareholders’ and Vogel’s ownership as described above and assuming their compliance with their voting undertaking under the Support Agreement, based on the number of Shares expected to be issued and outstanding as of close of business in the Cayman Islands on the Share Record Date, and assuming all issued and outstanding Shares are present in person or by proxy and voting at the meeting, 41,921,742 Shares (representing approximately 17.4% of the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date) owned by shareholders and on behalf of ADS holders other than the Rollover Shareholders and Vogel must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be authorized and approved. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the Merger.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on July 12, 2014 (Hong Kong time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Georgeson Inc., the proxy solicitor at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 or toll-free at +1 (800) 561-2871 (or +1 (781) 575-2137 outside of the United States).

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on June 16, 2014 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on July 10, 2014. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. Notwithstanding the foregoing, pursuant to the Deposit Agreement, if the ADS Depositary timely receives voting instructions from a holder of ADSs that fails to specify the manner in which the ADS Depositary is to vote the Shares represented by such holder’s ADSs, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on June 24, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for the Hong Kong office of Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Royal Bank of Canada Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If, however, the ADS Depositary timely receives voting instructions from an ADS holder, which instructions fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will deem such holder to have instructed the ADS

Depositary to vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the Merger Agreement and the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Giant Interactive Group Inc., 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China, Attention: General Counsel.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Hong Kong time) on July 12, 2014, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on July 10, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex E to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON JUNE 24, 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Georgeson Inc., which is acting as the proxy solicitor in connection with the Merger as follows:

Georgeson Inc.

480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310

Shareholders, Banks and Brokers may call toll-free +1 (800) 561-2871

(or +1 (781) 575-2137 outside of the United States)

Solicitation of Proxies

We have engaged Georgeson Inc. to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by Georgeson Inc. will be approximately US$12,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub, Holdco or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 147.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company as the Surviving Corporation. If the Merger is completed, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the Merger will occur as soon as practicable, but in any event no later than the fifteenth business day following the day the last of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger), or such other date as the Company, Parent and Merger Sub may unanimously determine. At the Effective Time, Merger Sub and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other related documents with the Cayman Registrar. The Merger will become effective upon the time specified in the Plan of Merger in accordance with the Cayman Islands Companies Law.

We expect that the Merger will be completed during the second half of 2014, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

At the Effective Time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time will be the memorandum and articles of association of the Company as the Surviving Corporation, provided that at the Effective Time, (a) the memorandum and articles of association of the Surviving Corporation will be amended to refer to the name of the Surviving Corporation as “ Giant Interactive Group Inc.”, (b) references to the authorized share capital of the Surviving Corporation will be amended to refer to the correct authorized capital of the Surviving Corporation as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, until thereafter changed or amended as provided by such memorandum and articles of association or by applicable law.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

Each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$12.00, in cash, without interest and net of any applicable withholding taxes.

Each ADS issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$12.00 (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, the following Shares (including such Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentences:

(a)	Each of the Excluded Shares and ADSs representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, will be cancelled without payment of any consideration or distribution therefor.

(b)	Each of the Dissenting Shares will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. See “Dissenters’ Rights” beginning on page 136 for additional information.

(c)	The Union Sky Delayed Payment Shares will be cancelled in exchange for Union Sky’s right to receive a promissory note to be issued by the Company as surviving company in the Merger to Union Sky in principal amount equal to the Union Sky Delayed Payment, which note will bear simple interest at 2.0% per annum.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0000002 per share, of the Surviving Corporation.

The merger consideration will not be paid to shareholders (including holders of ADSs) who are untraceable unless and until they notify the paying agent appointed by Parent or the ADS Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members (or branch register) maintained by the Company or the ADS Depositary, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary or (c) notice of the extraordinary general meeting convened to vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, has been sent to such person and has been returned undelivered. Monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the Surviving Corporation on demand and held in a non-interest-bearing bank account for the benefit of dissenting shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the closing date will be forfeited and will revert to the Surviving Corporation.

Treatment of Options

At the Effective Time, each option to purchase Shares granted under the Share Incentive Plans that is issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive, and each former holder of such option will be paid by the Surviving Corporation or one of its subsidiaries, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$12.00 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes. If the exercise price per Share of any such option is equal to or greater than US$12.00, such option will be cancelled without any payment therefor.

The Share Incentive Plans will be terminated at the Effective Time.

Treatment of Company Restricted Shares

At the Effective Time, each Company Restricted Share issued under the Share Incentive Plans that is outstanding immediately prior to the Effective Time will be cancelled, and each former holder of such Company Restricted Share will be paid by the Surviving Corporation or one of its subsidiaries, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$12.00, in cash, without interest and net of any applicable withholding taxes.

Treatment of Union Sky Delayed Payment Shares

Promptly after the Effective Time (and in any event no more than three business days after the Effective Time), the Surviving Corporation will deliver to Union Sky (a) a letter of transmittal and (b) instructions for use in effecting the surrender of any issued share certificates representing the Union Sky Delayed Payment Shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of a share certificate and/or such other documents as may be required pursuant to such instructions to the Surviving Corporation in accordance with the terms of such letter of transmittal, Union Sky will be entitled to receive in exchange therefor a promissory note in principal amount equal to the Union Sky Delayed Payment, which note will bear simple interest at 2.0% per annum.

Exchange Procedures

Prior to the Effective Time, Parent will enter into an agreement with a bank or trust company to serve as paying agent with respect to the Merger. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, when ascertained, Parent will deposit with the paying agent for the benefit of the holders of Shares and ADSs, the exchange fund sufficient for the paying agent to make payments under the Merger Agreement. Promptly after the Effective Time, the paying agent will deliver or mail to each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs, as the case may be) (a) a letter of transmittal specifying the manner in which the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for effecting the surrender of share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares represented by book-entry in exchange for the Per Share Merger Consideration. If any share certificate has been lost, stolen or destroyed, then the person claiming such share certificate to be lost, stolen or destroyed will have to make an affidavit of loss, theft or destruction, and, if required by the Surviving Corporation or the paying agent, post a bond in a reasonable amount as the Surviving Corporation or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate before such person will be entitled to receive the Per Share Merger Consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares represented by book-entry, together with a duly completed and validly executed letter of transmittal, each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs, as the case may be) represented by such share certificates and each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, the Company Restricted Shares and Shares represented by ADSs, as the case may be) that are not represented by share certificates will receive a payment in an amount equal to (a) the number of Shares held multiplied by (b) the Per Share Merger Consideration, without interest and net of any applicable withholding taxes. The share certificate so surrendered will be marked as cancelled.

Promptly after the Effective Time, the paying agent will transmit to the ADS Depositary an amount equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (b) the Per ADS Merger Consideration, in cash, without interest and net of any applicable withholding taxes. The ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares), without interest and net of any applicable withholding taxes, upon delivery by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only if the relevant share certificates are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s shareholders, the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the recommendation of the Special Committee, the determination of the fairness of the Merger by the Board, the authorization and approval of the Merger Agreement, the Plan of Merger and the

Transactions, including the Merger, by the Board and the direction by the Board that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders for authorization and approval;

•	the receipt of an opinion from each of Morgan Stanley and Duff & Phelps;

•	the absence of (a) any conflict with or violation of the organizational documents of the Company and its subsidiaries, (b) any conflict with or violation of applicable law that would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or (c) any violation, conflict with, requirement of consent under, breach of, loss of benefit under or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or creation of any lien on any property or asset of the Company or any of its subsidiaries pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties are bound, which would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in each case, as a result of the Company’s execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger;

•	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since January 1, 2011 and the financial statements included therein;

•	the repayment of certain indebtedness of the Company;

•	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE, the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from December 31, 2012 to the date of the Merger Agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans and labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	tax matters;

•	the absence of secured creditors;

•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•	environmental matters;

•	insurance;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Company, the Shares, the Merger and the Transactions;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission; and

•	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its subsidiaries), is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, provided that the determination of whether a Company Material Adverse Effect will have occurred will not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date of the Merger Agreement, to the extent resulting from:

(a)	geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events;

(b)	changes in laws, generally accepted accounting principles or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Merger Agreement;

(c)	changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate, including changes in interest rates or foreign exchange rates;

(d)	changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions;

(e)	any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (although the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect);

(f)	the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to such announcement, pendency or consummation or the identity of Parent or its affiliates;

(g)	any action taken (or omitted to be taken) by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or expressly required by the Merger Agreement; or

(h)	any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or the Transactions, including the Merger;

provided that any event, circumstance, change or effect referred to in clause (b), (c) or (d) will be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such fact, event, circumstance, change, condition, occurrence or effect has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	their memorandum and articles of association being in full force and effect;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against them;

•	the absence of (a) any conflict with or violation of the memorandum and articles of association of either Parent or Merger Sub, (b) any conflict with or violation of any applicable law which would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions, including the Merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement or (c) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, which would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions, including the Merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement, in each case, as a result of the execution, delivery and performance of the Merger Agreement and consummation of the Transactions;

•	governmental consents and approvals in connection with the execution, delivery and performance of the Merger Agreement and consummation of the Transactions, including the Merger, by Parent and Merger Sub;

•	the absence of secured creditors of Merger Sub;

•	their capitalization, ownership structure and operations;

•	sufficiency of funds in the financing to complete the Merger and the other Transactions, including the Merger, subject to certain assumptions;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	each Limited Guarantee being in full force and effect and the lack of any default thereunder;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	the absence of undisclosed Shares and other securities of, any other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub, Holdco, the Founder Parties, the Sponsors or any of their respective affiliates;

•	the solvency of the Surviving Corporation at and immediately after the Effective Time;

•	delivery of true and complete copies of certain agreements with Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective affiliates;

•	the absence of any undisclosed agreements between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective affiliates (a) relating to the Transactions, including the Merger, (b) relating to the Transactions, including the Merger, and with any member of the Company’s management, the Board or shareholders or (c) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or has agreed to vote against any Superior Proposal.

•	independent investigation conducted by Parent and Merger Sub; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business and in a manner consistent with past practice, use commercially reasonable efforts to preserve intact its assets and business organization in all material respects, to keep available the services of its current officers and key employees, and to maintain in all material respects its current relationships with existing customers, suppliers and other persons with which it has material business relations as of the date of the Merger Agreement, and to make certain registrations with SAFE as promptly as practicable. Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by applicable law, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (a) with limited exceptions, any shares or any options, warrants, securities convertible into any share capital or other rights of any kind to acquire any shares, or any other ownership interest of the Company or any of its subsidiaries, or (b) any property or assets of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of US$30,000,000, except in the ordinary course of business;

•	declare, set aside, make or pay any dividend or other distribution with respect to any Shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any other subsidiary of the Company;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital, except for the purchase of Shares to satisfy obligations under the Share Incentive Plans;

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than (a) creating any new subsidiary in the PRC by the Company or any of its subsidiaries that (i) is incorporated in the PRC and (ii) does not require any capital injection, directly or indirectly, from outside the PRC after the date of the Merger Agreement, or (b) as contemplated by the Merger Agreement;

•	acquire, whether by purchase, merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$30,000,000 in any transaction or related series of transactions;

•	incur or guarantee any indebtedness for borrowed money of any person except for the incurrence or guarantee of indebtedness (a) under existing credit facilities of the Company or any of its subsidiaries as in effect on the date of Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness or (b) not in an aggregate amount in excess of US$10,000,000;

•	other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of US$15,000,000 or capital expenditures that are, in the aggregate, in excess of US$30,000,000 for the Company and its subsidiaries taken as a whole;

•	except as required pursuant to any employee benefit plan or the Merger Agreement, (a) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries other than the hiring or termination of employees or consultants below the vice president level or its equivalent or with an annual compensation of less than US$150,000, (b) grant or provide any severance or termination payments or benefits to any director or officer of the Company or any of its subsidiaries except as required by applicable law, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director or officer of the Company or any of its subsidiaries except such increases or payments, in the aggregate, that do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, of more than 5%, (d) make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, (e) establish, adopt, amend or terminate any employee benefit plan or materially amend the terms of any outstanding options to purchase Shares, (f) take any action to voluntarily accelerate the vesting of options to purchase Shares to the extent not already required in the Share Incentive Plans or contemplated by the Merger Agreement or (g) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

•	issue or grant any option to purchase Shares or Company Restricted Shares to any person under the Share Incentive Plans;

•	make any changes with respect to financial accounting policies or procedures, except as required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect to financial accounting policies or procedures;

•	enter into, amend, modify or consent to the termination of, or waive any material rights under, any material contract that calls for annual aggregate payments of US$30,000,000 or more that cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

•	enter into, amend, modify, consent to the termination of, or waive any material rights under, any control agreements between or among Shanghai Zhengtu Information Technology Co., Ltd., Giant Network and the shareholders of Giant Network, except as contemplated by the disclosure schedule of the Company delivered in connection with the Merger Agreement or as necessary to satisfy certain actions to be completed prior to the Effective Time and not inconsistent with such disclosure schedule;

•	enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of their directors or executive officers, on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (except as permitted under the Merger Agreement);

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it that is not promptly replaced by a comparable amount of insurance coverage;

•	commence any action for a claim of more than US$30,000,000 (excluding any action seeking injunctive relief or other similar equitable remedies) or settle any action other than any settlement involving the payment of monetary damages not in excess of US$30,000,000;

•	permit any intellectual property owned by the Company or any of its subsidiaries to lapse or to be abandoned, dedicated or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of intellectual property owned by the Company or any of its subsidiaries;

•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act;

•	enter into any contract involving the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person that contains (a) a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than US$30,000,000 or (b) any earn-out or similar payment payable by the Company or any of its subsidiaries with a maximum potential earn-out or similar payment that, as reasonably estimated by the Company, individually, could reasonably be expected to result in payments by the Company or any of its subsidiaries of more than US$30,000,000, to any third party (other than contracts in respect of acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business);

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Competing Transactions

The Company has agreed that, until the earlier of the Effective Time or the termination of the Merger Agreement, neither it nor any of its subsidiaries will, and the Company will instruct and cause its and its subsidiaries’ representatives, not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquires or the making of any proposal or offer that constitutes, or that in the Company’s good-faith judgment could reasonably be expected to lead to, any Competing Transaction (as defined below);

•	enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain such a proposal or offer for a Competing Transaction;

•	agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract (other than a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreements between the Company and members of the Buyer Group, which does not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement), or commitment contemplating or otherwise relating to any Competing Transaction;

•	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or anti-takeover law (and the Company will promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or anti-takeover law and to enforce each such confidentiality, standstill and similar agreement); or

•	authorize or permit any of the representatives of the Company or any of the subsidiaries of the Company to do any of the foregoing.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company, (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or (e) any combination of the foregoing.

The Company has agreed to notify Parent as promptly as practicable (and in any event within 48 hours after the Company has knowledge thereof) of receipt by the Company of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that in the Company’s good-faith judgment could reasonably be expected to lead to a Competing Transaction, specifying the material terms and conditions thereof (including any material amendments or proposed material amendments) and the identity of the party making such proposal or offer or inquiry or contact, and providing copies of any written requests, proposals or offers, including proposed amendments, if applicable. The Company must also keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). The Company is required to provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

The Company has agreed (a) to immediately cease and terminate all existing discussions or negotiations with any parties conducted as of the date of the Merger Agreement with respect to a Competing Transaction and (b) not to, and will cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the Merger Agreement that prohibits the Company from providing such information to Parent.

Prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of the Company’s “no-shop” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its representatives may, acting under the recommendation of the Special Committee, (a) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal, (b) provide information in response to the request of the person who has made such proposal or offer if such person has executed an acceptable confidentiality agreement satisfying the requirements of the Merger Agreement (provided that the Company will concurrently make available to Parent any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives) and (c) engage or participate in any discussions or negotiations with such person. In each such case referred to in clauses (b) and (c) above, the Board (acting only upon recommendation of the Special Committee) or the Special Committee has (i) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (ii) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (iii) provided written notice to Parent at least 48 hours prior to taking any such action.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (a) provides for the payment of either (i) cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration or (ii) consideration in the form of publicly traded securities of a company listed on an internationally recognized securities exchange or automated quotation system with a fair market value that in the good-faith judgment of the Special Committee after consultation with its financial advisor is in excess of the Per Share Merger Consideration and (b) the Board (acting only upon the recommendation of the Special Committee) or the Special Committee has determined in its good-faith judgment after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances) and (ii) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions, including the Merger; provided that no offer or proposal will be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the Merger Agreement.

No Change of Recommendation

The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Under the terms of the Merger Agreement, neither the Board nor any committee of the Board may:

•	(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to include the Company Recommendation in this proxy statement, (c) adopt, approve or recommend (or publicly propose to do so) to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, provided that a customary “stop, look and listen” communication by the Board or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited or be deemed to be a Change in the Company Recommendation) within 10 business days after the commencement thereof, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement thereof or (f) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 business days after Parent so requests in writing (a “Change in the Company Recommendation”); or

•	subject to certain exceptions, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction.

From the date of the Merger Agreement and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, if, however, the Company receives a bona fide written proposal or offer with respect to a Competing Transaction that was not obtained in violation of the “no-shop” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good-faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation with respect to such Superior Proposal and/or authorize the Company to terminate the Merger Agreement, but only:

•	if the Company has complied with the “no-shop” obligations under the Merger Agreement described above with respect to such proposal or offer;

•	after providing at least five business days’ written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement;

•	after negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal; provided that any material modifications to such third-party proposal or offer that the Board or the Special Committee has determined to be a Superior Proposal will be deemed a new Superior Proposal for which notice to Parent must be given; provided further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three-business-day period; and

•	following the end of such five-business-day period or three-business-day period (as applicable), the Board (acting only upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment after consultation with its financial advisor and outside legal counsel that taking into account any changes to the Merger Agreement and the financing proposed by Parent and Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, the Company has agreed not to enter into any agreement with respect to a Superior Proposal unless the Company has concurrently paid to Parent the termination fee as described in further detail in “—Termination Fees and Reimbursement of Expenses” beginning on page 132.

The Board may also effect a Change in the Company Recommendation if, from the date of the Merger Agreement and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, an Intervening Event (as defined below) occurs and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good-faith judgment (after receiving written advice of outside legal counsel engaged by the Special Committee, which advice must be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate law of the Cayman Islands)) that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable law; provided that the Board or the Special Committee, as applicable, may not make such Change in the Company Recommendation unless the Company has (a) provided to Parent at least five business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board (acting only upon the recommendation of the Special Committee) or the

Special Committee, as applicable, to take such action and (b) during such five-business-day period, if requested by Parent, engaged in good-faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

As used herein and for purposes of the Merger Agreement, an “Intervening Event” means a material event, development or change with respect to the Company and its subsidiaries or the business of the Company and its subsidiaries that (a) is unknown by the Board and the Special Committee as of or prior to the date of the Merger Agreement and (b) occurs, arises or becomes known to the Board or the Special Committee after the date of the Merger Agreement and on or prior to the receipt of the required shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; provided that the receipt by the Company of a Competing Transaction or Superior Proposal will not be deemed to constitute an Intervening Event.

Shareholders’ Meeting

The Company has agreed that unless the Merger Agreement is terminated, the Company will duly convene and cause to occur within 30 days after the date of the mailing of this proxy statement to the Company’s shareholders an extraordinary general meeting for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Company may, after consultation in good faith with Parent, recommend the adjournment of the extraordinary general meeting to its shareholders (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the extraordinary general meeting, (b) as otherwise required by applicable law, (c) if as of the time for which the extraordinary general meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting or (d) if an Intervening Event has occurred and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines, in its good-faith judgment upon written advice by outside legal counsel engaged by the Special Committee, which advice must be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate law of the Cayman Islands), that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable law. If the extraordinary general meeting is adjourned, the Company will convene and hold the extraordinary general meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company will not recommend to its shareholders the adjournment of the extraordinary general meeting to a date that is less than five business days prior to the Termination Date under the Merger Agreement.

Parent may request that the Company adjourn the extraordinary general meeting for up to 90 days (but in any event no later than five business days prior to the Termination Date under the Merger Agreement), (a) if as of the time for which the extraordinary general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the extraordinary general meeting or (ii) voting in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to obtain the required shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or (b) in order to allow reasonable additional time for (i) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (ii) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the extraordinary general meeting, in which event the Company will, in each case, cause the extraordinary general meeting to be adjourned in accordance with Parent’s request.

The Company has agreed that unless the Board effects a Change in the Company Recommendation in the manner described above, the Board is required to recommend that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and include such recommendation in this proxy statement and use its reasonable best efforts to solicit from its shareholders proxies in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and take all other actions necessary or advisable to secure the required shareholder authorization and approval. If, however, prior to the receipt of the shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (a) the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (b) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to such Superior Proposal in accordance with the Merger Agreement. The Company will have the right not to submit the Merger Agreement, the Plan of Merger and the Transactions to the Company’s shareholders for approval at the extraordinary general meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Corporation must obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•

From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (a) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

As of the date of the Merger Agreement, Parent has delivered to the Company copies of (a) the executed Original Equity Commitment Letters from each of Baring LP and Hony Fund V pursuant to which each of Baring LP and Hony Fund V has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco equal to the amount set forth therein for the purpose of financing the consummation of the Transactions and (b) the executed Debt Commitment Letter (together with the Original Equity Commitment Letters, the “Financing Documents”) from the financial institutions named therein confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the debt amounts set forth therein in connection with the Transactions.

Each of Parent and Merger Sub has agreed that it will use its reasonable best efforts to obtain the financing for the Merger on the terms and conditions described in the Financing Documents, including (a) maintaining in effect the Financing Documents, (b) satisfying on a timely basis all conditions to the closing of the Merger and funding under the Financing Documents applicable to Parent and/or Merger Sub that are within their control, (c) consummating the financing at or prior to the Effective Time and (d) subject to the Merger Agreement, enforcing the parties’ funding obligations (and the rights of Parent and Merger Sub) under the Financing Documents to the extent necessary to fund the merger consideration; provided that Parent and Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the debt financing with alternative debt financing, in each case only so long as (i) the aggregate proceeds of the debt and equity financing (as amended or modified) and/or any alternative financing will be sufficient for Merger Sub and the Surviving Corporation to pay (A) the merger consideration and (B) any other amounts required to be made in connection with the consummation of the Transactions and (ii) such amendment or modification or the alternative debt financing would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions. Subject to the terms and conditions of the Merger Agreement, neither Parent nor Merger Sub may amend, modify or waive any provision of the Financing Documents if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the debt and equity financings or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the debt and equity financings that, in each case, would be expected to prevent or materially delay or otherwise materially and adversely affect the ability of Parent or Merger Sub to consummate the Transactions, including the Merger. In the event any portion of the debt or equity financing becomes unavailable on the terms and conditions contemplated in the Financing Documents, Parent is required to notify the Company promptly.

Parent has agreed to give the Company prompt notice (a) upon becoming aware of any breach of any material provision of the Financing Documents relating to the equity financing, the Financing Documents relating to the debt financing or any material alternative Financing Documents, or termination of any such Financing Document by any party to such Financing Document or (b) upon the receipt of any written notice from any party to a Financing Document with respect to any threatened breach of any material provision of the Financing Documents relating to the equity financing, the Financing Documents relating to the debt financing or any material alternative Financing Documents, or threatened termination of any such Financing Document.

The Company has agreed to provide to Parent and Merger Sub all reasonable cooperation requested by Parent in connection with the arrangement of the financing and the Transactions, including:

•	participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings;

•	assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent in connection with the debt financing or any alternative financing, if applicable;

•	as promptly as practicable, furnishing Parent and its debt financing and/or alternative financing sources with financial and other pertinent information regarding the Company and its subsidiaries as reasonably requested and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and its debt financing and/or alternative financing sources;

•	reasonably cooperating with advisors, consultants and accountants of Parent or its debt financing and/or alternative financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries;

•	(a) to the extent not prohibited by applicable laws, facilitating the granting of security or pledging of collateral and (b) executing and delivering any pledge and security documents, commitment letters, certificates and other definitive financing documents; provided that any collateral pledged or security granted by the Company or any of its subsidiaries under, and any obligations of the Company or any of its subsidiaries under, any such definitive debt documents to which it is a party will be contingent upon the occurrence of the Effective Time;

•	taking all actions reasonably necessary to permit the prospective lenders involved in the debt financing and/or alternative financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements, subject to the terms of the confidentiality agreements between the Company and members of the Buyer Group, and to establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing;

•	furnishing Parent and Merger Sub, as well as any prospective lenders involved in the debt financing and/or alternative financing, promptly with all documentation and other information required with respect to the debt financing and any alternative financing, if applicable, under applicable “know your customer” and anti-money laundering rules and regulations, subject to the terms of the confidentiality agreements between the Company and members of the Buyer Group;

•	using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the debt financing and any alternative financing, if applicable; and

•	taking all corporate actions reasonably necessary to permit the consummation of the debt financing and any alternative financing, if applicable.

Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries specifically for use in connection therewith); provided that Parent will not be liable to the Company, its subsidiaries or their respective representatives for any such amounts arising from the fraud, gross negligence, recklessness or willful misconduct of such persons.

Agreement to Use Reasonable Best Efforts

The parties to the Merger Agreement have agreed to coordinate with one another and use reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable to consummate and make effective the Transactions; provided that no party will be required to take any action if such action would have a Company Material Adverse Effect.

Certain Additional Covenants

Pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Sub have agreed to certain additional covenants related to the following:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•	access by Parent and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	for Merger Sub to perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereunder;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

•	the prompt delivery to Parent of the resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

•	delisting by the Surviving Corporation from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time;

•	elimination or minimization of the effects of certain takeover statutes;

•	restrictions on Parent, Merger Sub and the Buyer Group entering into or amending, modifying, withdrawing, terminating, amending contracts with the Buyer Group or any contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective affiliates receives any consideration or other economic value from any person in connection with the transactions consummated by the Merger Agreement that is not provided or expressly contemplated in existing contracts as of the date of the Merger Agreement; and

•	certain actions with respect to certain operating subsidiaries of the Company in connection with a reorganization of the group structure.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent that is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement (without giving effect to any qualifications as to “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not constitute a Company Material Adverse Effect; provided that (a) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which being true and correct only as of such time) and (b) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which being true and correct only as of such time);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date, provided that for certain agreements and covenants with respect to certain operating subsidiaries of the Company in connection with a reorganization of the group structure and certain agreements and covenants with respect to certain registration with SAFE, the Company must have performed or complied in all respects with such agreements and covenants;

•	the aggregate amount of cash of the Company and its subsidiaries on a consolidated basis in US dollars available immediately prior to the closing of the Merger in one or more US dollar or RMB denominated bank accounts of the Company or its subsidiaries, net of issued but uncleared checks and drafts and US$100,595,994.24 reserved to repay loans under an existing facility agreement of the Company, in each case free of any lien, shall equal or exceed US$768,000,000, of which (i) at least US$70,000,000 shall be in RMB in onshore bank accounts of the Company or its subsidiaries, (ii) at least US$89,000,000 shall be in US dollars in a designated offshore bank account, (iii) at least US$89,000,000 shall be in US dollars in certain bank accounts of the Company or its subsidiaries in Hong Kong, and (iv) at least US$472,000,000 shall be a combination of US dollars and RMB, which in the case of US dollars shall be in a designated offshore bank account and in the case of RMB shall be in certain designated onshore bank accounts, in each case without duplication; provided, that clause (iv) shall be deemed satisfied if US$450,000,000 is available immediately prior to the Closing in US dollars in the applicable designated offshore bank account, in which case the foregoing US$768,000,000 shall be reduced to US$745,000,000;

•	the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions;

•	holders of no more than 10% of the Shares having validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law; and

•	there not having been any Company Material Adverse Effect since the date of the Merger Agreement that remains continuing.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any qualifications as to “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions, including the Merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; and

•	Parent having delivered to the Company a certificate dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of the Company and Parent, with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee);

(b)	by either the Company (acting only upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), if:

•	the Merger is not completed on or before September 17, 2014 (subject to an extension to a date no later than December 17, 2014 by either the Company or Parent) (the “Termination Date”) (a “Termination Date Termination Event”);

•	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order that or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Permanent Order Termination Event”); or

•	shareholders representing at least two-thirds of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting or any adjournment thereof (a “No-Vote Termination Event”);

(c)	by the Company (acting only upon the recommendation of the Special Committee), if:

•	Parent or Merger Sub has materially breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (i) such that the conditions to the obligations of the Company to complete the Merger would not be satisfied and such condition is incapable of being satisfied by the Termination Date and (ii) which breach is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that the Company is not in material breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to close (a “Parent and Merger Sub Breach Termination Event”);

•	(i) all of the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the Merger and (iii) Parent and Merger Sub fail to complete the closing of the Merger within seven business days following the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement (a “Parent and Merger Sub Failure to Close Termination Event”);

•	prior to the receipt of the shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (i) the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the Company will not be entitled to terminate the Merger Agreement unless the Company has (a) complied in all respects with the “no-shop” obligations under the Merger Agreement with respect to such Superior Proposal and/or alternative acquisition agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (b) pays in full the Company termination fee prior to or concurrently with taking any such action and complied in all respects under the Merger Agreement (a “Superior Proposal Termination Event”); or

(d)	by Parent, if:

•	the Company has materially breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (i) such that the conditions to the obligations of Parent and Merger Sub to complete the Merger would not be satisfied and such condition is incapable of being satisfied by the Termination Date and (ii) which breach is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that Parent and Merger Sub are not in material breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

•	the Board or any committee thereof has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of US$40,275,000 in the event the Merger Agreement is terminated:

•	by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event and (c) within 12 months after the termination of the Merger Agreement, the Company consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%” in this section);

•	by Parent pursuant to a (a) Company Breach Termination Event or (b) Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$80,550,000 in the event the Merger Agreement is terminated by the Company if:

•	by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

•	by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

In the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Fees and Expenses

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by the parties thereto at any time prior to the Effective Time with the approval of their respective boards of directors (or in the case of the Company, by action taken by or on behalf of the Special Committee); provided that after authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the Merger.

At any time prior to the Effective Time, each of the parties (by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Special Committee) to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

On May 12, 2014, the Company, Parent and Merger Sub entered into the Amendment, which provides for certain amendments to the Merger Agreement in connection with CDH joining the Buyer Group as contemplated by, and subject to the conditions set forth in, the CDH Equity Commitment Agreement.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing should have occurred pursuant to the Merger Agreement, (iii) the debt financing from certain financial institutions (or any alternative financing as permitted under the Merger Agreement) having been funded at or before the closing of the Merger if the equity financing is funded at the closing of the Merger and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing and debt financing are funded, then the closing of the Merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded or to effect the closing of the Merger if the debt financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the closing of the Merger even if the equity financing is funded at the closing of the Merger).

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$80,550,000 and US$40,275,000, respectively, and reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex E, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary and pay the fee of ADS Depositary to withdraw his, her or its Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at 388 Greenwich Street, New York, New York 10013.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Giant Interactive Group Inc., 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China, Attention: General Counsel.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$12.00 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The functional currency of the Company and its British Virgin Islands and Hong Kong subsidiaries is U.S. dollars. The functional currency of the Company’s PRC subsidiaries, Giant Network and its consolidated entities, is RMB, based on the criteria of ASC subtopic 830-10 (“ASC 830-10”), Foreign Currency Matters: Overall. The Company uses the RMB as its reporting currency. The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate its operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date. The resulting realized and unrealized exchange gains and losses are included in the consolidated statements of operations and comprehensive income.

This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.0537 on December 31, 2013 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Selected Historical Financial Information

The following table sets forth our selected consolidated financial data. The selected consolidated statements of income data and balance sheets data in the table below have been derived from the audited financial statements of the Company for each of the two years ended December 31, 2012 and 2013, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, at pages F-1 through F-63. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the year ended December 31,
	2012	2013
	(RMB)	(RMB)	(US$)
Net revenue:
Online Games	2,074,950,188	2,309,280,670	381,465,991
Licensing revenues	52,186,105	41,901,953	6,921,710
Other revenue, net	24,758,274	4,287,962	708,321

Total net revenue	2,151,894,567	2,355,470,585	389,096,022
Cost of services	(288,361,076)	(298,660,231)	(49,335,156)

Gross profit	1,863,533,491	2,056,810,354	339,760,866
Operating (expenses) income
Research and product development	(326,792,503)	(320,981,132)	(53,022,306)
Sales and marketing	(146,452,268)	(175,768,566)	(29,034,899)
General and administrative	(148,708,274)	(135,747,942)	(22,423,963)
Government financial incentives	63,644,000	44,766,000	7,394,816

Total operating expenses	(558,309,045)	(587,731,640)	(97,086,352)

	For the year ended December 31,
	2012	2013
	(RMB)	(RMB)	(US$)
Income from operations	1,305,224,446	1,469,078,714	242,674,514
Interest income	105,833,413	128,619,486	21,246,425
Investment income/(loss)	(243,626,993)	8,231,124	1,359,685
Other income, net	34,844,307	32,861,183	5,428,281

Income before income tax expenses	1,202,275,173	1,638,790,507	270,708,905
Income tax expenses	(124,203,884)	(296,622,358)	(48,998,523)
Share of loss of an equity investee	(6,117,163)	(6,388,717)	(1,055,341)

Net income	1,071,954,126	1,335,779,432	220,655,041
Net (income)/loss attributable to noncontrolling interests	(78,234,120)	(82,811,504)	(13,679,486)

Net income attributable to the Company’s shareholders	993,720,006	1,252,967,928	206,975,555

Other comprehensive income (loss), net of tax
Foreign currency translation	2,735,104	(2,926,501)	(483,424)
Unrealized holding gains (losses)	29,770,851	(1,614,739)	(266,736)

Total other comprehensive income/ (loss), net of tax	32,505,955	(4,541,240)	(750,160)

Comprehensive income	1,026,225,961	1,248,426,688	206,225,395

Earnings per share:
Basic	4.20	5.23	0.86
Diluted	4.13	5.08	0.84

Weighted average ordinary shares:
Basic	236,796,818	239,652,597	239,652,597
Diluted	240,821,127	246,835,259	246,835,259

Consolidated Balance Sheets Data:

	For the year ended December 31,
	2012	2013
	(RMB)	(RMB)	(US$)
Cash and cash equivalents	1,943,061,530	1,021,371,762	168,718,596

Total assets	4,322,228,844	5,365,303,994	886,285,082

Total liabilities	1,058,981,988	1,715,913,264	283,448,679
Total Giant Interactive Group Inc.’s equity	3,217,727,465	3,585,386,482	592,263,654
Non-controlling interests	45,519,391	64,004,248	10,572,749

Total shareholders’ equity	3,263,246,856	3,649,390,730	602,836,403

Ratio of Earnings to Fixed Charges

	As of December 31,
	2012		2013
	(unaudited)		(unaudited)
Ratio of earnings to fixed charges(1)	N/A	(2)	150

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity losses of affiliated companies adding fixed charges. Fixed charges consist of interest expensed and interest capitalized. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 and the report on Form 6-K for the relevant periods, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of Form 20-F and Form 6-K.
(2)	For the year ended December 31, 2012, the Company did not incur fixed charges. Therefore, the ratio of earnings to fixed charges was not applicable.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2013 was US$2.47 based on the weighted average number of issued and outstanding Shares during 2013.

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

In September 2011, the Board approved a share repurchase plan with a term of one year. Under the share repurchase plan, the Company was authorized to repurchase up to US$50 million of its issued and outstanding ADSs, over the 12 months following the adoption of the plan (i.e., until September 30, 2012), from time to time in open-market transactions on the NYSE at prevailing market prices, in trades pursuant to a Rule 10b5-1 and 10b-18 repurchase plan, or privately negotiated transactions in accordance with applicable federal securities laws. The timing and extent of any purchases were determined by the Company’s management, in its discretion, and depended upon market conditions, the trading price of ADSs and other factors, including customary restrictions on share repurchases. The Company financed the repurchase with the Company’s cash on hand and cash generated from operations. In August 2012, the Board extended the term of this share repurchase plan for an additional year, thereby authorizing the Company to repurchase until September 30, 2013 ADS representing up to the remaining balance of the US$50.0 million that was authorized in September 2011.

The table below sets forth the details of our purchases of our own equity securities for each quarter during the past two years.

Period	Total Number of ADS Purchased	Average Price Paid per ADS (US$)	Total Number of ADSs Purchased as Part of Publicly Announced Plans or Programs	Maximum Dollar Value of Shares ADSs that May Yet Be Purchased Under the Plans or Programs (US$)
2011
First quarter	—	—	—	—
Second quarter	—	—	—	—
Third quarter	—	—	—	—
Fourth quarter	932,972	3.88	34,935,057	46,375,895.24
2012
First quarter	—	—	—	—
Second quarter	2,561	4.50	34,937,618	46,364,325.9
Third quarter	809,376	4.45	35,746,994	42,764,242.2
Fourth quarter
2013
First quarter	—	—	—	—
Second quarter	—	—	—	—
Third quarter	—	—	—	—
Fourth quarter	—	—	—	—
Total	1,744,909

All Shares underlying ADSs repurchased by the Company were considered cancelled under Cayman Islands law, and the excess of the repurchase price over the par value of the repurchased Shares was charged to additional paid-in capital.

Transaction within the Buyer Group

On November 25, 2013, Mr. Shi, Vogel and Baring SPV entered into a share purchase agreement pursuant to which Vogel agreed to sell, and Baring SPV agreed to purchase, 11,800,000 Shares at US$9.79 per Share subject to the terms and conditions thereof. Pursuant to such agreement, if (i) a going-private transaction occurs within one year of the closing date under the agreement where Baring SPV is part of the buyer consortium and the price per Share in such going-private transaction is higher than the price per share of the Shares purchased pursuant to the agreement or (ii) a going-private transaction occurs within one year of the closing date of the purchase where Baring SPV is not part of the buyer consortium due to its own decision or election without

Mr. Shi’s written consent and the price per share in such going-private transaction is higher than the price per Share of the Shares purchased pursuant to the agreement, Baring SPV will pay Vogel the difference between the price per Share in such going-private transaction and the price per Share pursuant to the agreement with respect to the aggregate Shares purchased pursuant to the agreement. Mr. Shi, Vogel and Baring LP, a joint shareholder of Baring SPV, entered into the Baring SPA Guarantee (together with the Baring Consortium Guarantee and Baring IIA Guarantee, the “Baring Guarantees”) on November 25, 2013, pursuant to which Baring LP guaranteed Baring SPV’s obligations under the agreement. Such purchase was completed on December 3, 2013.

Prior Public Offerings

On November 6, 2007, we completed our initial public offering, which involved the sale by the Company and certain of its shareholders of 65,777,036 ADSs. The initial public offering price was US$15.50 per ADS. The Company received aggregate proceeds (after deducting the underwriting discount but before expenses) of US$791,139,516.

In June 2013, we registered 11,000,000 ADSs in a public offering on behalf of Vogel. The offering price was US$7.25 per ADS. The Company did not receive any proceeds from the offering.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Support Agreement, the Interim Investors Agreement, the Limited Guarantees, the Debt Commitment Letter, the Equity Commitment Letters, the Baring Guarantees, the Hony Guarantee and the CDH Equity Commitment Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors (including the Founder Parties), Holdco, Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex G or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 240,750,422 Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
Name	Number	Percent
Directors and Executive Officers
Yuzhu Shi(1)	106,778,540	44.4%
Wei Liu	1,250,000	*
Andrew Y. Yan	520,000	*
Jason Nanchun Jiang	32,500	*
Peter Andrew Schloss	77,500	*
Jazy Zhang	200,000	*
Shiliang Song	200,000	*
Yonghua Lu	125,000	*
Min Tang	1,140,000	*
Yongjun Fei	660,000	*
Xuefeng Ji	400,000	*
Guoqiang Ding	200,000	*
Cheng Peng	212,000	*
Meng Wu	50,000	*
All Directors and Executive Officers as a Group	111,845,540	46.0%
All Directors and Executive Officers (other than Mr. Shi) as a Group	5,067,000	2.1%
Other 5% Shareholders
Citi (Nominees) Limited**	153,369,939	63.7%

*	Would beneficially own less than 1% of the outstanding Shares, including upon exercise of options to purchase Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days from the date of this proxy statement and Company Restricted Shares the restrictions over which will lapse within 60 days from the date of this proxy statement.
**	Include Shares held by Citibank, N.A., in its capacity as the ADS Depositary in connection with the ADS program (which are held through the custodian of the ADS program, Citibank Hong Kong) as well as Shares repurchased by the Company under the authorized share repurchase programs for the period from December 24, 2007 through December 31, 2013.
(1)	Includes (i) 102,000,000 Shares held by Union Sky and (ii) 1,890,687 Shares and 2,887,853 ADSs held by Vogel, which is wholly owned by Ms. Jing Shi, the daughter of Mr. Shi, for which Mr. Shi exercises sole voting and dispositive power.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held in later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013. See “Where You Can Find More Information” beginning on page 147 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.ga-me.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 29, 2014 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, Georgeson Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED JUNE 16, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GIANT INVESTMENT LIMITED

GIANT MERGER LIMITED

and

GIANT INTERACTIVE GROUP INC.

Dated as of March 17, 2014

AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2014 (this “Agreement”), among Giant Investment Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Giant Merger Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Giant Interactive Group Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).

WHEREAS, Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (b) authorized and approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Union Sky and Baring SPV (collectively, the “Rollover Shareholders”), Vogel, Giant Group Holdings Limited, which is the sole shareholder of Parent (“Holdco”), and Parent have executed and delivered a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, (a) the Rollover Shareholders and Vogel will vote all Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (b) the Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares in accordance with the terms thereof; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the entities set out in Schedule A (each, a “Guarantor,” and collectively the “Guarantors”) have executed and delivered limited guarantees in favor of the Company with respect to certain obligations of Parent under this Agreement (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly-owned Subsidiary of Parent.

Section 1.02 Closing; Closing Date.

Unless otherwise unanimously agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time) at the offices of Wilson Sonsini Goodrich & Rosati, P.C., Unit 1001, 10/F, Henley Building, 5 Queen’s Road Central, Hong Kong as soon as practicable, but in any event no later than the 15th Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or, if permissible, waived (other than (x) the condition set forth in Section 7.02(a) with respect to the representation and warranty set forth in Section 3.07(d) and (y) those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of each of the condition described in clauses (x) and (y)) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03 Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective at the time specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04 Effects of the Merger.

At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05 Memorandum and Articles of Association of Surviving Corporation.

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by Law and such memorandum and articles of association; provided that at the Effective Time, (a) Article I of the memorandum of association of the Surviving Corporation shall be amended to read as follows: “The name of the Company is “Giant Interactive Group Inc.” and the articles of association of the Surviving Corporation shall be amended to refer to the name of the Surviving Corporation as “Giant Interactive Group Inc.”, (b) references therein to the authorized share capital of the Surviving Corporation shall be amended to refer to the correct authorized capital of the Surviving Corporation as approved in the Plan of Merger, if necessary and (c) the memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 6.05(a).

Section 1.06 Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) each ordinary share, par value $0.0000002 each, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs) shall be cancelled in exchange for the right to receive $12.00 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b) each American Depositary Share, representing one Share (each, an “ADS”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), and each Share represented by such ADSs, shall be cancelled in exchange for the right to receive $12.00 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c) each of the Excluded Shares and ADSs representing Excluded Shares, in each case, issued and outstanding immediately prior to the Effective Time, shall be cancelled without payment of any consideration or distribution therefor;

(d) each of the Dissenting Shares shall be cancelled in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03;

(e) each of the Company RSs shall be cancelled in accordance with Section 2.02(a) and thereafter represent only the right to receive the applicable payments set forth in Section 2.02(c);

(f) each of the Union Sky Delayed Payment Shares shall be cancelled in accordance with Section 2.05 and thereafter represent only the right to receive the applicable payments set forth in Section 2.05;

(g) all Shares issued and outstanding immediately prior to the Effective Time, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist, and the register of members of the Company shall be amended accordingly; and

(h) each ordinary share, par value $0.01 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.0000002 each, of the Surviving Corporation. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

Section 2.02 Share Incentive Plan, Outstanding Company Options and Company RSs.

(a) At the Effective Time, the Company shall (i) terminate the Company’s Share Incentive Plan and any relevant award agreements entered into under the Share Incentive Plan, (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable and (iii) cancel each Company RS that is outstanding.

(b) Each former holder (or his or her designee) of a Company Option that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable (and in any event no more than five Business Days) after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(c) Each former holder (or his or her designee) of a Company RS that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable (and in any event no more than five Business Days) after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration.

(d) Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, and each former holder of Company Options and Company RSs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

(e) At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Company or the Surviving Corporation to any person pursuant to the Share Incentive Plan or in settlement of any Company Option or Company RS (as applicable). Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Options and/or Company RSs informing such holder of the effect of the Merger on his or her Company Options and/or Company RSs (as applicable).

Section 2.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b) For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c) The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Laws of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to section 238(4) of the CICL within 20 days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.

Section 2.04 Exchange of Share Certificates, etc.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree prior to the Effective Time) and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the

Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, that immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (A) has been sent to such person and has been returned undelivered or has not been cashed or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Corporation on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the Closing Date shall be forfeited and shall revert to the Surviving Corporation.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs), Company Options and Company RSs the same economic effect as contemplated by this Agreement prior to such action.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent; provided that (i) Parent shall not direct the Paying Agent to make any such investments that are speculative in nature and (ii) no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.04(a) and this Section 2.04(f), the Exchange Fund shall not be used for any other purpose.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).

(h) No Liability. None of the Paying Agent, the Rollover Shareholders, the Sponsors, Parent, the Surviving Corporation or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options or Company RSs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Corporation, the Paying Agent or the Depositary to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSs in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be.

Section 2.05 Union Sky Delayed Payment Shares.

Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall deliver to Union Sky (a) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company) and (b) instructions for use in effecting the surrender of any issued share certificates representing the Union Sky Delayed Payment Shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration in the manner as contemplated in this Section 2.05. Upon surrender of a Share Certificate and/or such other documents as may be required pursuant to such instructions to the Surviving Corporation in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, Union Sky shall be entitled to receive in exchange therefor the promissory note in the aggregate principal amount (the “Union Sky Delayed Payment”) equal to (x) the number of Union Sky Delayed Payment Shares multiplied by (y) the Per Share Merger Consideration, which notes shall bear simple interest of 2% per annum in the same form as attached hereto as Annex B.

Section 2.06 No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be canceled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares, and for no consideration in the case of Excluded Shares.

Section 2.07 Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement, dated November 6, 2007 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.08 Agreement of Fair Value.

Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and to any other section or subsection of this Agreement the relevance of which is reasonably apparent on its face from the disclosed information) or (b) the Company SEC Reports filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01 Organization, Good Standing and Qualification.

The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power or authority has not had and would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not have a Company Material Adverse Effect.

Section 3.02 Memorandum and Articles of Association.

The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03 Capitalization.

(a) The authorized share capital of the Company is $100 divided into 500,000,000 Shares of a par value of $0.0000002 per share. As of the close of business on March 12, 2014, (i) 240,526,872 Shares are issued and outstanding (which number includes 3,802,200 vested Company RSs as of the date hereof), all of which have been duly authorized and are validly issued, fully paid and non-assessable and (ii) 10,864,100 Shares are issuable pursuant to outstanding Company Options and unvested Company RSs granted pursuant to the Share Incentive Plan (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)). Since the close of business on March 12, 2014, the Company has not issued or granted any shares of capital stock or other securities of the Company, except for issuances of Shares upon the exercise or settlement of Company Options outstanding as of the close of business on March 12, 2014. Except as set forth in this Section 3.03 and save for the ADSs and the Deposit Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company or any of its Subsidiaries relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of the Company or any of its Subsidiaries. Other than the ADSs and the Deposit Agreement, the Company has not issued or had outstanding any bonds, debentures, notes or other obligations that entitle the holders to the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the number of Shares subject to such Company Option, (ii) the exercise or purchase price of such Company Option and (iii) the date on which such Company Option expires. The grant of each such outstanding Company Option was properly approved in compliance with the terms of the Share Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.

(c) Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company RS outstanding as of the date hereof: (i) the number of Shares subject to such Company RS and (ii) the date on which such Company RS expires. The grant of each such outstanding Company RS was properly approved in compliance with the terms of the Share Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company RS as a result of the Transactions.

(d) All Shares subject to issuance upon due exercise of a Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (i) the Share Incentive Plan pursuant to which the Company has granted the Company Options and Company RSs that are currently outstanding, (ii) the form of award agreement evidencing such Company Options and Company RSs and (iii) award agreements evidencing such Company Options and Company RSs with terms that are materially different from those set forth in the form of award agreement.

(e) Section 3.03(e) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company and each other entity in which the Company or any of its Subsidiaries holds an equity interest, other than equity interests with book value not exceeding $2,000,000, together with (i) the jurisdiction of organization of each such Subsidiary or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary or other entity that is owned or otherwise held by the Company or a Subsidiary of the Company as of the date hereof and (iii) the shareholder(s) of such Subsidiary or other entity. Other than the Group Companies, there are no other corporations, associations or other persons that are legal entities that are material to the business of the Group Companies, taken as a whole, through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and neither the Company nor any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Group Companies, taken as a whole.

(f) The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries that is owned by any Group Company is owned by such Group Company free and clear of all Liens. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all share capital or registered capital of their respective Subsidiaries owned by them. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.

Section 3.04 Authority Relative to this Agreement; Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) As of the date hereof, the Special Committee comprises three members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in Section 303A of the New York Stock Exchange Listed Company Manual). The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, to enter into this Agreement and consummate the Transactions, including the Merger, (ii) authorized and approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval.

(c) The Special Committee has received from Morgan Stanley Asia Limited and Duff & Phelps, LLC (each, a “Financial Advisor”) their written opinions, each dated the date hereof, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes. The Financial Advisors have consented to the inclusion of a copy of their respective opinions in the Proxy Statement. It is agreed and understood that such opinions may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

Section 3.06 Permits; Compliance with Laws.

(a) Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect (the “Material Company Permits”). As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect, except where the failure to be valid or in full force and effect would not materially and adversely affect any Group Company’s business as it is being conducted as of the date hereof. Each Group Company is in compliance with the terms of the Material Company Permits, except where noncompliance would not materially and adversely affect such Group Company’s business as it is being conducted as of the date hereof. Without limiting the generality of the foregoing, all permits, licenses, approvals, filings and registrations and other requisite formalities with Governmental Authorities in the People’s Republic of China (“PRC”) that are material to the Group Companies, taken as a whole, and are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, have been duly completed in all material respects in accordance with applicable PRC Laws. Each Group Company that is organized in the PRC has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital.

(b) Except as has not had and would not have a Company Material Adverse Effect, no Group Company is in default, breach or violation of any Law applicable to it (including (i) any Laws applicable to its business and (ii) any Laws related to the protection of personal data) or by which any of its properties or assets are bound. No Group Company has received any written notice or communication from any Governmental Authority or stock exchange of any non-compliance with any applicable Laws or listing rules or regulations that has not been cured except for (i) such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, have a Material Company Adverse Effect and/or (ii) such investigations or reviews in the trading in the securities of the Company related to the Merger.

(c) No Group Company nor any director or officer or employees of any Group Company, nor, to the knowledge of the Company, any agent or any other person acting on behalf of any Group Company has (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment that would be unlawful under any Anti-corruption Law or (ii) made an offer to pay, a promise to pay or a payment or transfer of money or anything else of value, or an authorization of such offer, promise, payment or transfer, directly or indirectly, to any Government Official for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or in directing business to, any person.

(d) No Group Company has conducted or initiated any formal internal investigation or made a voluntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or, to the knowledge of the Company, any Company Representative has received any written notice or citation for any actual or potential noncompliance by any Group Company or any Company Representative with any Anticorruption Law.

(e) To the knowledge of the Company, each holder or beneficial owner of Shares and/or Company Options who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 75, SAFE Circular 7 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and

Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the knowledge of the Company, such holder or beneficial owner has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 3.07 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed with or furnished to the SEC by the Company since January 1, 2011 (the “Applicable Date”) pursuant to the Securities Act and the Exchange Act (the forms, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof as have been supplemented, modified or amended since the time of filing or furnishing, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, the effect of which, individually or in the aggregate, is not material, and to the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except to the extent that such information has been amended or superseded by later Company SEC Reports filed prior to the date hereof.

(c) Except as and to the extent set forth on the audited annual report of the Group Companies filed with the SEC on April 18, 2013, including the notes thereto, no Group Company has outstanding (i) any Indebtedness or any commitments therefor or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that are required in accordance with GAAP to be disclosed or reflected or reserved against the consolidated financial statements of the Company and its Subsidiaries, except for Indebtedness or any commitments therefor or other liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2012, (B) incurred pursuant to this Agreement or in connection with the Transactions or (C) that do not have a Company Material Adverse Effect.

(d) On the Closing Date, the Company shall not have any Indebtedness outstanding pursuant to the facility letter dated June 26, 2013 and the other agreements related thereto between the Company and China Merchants Bank Co., Ltd. Hong Kong Branch.

(e) The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it.

(f) The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(g) The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company and each Group Company have established and maintain disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor, to the Company’s knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the Company’s knowledge, there is, and since January 1, 2011, there has been, no fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the date of the Company’s most recently filed annual report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Group Companies maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(i) The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

Section 3.08 Absence of Certain Changes or Events.

Between December 31, 2012 and the date hereof, except as set forth in Section 3.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course, and there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company’s Equity Securities, except for any dividend or distribution by a Group Company to another Group Company, (c) any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than repurchase of Shares to satisfy obligations under the Share Incentive Plan or other similar plans or arrangements including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options), (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto or (e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.

Section 3.09 Absence of Litigation.

Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company, before any Governmental Authority that (a) has had or would reasonably be expected to result in, a Company Material Adverse Effect or (b) has enjoined, restrained, prevented or materially delayed, or would reasonably be expected to enjoin, restrain, prevent or materially delay the consummation of the Merger. No Group Company, nor any property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Labor and Employment Matters.

(a) No Group Company is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company. Except those that would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority and there is no organized strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threatened against or involving any Group Company.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company (i) is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company, (B) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company and (C) there is no charge of discrimination in employment or employment practices for any reason, including, age, gender, race, religion or other legally protected category, that is now pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company has employed or currently employs any person.

(c) The Company has made available to Parent true and complete copies of each Company Employee Plan and each Company Employee Agreement including all material amendments thereto; provided that for Company Employee Agreements that are standard form agreements, the form, rather than each individual agreement, has been made available to Parent, with the exception that any Company Employee Agreement that deviates materially from the form have been separately made available to Parent.

(d) Each Company Employee Plan is and has at all times been operated and administered in material compliance with the provisions thereof and all applicable legal requirements. There are no material claims (other than for benefits incurred in the ordinary course) or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(e) Except pursuant to or as contemplated under this Agreement, no Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the consummation of the Transactions alone (and without the occurrence of any additional or subsequent events such as a termination of employment), will entitle any current or former director, employee or consultant of any Group Company to (i) material compensation or benefits (including any severance payment or benefit), or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements.

(f) True and complete copies of the forms of employment Contracts for each employee or consultant whose compensation exceeded $200,000 in the prior full fiscal year (and any individual employment Contracts to the extent they deviate from such forms in any material respect) and all amendments thereto, and a true and complete schedule setting forth the employee identification numbers and the dates of hire of such individuals, have been provided or made available to Parent.

Section 3.11 Real Property; Title to Assets.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property, including the particulars and the issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. The land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority in compliance in all material respects with applicable PRC Law, all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full and such land use rights are not subject to any restrictions that would materially interfere with the operation of the Group Companies as currently conducted as of the date hereof. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the relevant Group Company has duly complied in all respects with all the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property owned by it, and the Owned Real Property remains in conformity with, all applicable building codes and standards, fire prevention, safety, planning or zoning Law.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered or otherwise made available to Parent a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as would not have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Lease and (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) The Owned Real Property identified in Section 3.11(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 3.11(b) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies as of the date hereof.

(d) To the knowledge of the Company, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Group Companies and (ii) there are no structural deficiencies or latent defects materially affecting the intended use or function of the Improvements.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) necessary to conduct their respective businesses as currently conducted, in each case free and clear of all Encumbrances, except Permitted Encumbrances. The material machinery, equipment and other tangible personal property and assets owned or used by the Company and its Subsidiaries are (i) usable in the ordinary course of business and, in all material respects, are adequate and suitable for the uses to which they are being put and (ii) are in good and working order, reasonable wear and tear and immaterial defects excepted.

Section 3.12 Intellectual Property.

Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Encumbrances).

(b) Neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business or activities conducted by it (including the commercialization and exploitation of its products and services), is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property. Neither the Company nor any of its Subsidiaries nor the business or activities conducted by the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any person. To the knowledge of the Company, no person is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any Subsidiary of the Company.

(c) There are no pending or, to the knowledge of the Company, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property.

(d) All current or former employees, consultants or contractors of the Company and its Subsidiaries who have participated in the creation or development of Company Intellectual Property have executed and delivered to the Company or such Subsidiary of the Company agreements (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the assignment by such person to the Company or such Subsidiary of the Company of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company.

(e) The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each item of Intellectual Property that they own. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

(f) The Company IT Assets are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s business and the Company and its Subsidiaries have implemented backup, security and disaster recovery measures and technology consistent with industry practices in the PRC.

Section 3.13 Taxes.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has duly filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings, and all such Tax returns are true, accurate and complete in all material respects. As of the date hereof, no taxing authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has properly and timely withheld, collected and deposited all Taxes that are in the Company’s reasonable judgment required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(b) Each of the Company’s Subsidiaries incorporated in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Any submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates were accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened.

Section 3.14 No Secured Creditors.

The Company does not have any secured creditors holding a fixed or floating security interest.

Section 3.15 Material Contracts.

(a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

(iii) any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person or any Contract relating to the making of any such loan, advance or investment of more than $10,000,000;

(iv) any Contract involving Indebtedness of the Company or any of its Subsidiaries of more than $10,000,000;

(v) any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries of more than $30,000,000;

(vi) any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries with value of more than $30,000,000, other than a Permitted Encumbrances;

(vii) any Contract under which the Company or any of its Subsidiaries has any obligations that have not been satisfied or performed (other than indemnification and confidentiality obligations) relating to the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than $30,000,000 (by merger, purchase or sale of assets or stock or otherwise);

(viii) any Contracts involving any resolution or settlement of any Action with amount in controversy greater than $30,000,000;

(ix) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(x) any Contract involving a standstill or similar arrangement;

(xi) any Contract (other than Contracts granting Company Options or Company RSs) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger where (A) such Contract requires any payment in excess of $30,000,000 to be made by the Company or any of its Subsidiaries in any calendar year or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of $30,000,000 in any calendar year;

(xii) any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guaranty by the Company or any of its Subsidiaries;

(xiii) any Contract providing for (A) a license of Intellectual Property to the Company and its Subsidiaries, (B) a license of Intellectual Property by the Company or any of its Subsidiaries to third parties, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property; in each case of (A) through (D), other than agreements for off-the-shelf Software and such Contracts that are not material to business of the Company and its Subsidiaries, taken as a whole, and in each case of (C) and (D), other than Contracts entered into by the Company and its Subsidiaries in ordinary course of business;

(xiv) any Contract which (A) provides the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (B) provides the Company or any Subsidiary the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfers economic benefits from any Operating Subsidiary to any other Subsidiary (the contracts and agreements described in (A), (B) and (C), together, the “Control Agreements”); or

(xv) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act.

Each such Contract described in clauses (i) to (xv) and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract.”

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and to the Company’s knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge and as of the date hereof, any other party thereto, is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any Third Party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 3.16 Environmental Matters.

Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (b) no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would require remediation or other action pursuant to any Environmental Law, (c) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law that remains unresolved and (d) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 3.17 Insurance.

The Company has delivered to Parent a copy of all material insurance policies maintained by Group Companies. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost and (c) neither the Company nor any of its Subsidiaries has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies.

Section 3.18 Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement or “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (save for the CICL or any similar anti-takeover provision in the Company’s memorandum and articles of association) (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 3.19 Brokers.

Except for the Financial Advisors and the Strategic Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.20 No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or

Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 4.02 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL and (iv) for the Requisite Regulatory Approvals.

(c) Except as contemplated under the Finance Documents, Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04 Capitalization.

(a) The authorized share capital of Parent consists solely of 100,000,000 ordinary shares, par value of $0.00001 each. As of the date hereof, one ordinary share of Parent was issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and is owned by Holdco. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Financing Documents and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b) The authorized share capital of Merger Sub consists solely of 100,000 ordinary shares, par value of $0.01 each. As of the date hereof, one ordinary share of Merger Sub was issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and is owned by Parent. All of the issued and outstanding share capital of Merger Sub is, and at the Effective time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05 Available Funds and Financing.

(a) Parent has delivered to the Company true and complete copies of (i) an executed commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07, the “Debt Commitment Letter”), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions (the “Debt Financing”) and (ii) executed equity commitment letters from the Sponsors (the “Equity Commitment Letters” and, together with the Debt Commitment Letter and/or, if applicable the Alternative Financing Documents, the “Financing Documents”) pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing and/or, if applicable, the Alternative Financing, the “Financing”). The proceeds of the Financing shall be used to finance the consummation of the Transactions.

(b) As of the date hereof (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception) and (ii) none of the Financing Documents has been amended or modified and no such amendment or modification (other than as permitted by Section 6.07 or this Section 4.05) is contemplated, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect (other than as permitted by Section 6.07 or this Section 4.05). Assuming (A) the Financing is funded in accordance with the Financing Documents and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the net proceeds of the Financing contemplated by the Financing Documents will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to Holdco, Parent or Merger Sub on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (x) as expressly set forth in the Financing Documents and (y) any customary engagement letter and non-disclosure agreements that do not impact the conditionality, availability or amount of the Financing. As of the date hereof, no event has occurred that , with or without notice, lapse of time or both, would either (I) constitute a default or breach under the Financing Documents on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto or (II) prevent or materially delay the other parties thereto from providing or funding, as applicable, any portion of the Financing. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the satisfaction of the conditions set forth in Section 7.01and Section 7.02 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Documents or that any of the conditions to the Financing that are required to be satisfied by Parent or Merger Sub will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time. For the avoidance of doubt, Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article III or compliance by the Company with its obligations hereunder.

Section 4.06 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07 Guarantees.

Assuming the due authorization, execution and delivery by the Company, each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

Section 4.08 Absence of Litigation.

To the knowledge of Parent and Merger Sub, as of the date hereof, (a) there is no material Action pending or threatened against Parent or Merger Sub or any of their respective Affiliates before any Governmental Authority and (b) neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.

Section 4.09 Ownership of Company Shares.

As of the date hereof, other than (a) the Rollover Shares, (b) 42,109,028 Shares held by Union Sky, which shall be cancelled in exchange for Per Share Merger Consideration or the right to receive the Union Sky Delayed Payment and (c) 1,890,687 Shares and 2,887,853 ADSs held by Vogel, each of which shall be cancelled in exchange for Per Share Merger Consideration and Per ADS Merger Consideration, respectively, none of Parent, Merger Sub, Holdco, the Founder Parties, the Sponsors nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.10 Solvency.

Neither Parent nor Merger Sub is entering into the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions contemplated hereby, including the Financing (and any Alternative Financing, if applicable) and the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions, assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.

Section 4.11 Parent Group Contracts.

Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (a) the Consortium Agreement, (b) the Consortium SPA, (c) the Equity Commitment Letters, (c) the Support Agreement, (d) the Interim Investors Agreement, (e) the Baring Guarantees and (f) the HONY Guarantee (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof. As of the date hereof, other than the Parent Group Contracts, there are no side letters or other oral or written Contracts, agreements, arrangements or understandings (whether or not legally enforceable) (i) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Corporation following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any members of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 4.12 Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.13 No Additional Representations.

Except for the representations and warranties set forth in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of either of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub, or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business and in a manner consistent with past practice, (ii) the Company shall use its commercially reasonable efforts to preserve intact the assets and business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Companies has material business relations as of the date hereof and (iii) the Company shall as promptly as practicable after the date hereof make the registrations set forth in Section 5.01(iii) of the Company Disclosure Schedule with respect to SAFE Rules and Regulations (or any successor law, rule or regulation).

Without limiting the generality of the foregoing paragraph, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the exercise of any Company Options or Company RSs in accordance with the Share Incentive Plan, (B) the withholding of Company securities to satisfy Tax obligations with respect to Company Options or Company RSs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSs or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or any options, warrants, securities convertible into any share capital or other rights of any kind to acquire any shares, or any other ownership interest (including any phantom interest), of any Group Company) or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of $30,000,000, except in the ordinary course of business;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Share Incentive Plan, including the withholding of Shares in connection with the exercise of Company Options or Company RSs in accordance with the terms and conditions of such Company Options or Company RSs (as applicable));

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiary (other than creating any new Subsidiary in the PRC by a Group Company that (i) is incorporated in the PRC and (ii) does not require any capital injection (directly or indirectly) from outside the PRC after the date hereof), other than as contemplated by this Agreement;

(f) acquire, whether by purchase, merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of $30,000,000 in any transaction or related series of transactions;

(g) incur or guarantee any indebtedness for borrowed money of any person except for, the incurrence or guarantee of indebtedness (i) under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness (including any renewal, extension, refinancing or replacement of such Contracts on substantially the same or similar terms) or (ii) not in an aggregate amount in excess of $10,000,000;

(h) other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $15,000,000 or capital expenditures that are, in the aggregate, in excess of $30,000,000 for the Group Companies taken as a whole;

(i) except as required pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company other than the hiring or termination of employees or consultants below the vice president level or its equivalent (e.g. the head of business unit) or with an annual compensation of less than $150,000, (ii) grant or provide any severance or termination payments or benefits to any director or officer of any Group Company except as required by applicable Law, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director or officer of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 5%, (iv) make any new equity awards to any director, officer or employee of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, (vi) take any action to voluntarily accelerate the vesting of Company Options to the extent not already required in the Share Incentive Plan or contemplated by this Agreement or (vii) forgive any loans to directors, officers or employees of any Group Company;

(j) issue or grant any Company Option or Company RSs to any person under the Share Incentive Plan;

(k) make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of $30,000,000 or more that cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

(m) enter into, amend, modify, consent to the termination of, or waive any material rights under, any Control Agreements (or any Contract that would be a Control Agreement if such Contract had been entered into prior to the date hereof), except as contemplated by Section 6.16 of the Company Disclosure Schedule or as necessary to satisfy the Reorganization Condition Actions (and not otherwise inconsistent with Section 6.16 of the Company Disclosure Schedule);

(n) enter into any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their directors or executive officers, on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (except as permitted under Section 5.01(i));

(o) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it that is not promptly replaced by a comparable amount of insurance coverage;

(p) commence any Action for a claim of more than US$30,000,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle any Action other than any settlement involving the payment of monetary damages not in excess of $30,000,000;

(q) permit any Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every item of Intellectual Property owned by any Group Company;

(r) fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(s) enter into any Contract involving the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person that contains (i) a put, call or similar right pursuant to which any Group Company could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $30,000,000 or (ii) any earn-out or similar payment payable by any Group Company with a maximum potential earn-out or similar payment that, as reasonably estimated by the Company, individually, could reasonably be expected to result in payments by any Group Company of more than $30,000,000, to any Third Party (in the case of each of clauses (i) and (ii), other than Contracts in respect of acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business);

(t) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(u) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting; or

(v) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02 Operation of Parent’s and Merger Sub’s Business.

Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article III, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

Section 5.03 No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Schedule 13E-3.

(a) As soon as practicable following the date hereof, the Company with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within 24 hours and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

(b) Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

(c) At the Shareholders’ Meeting, Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.02 Company Shareholders’ Meeting.

(a) As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 but in any event no later than five days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) No later than 30 days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.03(c), the Company’s obligations pursuant to this Section 6.02 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction or by any Change in the Company Recommendation.

(c) Notwithstanding Section 6.02(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable Law, (iii) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (iv) if an Intervening Event has occurred and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment upon written advice by outside legal counsel engaged by the Special Committee, which advice shall be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate Law of the Cayman Islands), that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five Business Days prior to the Termination Date.

(d) Parent may request that the Company adjourn the Shareholders’ Meeting for up to 90 days (but in any event no later than five Business Days prior to the Termination Date), (i) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Requisite Company Vote or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned in accordance with Parent’s request.

Section 6.03 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other authorized representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b) Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party; provided that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party, (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(c) All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements.

(d) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04 No Solicitation of Transactions.

(a) Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as set forth in Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or that in the Company’s good faith judgment could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain such proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement) or (v) authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i) – (iv) of this Section 6.04(a). The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date hereof that prohibits the Company from providing such information to Parent.

(b) Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of this Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its Representatives may, with respect to such proposal or offer and acting only upon the recommendation of the Special Committee:

(i) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iii) engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided that prior to taking any actions described in clause (ii) or (iii), the Company Board (acting only upon recommendation of the Special Committee) or the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (C) provided written notice to Parent at least 48 hours prior to taking any such action.

(c) Except as set forth in Section 6.04(d) or Section 6.04(e), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d–9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited or be deemed to be a Change in the Company Recommendation) within 10 Business Days after the commencement thereof, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement thereof or (F) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 Business Days after Parent so requests in writing; provided that Parent may not make such request more than one time with respect to any given Competing Transaction unless there shall have been an additional public announcement with respect to such Competing Transaction (any of the foregoing, a “Change in the Company Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction that was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation with respect to such Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer, (ii) after (A) providing at least five Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c); it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such Third-Party proposal or offer would cease to constitute a Superior Proposal; provided that any material modifications to such Third-Party proposal or offer that the Company Board or the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal to which the requirements of this Section 6.04(d) shall apply; provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a three Business Day period rather than the five Business Day period first described above and (iii) following the end of such five Business Day period or three Business Day period (as applicable), the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee shall have determined in its good faith judgment after consultation with its financial advisor and outside legal counsel that taking into account any changes to this Agreement and the Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and at any time prior to the receipt of the Requisite Company Vote, if an Intervening Event has occurred and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment (after receiving written advice of outside legal counsel engaged by the Special Committee, which advice shall be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate Law of the Cayman Islands)) that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law, the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee may effect a Change in the Company Recommendation; provided that the Company Board or the Special Committee, as applicable, shall not make such Change in the Company Recommendation unless the Company has (i) provided to Parent at least five Business Days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee, as applicable, to take such action and (ii) during such five Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

(f) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company, (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or (v) any combination of the foregoing.

(g) An “Intervening Event” means a material event, development or change with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, that (i) is unknown by the Company Board and the Special Committee as of or prior to the date hereof and (ii) occurs, arises or becomes known to the Company Board or the Special Committee after the date hereof and on or prior to the receipt of the Requisite Company Vote; provided that the receipt by the Company of a Competing Transaction or Superior Proposal will not be deemed to constitute an Intervening Event.

(h) A “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (i) provides for the payment of either (A) cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration or (B) consideration in the form of publicly traded securities of a company listed on an internationally recognized securities exchange or automated quotation system with a fair market value that in the good faith judgment of the Special Committee after consultation with its financial advisor is in excess of the Per Share Merger Consideration and (ii) the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances) and (B) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions; provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder.

(i) Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement or propose to do so.

(j) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction) that does not include an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Corporation shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply (and Parent shall cause the Surviving Corporation to comply) with all of the Company’s obligations, and each of the Surviving Corporation and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (B) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(e) The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a Third-Party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees; it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06 Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date hereof, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions;

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied; and

(e) any person notifies the Company or any of its Subsidiaries in writing that such person is seeking indemnification from the Company or any of its Subsidiaries under any indemnification, advancement or exculpation provisions of the indemnification agreements by and among the Company or any of its Subsidiaries and their respective directors and executive officers or the memorandum and articles of association of the Company or any of its Subsidiaries;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure; provided, further, that the Company’s unintentional failure to give notice under this Section 6.06 shall not be deemed to be a breach of covenant under this Section 6.06 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

Section 6.07 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Documents, including (i) maintaining in effect the Financing Documents until the Transactions are consummated, (ii) satisfying on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Parent and/or Merger Sub that are within its control, including paying when due all commitment fees and other fees arising under the Financing Documents as and when they become due and payable thereunder, (iii) consummating the Financing at or prior to the Effective Time and (iv) subject to Section 9.08, enforcing the parties’ funding obligations (and the rights of Parent and Merger Sub) under the Financing Documents to the extent necessary to fund the Merger Consideration; provided that Parent and/or Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the Debt Financing with alternative debt financing (the “Alternative Financing”), in each case only so long as (A) the aggregate proceeds of the Financing (as amended or modified, including the Alternative Financing, if applicable), will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (B) such amendment or modification or the Alternative Financing would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) as promptly as practicable after execution thereof. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents, Parent shall promptly notify the Company.

(b) Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree not to amend, modify or waive any provision of the Financing Documents, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Financing in a manner that, in each case, would be expected to prevent or materially delay or otherwise materially and adversely affect the ability of Parent or Merger Sub to consummate the Transactions. Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any material provision of the Financing Documents relating to the Equity Financing, the Financing Documents relating to the Debt Financing or any material Alternative Financing Documents, or termination of any such Financing Document by any party to such Financing Document or (ii) upon the receipt of any written notice from any party to a Financing Document with respect to any threatened breach of any material provision of the Financing Documents relating to the Equity Financing, the Financing Documents relating to the Debt Financing or any material Alternative Financing Documents, or threatened termination of any such Financing Document.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.07 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Corporation (or any of their Affiliates) than, those contemplated by the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(d) The Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to provide to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including (i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company or its Subsidiaries with Representatives of Parent and its Debt Financing and/or Alternative Financing sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as practicable, furnishing Parent and its Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or its Debt Financing and/or Alternative Financing sources (the “Required Information”) and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and its Debt Financing and/or Alternative Financing sources, (iv) reasonably cooperating with advisors, consultants and accountants of Parent or its Debt Financing and/or Alternative Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) (A) to the extent not prohibited by applicable Laws, facilitating the granting of security or pledging of collateral and (B) executing and delivering any pledge and security documents, commitment letters, certificates and other definitive financing documents (the “Definitive Debt Documents”); provided that any collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Definitive Debt Documents to which it is a party shall be contingent upon the occurrence of the Effective Time, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or Alternative Financing to evaluate the Company’s or any of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; provided that the information provided in connection therewith to such prospective lenders shall be subject to the terms of the Confidentiality Agreements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, (vii) furnishing Parent, Merger Sub and its Representatives, as well as any prospective lenders involved in the Debt Financing and/or Alternative Financing, promptly with all documentation and other information required with respect to the Debt Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations; provided that the information provided to such prospective lenders shall be subject to the terms of the Confidentiality Agreements, (viii) using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing and (ix) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof to be made available at Closing to consummate the Transactions. Neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee prior to the Effective Time or (y) commit to taking any action that is not contingent upon the Closing (including entry into any agreement) or would be effective prior to the Effective Time or that would otherwise subject it to actual or potential liability in connection with any Financing. Nothing contained in this Section 6.07(d) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or Alternate Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company of any of its Subsidiaries.

(e) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) actually suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries specifically for use in connection therewith); provided that Parent shall not be liable to the Company, its Subsidiaries or their respective Representatives for any such Losses arising from the fraud, gross negligence, recklessness or willful misconduct of such persons.

Section 6.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry) and (ii) cooperate with the other parties hereto and use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the Requisite Regulatory Approvals and taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided that no party hereto shall be required to take any such action if such action would have a Company Material Adverse Effect.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 6.09 Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10 Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the Company’s knowledge on the one hand and Parent’s knowledge on the other hand, threatened against such party or its directors that relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed); provided that the Company may, without Parent’s prior written consent, settle Actions that involve only the payment of money damages not in excess of $1,000,000 in the aggregate.

Section 6.11 Resignations.

To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

Section 6.12 Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in Company Recommendation made in compliance with this Agreement.

Section 6.13 Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting of the Shares and ADSs from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15 No Amendment to Parent Group Contracts.

Without the Company’s prior written consent, (a) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder in a manner that would (i) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares or change the number of Rollover Shares of the Founder Parties, in each case, other than as provided in the Support Agreement, (ii) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (iii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions described in Section 6.04 to the extent such actions are permitted to be taken by the Company thereunder and (b) Parent and the members of the Parent Group shall not enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Transactions that is not provided or expressly contemplated in the Parent Group Contracts as of the date hereof, including any carried interest, share option, share appreciation right or other forms of equity or quasi-equity right. Within two Business Days after the execution thereof, Parent and Merger Sub shall provide the Company with a copy of any Contract relating to the Transactions that is entered into after the date hereof and to which a member of the Parent Group is a party. Parent and Merger Sub agree that any action by any member of the Parent Group who is not a party to this Agreement that would constitute a breach of this Section 6.15 if such member of the Parent Group were a party to this Agreement for the purposes of this Section 6.15 shall be deemed to be a breach of this Section 6.15.

Section 6.16 Actions Relating to Certain Operating Subsidiaries Reorganization.

The Company and Parent shall take the actions with respect to certain operating subsidiaries of the Company as set forth in Section 6.16 of the Company Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a) Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent that is then in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), the first sentence of Section 3.03(b), the first sentence of Section 3.03(c), Section 3.04(a) and Section 3.07(d), the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.03(a), the first sentence of Section 3.03(b) and the first sentence of Section 3.03(c) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time) and (iii) the representations and warranties set forth in Section 3.04(a) and Section 3.07(d) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided that, (i) with respect to the agreements and covenants of the Company set forth in Section 6.16, the Company shall have performed or complied in all respects with the agreements and covenants set forth in Section 6.16(a) of the Company Disclosure Schedule and (ii) with respect to the agreements and covenants set forth in Section 5.01(iii), the Company shall have performed or complied in all respects therewith.

(c) Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served a notice of dissent under Section 238(2) of the CICL.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(e).

(e) Available Cash. The Company shall have delivered to Parent written evidence that, immediately prior to the Closing, the aggregate amount of Available Cash shall equal or exceed $768,000,000, of which (i) at least $70,000,000 shall be in RMB (calculated using the Exchange Rate) in bank accounts of the Company or its Subsidiaries in the PRC (excluding Hong Kong and Macau), (ii) at least $89,000,000 shall be in US dollars in a Designated Offshore Bank Account, (iii) at least $89,000,000 shall be in US dollars in Company Offshore Accounts, and (iv) at least $472,000,000 shall be a combination of US dollars and RMB (calculated using the Exchange Rate), which in the case of US dollars shall be in a Designated Offshore Bank Account (separate from the Designated Offshore Bank Account used for the purpose of clause (ii) above) and in the case of RMB shall be in one or more Designated Onshore Bank Accounts, in each case of clauses (i) through (iv) without duplication; provided, that clause (iv) shall be deemed satisfied if $450,000,000 is available immediately prior to the Closing in US dollars in the applicable Designated Offshore Bank Account, in which case the foregoing $768,000,000 shall be reduced to $745,000,000.

(f) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

Section 7.03 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04 Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION

Section 8.01 Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee).

Section 8.02 Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (acting only upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Effective Time shall not have occurred on or before September 17, 2014 (as it may be extended pursuant to this Section 8.02(a), the “Termination Date”); provided that if the Closing has not taken place prior to September 17, 2014, either Parent or the Company may extend the Termination Date to a date that is no later than December 17, 2014;

(b) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order that, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

provided that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03 Termination by the Company.

This Agreement may be terminated by the Company (acting only upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

(b) (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within seven Business Days following the date on which the Closing should have occurred pursuant to Section 1.02; or

(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of this Agreement enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied in all respects with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied in all respects with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee.

Section 8.04 Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or

(b) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05 Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.

Section 8.06 Termination Fee and Expenses.

(a) In the event that:

(i) (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c) and (C) within 12 months after the termination of this Agreement, the Company consummates, or enters into a definitive agreement in connection with, any Competing Transaction by a Third Party (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in Clause (A)); provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay to Parent or its designees an amount equal to $40,275,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (A) within five Business Days after such termination in the case of a termination referred to in clause (ii), (B) within two Business Days following the entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) or (C) prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii)); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Parent will pay, or cause to be paid, to the Company an amount equal to $80,550,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five Business Days) following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(d) In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 3.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(f) (i) Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letter or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether wilfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether wilfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b), and the expenses pursuant to Section 8.06(d) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, the Guarantors and the Sponsors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent, Merger Sub or any Guarantor or Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or Sponsor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) – (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether wilfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether wilfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether wilfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Limited Guarantees and the Debt Commitment Letter) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and expenses under Section 8.06(d), and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Limited Guarantees and the Debt Commitment Letter), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) and Section 8.06(d), or the Guarantors to the extent provided in the relevant Limited Guarantee.

(ii) Subject to Section 9.08, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(d), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether wilfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether wilfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether wilfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the expenses under Section 8.06(d), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.06 and this Article IX.

Section 9.02 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Address: 12/F, No. 3 Building, 700 Yishan Road

  Shanghai, 200233

  People’s Republic of China

Attention: Mr. Yuzhu Shi

Facsimile: +86 21 3397 9948

with a copy to:

Wilson Sonsini Goodrich & Rosati

Unit 1001, 10/F, Henley Building

5 Queen’s Road Central

Hong Kong

Attention: Weiheng Chen, Esq.

  Zhan Chen, Esq.

Facsimile: +852-3972-4999

with a copy to:

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo, Esq.

Facsimile: +852-3015-9354

and

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue

Beijing 100004, China

Attention: Julie Gao, Esq. / Peter X. Huang, Esq.

Facsimile: +86 10 6535 5577

if to the Company:

12/F, No. 3 Building, 700 Yishan Road

Shanghai, 200233

People’s Republic of China

Attention: Mr. Rich Chiang / Ms. Kristie Chen

Facsimile: +86 21 3397 9948

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

United States of America

Attention: Gordon K. Davidson, Esq.

  David K. Michaels, Esq.

  Eva H. Wang, Esq.

Facsimile: (650) 938-5200

with a copy to:

O’Melveny & Myers LLP

Plaza 66, Tower 1, 37th Floor

1266 Nanjing Road West

Shanghai 200040

People’s Republic of China

Attention: Portia Ku, Esq.

Facsimile: +86-21-2307-7300

Section 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements (i) need not contain “standstill” provisions and (ii) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial) that apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 and the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis in US dollars available immediately prior to the Closing in one or more US dollar or RMB denominated bank accounts of the Company or its Subsidiaries, net of issued but uncleared checks and drafts, in each case free of any Lien; provided that $100,595,994.24 reserved to satisfy the facility contemplated by that certain facility letter, dated June 26, 2013, and the other agreements related thereto, between the Company and China Merchants Bank Co., Ltd. Hong Kong Branch, shall not be included as cash of the Company or any of its Subsidiaries when calculating Available Cash for purposes of this Agreement. For the avoidance of doubt, to the extent any such cash of the Company or any of its Subsidiaries is denominated in RMB, the US dollar equivalent of such cash shall be used to calculate Available Cash for purposes of this Agreement, based on the Exchange Rate.

“Baring SPV” means Baring Private Equity Asia V Holding (12) Limited, a company wholly-owned by Baring LP.

“Baring Consortium Guarantee” means that certain Guarantee by and among Baring LP and the Guaranteed Parties (as defined therein) dated as of November 25, 2013.

“Baring Interim Agreement Guarantee” means that certain Guarantee by and among Baring LP and the Guaranteed Parties (as defined therein) dated on or about the date hereof.

“Baring Consortium SPA Guarantee” means that certain Guarantee by and among Baring LP and the Guaranteed Parties (as defined therein) dated as of November 25, 2013.

“Baring Guarantees” means the Baring Consortium Guarantee, the Baring Consortium SPA Guarantee and the Baring Interim Agreement Guarantee.

“Baring Rollover Shares” has the meaning ascribed to it in the Support Agreement.

“Baring LP” means The Baring Asia Private Equity Fund V, L.P.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong or Beijing, PRC.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other Contract between any Group Company and any current or former employee, director or officer of such Group Company.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, or with respect to which such Group Company has or may have any liability or obligation.

“Company IT Assets” means all Software, systems, serves, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to a valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that the determination of whether a Company Material Adverse Effect shall have occurred shall not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof to the extent resulting from: (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date hereof, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, including changes in interest rates or foreign exchange rates, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (vi) the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor or other business partner of the Company due to such announcement, pendency or consummation or the identity of Parent or its Affiliates, (vii) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request or with the written consent, of Parent or expressly required by this Agreement or (viii) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the Transactions; except, in the case of clause (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Offshore Accounts” means one or more bank accounts of the Company or its Subsidiaries in Hong Kong (separate from any Designated Offshore Bank Account used for the purposes of Section 7.02(e)(ii) and Section 7.02(e)(iv)).

“Company Option” means each option to purchase Shares granted under the Share Incentive Plan on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company RS” means each Share of restricted stock granted under the Share Incentive Plan on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Confidentiality Agreements” means the confidentiality agreements between the Company and each of the Sponsors or their respective Affiliates, as amended and restated from time to time.

“Consortium Agreement” means that certain Consortium Agreement by and among the Founder Parties and Baring SPV dated as of November 25, 2013 to which HONY SPV joined as a party on January 12, 2014.

“Consortium SPA” means that certain Share Purchase Agreement by and among Founder, Vogel and Baring SPV dated as of November 25, 2013.

“Contract” means any legally enforceable note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Designated Offshore Bank Account” means one or more bank accounts denominated in US dollars with any of the Debt Financing sources or their respective affiliates.

“Designated Onshore Bank Account” means one or more bank accounts denominated in RMB with any bank or financial institution approved by the Debt Financing sources as notified to the Company by Parent.

“Exchange Rate” means the mid-point exchange rate between RMB and US dollars on the fifth Business Day prior to the Closing Date as published by the People’s Bank of China ( ).

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (i) the protection of health, safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Equity Securities” shall mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Excluded Shares” means, collectively, (i) the Rollover Shares and (ii) Shares held by Parent, the Company or any of their Subsidiaries.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

“Founder” means Mr. Yuzhu Shi.

“Founder Parties” means Founder, Union Sky and Vogel.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (i) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (ii) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“HONY SPV” means Rich Noble Enterprises Limited, a British Virgin Island company wholly-owned by HONY LP.

“HONY LP” means Hony Capital Fund V, L.P.

“HONY Guarantee” means that certain Guarantee by and among HONY LP and the Guaranteed Parties (as defined therein) dated as of the date hereof.

“Indebtedness” means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money, (ii) all obligations of such person for the deferred purchase price of property or services, (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments,

(iv) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (viii) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all Indebtedness of others referred to in clauses (i) through (viii) guaranteed directly or indirectly in any manner by such person and (x) all Indebtedness referred to in clauses (i) through (viii) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs, (ii) Trademarks, (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know-how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals and extensions for any of the foregoing in clauses (i)-(v) and (vii) any and all other proprietary rights.

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among Founder, Union Sky, Vogel, Baring SPV, HONY SPV, Holdco, Parent and Merger Sub.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule in each case after such inquiry of such individual’s direct reports as would be usual or proper in connection with the ordinary course of such individual’s position at the Company consistent with past practice, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party, in each case, after due inquiry.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Owned Real Property” shall mean all real property and interests in real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Permitted Encumbrances” shall mean, (i) Liens for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business (A) relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or (B) that secure a liquidated amount, that are being contested in good faith and by appropriate proceedings, (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (vii) Liens that have otherwise been disclosed to Parent in writing as of the date hereof, (viii) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business or (ix) standard survey and title exceptions.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Rollover Shares” means, (i) with respect to Union Sky, the Union Sky Rollover Shares, and (ii) with respect to Baring SPV, the Baring Rollover Shares.

“SAFE Circular 7” means Notice of the State Administration of Foreign Exchange on Issues concerning the Foreign Exchange Administration of Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies issued by SAFE on February 15, 2012 and that became effective as of February 15, 2012.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and that became effective as of November 1, 2005.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Incentive Plan” means, collectively, the 2007 Performance Incentive Plan and the Employee Share Option Scheme and all amendments and modifications thereto.

“Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Sponsors” means Baring LP and HONY LP.

“Strategic Advisor” means Kilometre Capital Management Cayman.

“Subsidiary” means, with respect to any party, any person (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (iii) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Union Sky” means Union Sky Holding Group Limited, a company wholly-owned by Founder.

“Union Sky Delayed Payment Shares” means 37,500,000 Shares registered under the name of Union Sky.

“Union Sky Rollover Shares” has the meaning ascribed to it in the Support Agreement.

“Vogel” means Vogel Holding Limited, a company wholly-owned by Union Sky.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.09
ADS	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(a)
Alternative Financing Documents	Section 6.07(a)
Applicable Date	Section 3.07(a)
Arbitrator	Section 9.09(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)(i)
Company Intellectual Property	Section 3.12(a)
Company Real Property	Section 3.11(c)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Competing Transaction	Section 6.04(f)
Control Agreements	Section 3.15(a)(xiv)
Damages	Section 6.05(c)
Debt Commitment Letter	Section 4.05(a)
Debt Financing	Section 4.05(a)
Definitive Debt Documents	Section 6.07(d)
Deposit Agreement	Section 2.07
Depositary	Section 2.07
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.16
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantor or Guarantors	Recitals
HKIAC	Section 9.09(b)
Holdco	Recitals
Improvements	Section 3.11(d)
Indemnified Parties	Section 6.05(b)

Defined Term	Location of Definition
Intervening Event	Section 6.04(g)
Law	Section 3.05(a)
Limited Guarantee or Limited Guarantees	Recitals
Losses	Section 6.07(e)
Material Company Permits	Section 3.06(a)
Material Contract	Section 3.15(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(d)
NYSE	Section 3.05(b)
Order	Section 7.01(b)
Operating Subsidiary	Section 3.15(a)(xiv)
Parent	Preamble
Parent Group	Section 8.06(f)(i)
Parent Group Contracts	Section 4.11
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01(a)
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Required Information	Section 6.07(d)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approvals	Section 3.05(b)
Rollover Shareholders	Recitals
SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(e)
SAT	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Share	Section 2.01(b)
Share Certificates	Section 2.04(a)
Superior Proposal	Section 6.04(g)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.18
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Union Sky Delayed Payment	Section 2.05

Section 9.04 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Interpretation.

When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. All $ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” means a calendar day unless otherwise indicated as a “Business Day.”

Section 9.06 Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (a) any Affiliate of Parent or (b) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and/or Alternative Financing); provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.07 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a)

and Section 8.06(f) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options and Company RSs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Specific Performance.

(a) Subject to Section 9.08(b) and Section 9.08(d), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(d), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity (including, subject to Section 9.08(b), the Company demanding that Parent and Merger Sub use reasonable best efforts to obtain the Debt Financing in accordance with Section 6.07).

(b) Notwithstanding the foregoing, the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

(c) Each party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

(d) Notwithstanding anything herein to the contrary, (i) Parent and Merger Sub on the one hand and the Company on the other hand, agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent and Merger Sub or the Company from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(d), by Parent on the one hand, or the Parent Termination Fee pursuant to Section 8.06(b) and expenses under Section 8.06(d), by the Company on the other hand and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(e) This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Commitments (including the expiration or termination provisions thereof).

Section 9.09 Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Subject to Section 9.08 and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 9.10 Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or in the case of the Company, by action taken by or on behalf of the Special Committee) at any time prior to the Effective Time; provided that after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11 Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Special Committee, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIANT INVESTMENT LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIANT MERGER LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIANT INTERACTIVE GROUP INC.

By:	/s/ Peter Schloss
Name:	Peter Schloss
Title:	Chairman of the Special Committee

[Signature Page to Agreement and Plan of Merger]

Execution Version

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2014 (this “Amendment”), among Giant Investment Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Giant Merger Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Giant Interactive Group Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”). Each of Parent, Merger Sub and the Company is hereinafter referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 17, 2014 (the “Original Agreement”);

WHEREAS, Holdco, Union Sky, CDH Wealth Management Company Limited, Baring LP and Hony LP entered into that certain Amended and Restated Equity Commitment Agreement, dated as of May 12, 2014 (the “CDH Equity Commitment Agreement”);

WHEREAS, the Parties desire to amend the Original Agreement so as to, among other things, add CDH WM Giant Fund, L.P. as a Sponsor and amend certain Parent Group Contracts as contemplated hereby, subject to the other amendments to the Original Agreement set forth in this Amendment;

WHEREAS, Section 9.10 of the Original Agreement provides that the Original Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, by action taken by or on behalf of the Special Committee) at any time prior to the Effective Time;

WHEREAS, the Special Committee has authorized and approved the execution and delivery of this Amendment by the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Amendment and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties agree to amend the Original Agreement as follows:

1. Definitions; References

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Original Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Original Agreement shall, from and after this Amendment comes into effect in accordance with the terms hereof, refer to the Original Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement, as amended by this Amendment, shall in all instances continue to refer to March 17, 2014, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to March 17, 2014. The Original Agreement and, as the context requires, the Original Agreement as amended by this Amendment and as may be further amended from time to time, are referred to herein as the “Merger Agreement.”

2. Amendments to the Original Agreement

2.1 The fifth recital of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, on the date hereof, each of Union Sky, Baring LP and Hony LP has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement.

2.2 Section 4.05(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

Parent has delivered to the Company true and complete copies of (i) the executed Debt Commitment Letter and (ii) an executed Equity Commitment Letter from each Sponsor pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein. The proceeds of the Financing shall be used to finance the consummation of the Transactions.

2.3 Section 4.11 of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

Parent has delivered to the Company and the Special Committee a true and complete copy of each of the executed Parent Group Contracts, including all amendments thereto or modifications thereof. Immediately after this Agreement becomes effective in accordance with the terms hereof, other than the Parent Group Contracts, there will be no side letters or other oral or written Contracts, agreements, arrangements or understandings (whether or not legally enforceable) (i) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Corporation following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any members of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

2.4 The definition of “Consortium Agreement” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Consortium Agreement” means the Consortium Agreement, dated as of November 25, 2013, by and among the Founder Parties and Baring SPV, to which HONY SPV joined as a party on January 12, 2014 and to which CDH SPV shall join as a party pursuant to the CDH Equity Commitment Agreement.

2.5 The definition of “Interim Investors Agreement” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of March 17, 2014, by and among Founder, Union Sky, Vogel, Baring SPV, HONY SPV, Holdco, Parent and Merger Sub, as it may be amended and restated pursuant to the CDH Equity Commitment Agreement.

2.6 The definition of “Sponsors” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Sponsors” means Baring LP, HONY LP and, upon the execution and delivery of the New Sponsor Documents by the parties thereto, CDH Fund.

2.7 The following definitions are hereby inserted in Section 9.03(a) of the Original Agreement in the correct alphabetical order:

“CDH Equity Commitment Agreement” means the Amended and Restated Equity Commitment Agreement, dated as of May 12, 2014, by and among Holdco, Union Sky, CDH Wealth Management Company Limited, Baring LP and Hony LP.

“CDH SPV” means CDH Journey Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands that is 100% owned and controlled by CDH Fund.

“CDH Fund” means CDH WM Giant Fund, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands.

“Debt Commitment Letter” means the commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07), confirming such financial institutions’ respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter.

“Equity Commitment Letter” means each of the equity commitment letters executed by the Sponsors prior to the date of this Agreement; provided that, upon execution thereof, “Equity Commitment Letter” shall instead mean each equity commitment letter to be executed by each of the Sponsors pursuant to the CDH Equity Commitment Agreement, pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein.

“Equity Financing” means the financing contemplated by the Equity Commitment Letters. “Financing” means, collectively, the Equity Financing, the Debt Financing and/or, if applicable, the Alternative Financing.

“Financing Documents” means the Equity Commitment Letters, the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents.

“Guarantors” means Union Sky, Baring LP, Hony LP and, upon the execution and delivery of the New Sponsor Documents by the parties thereto, CDH Fund, and a “Guarantor” means any of them.

“Limited Guarantee” means each of the limited guarantees executed by the Guarantors in favor of the Company prior to the date of this Agreement; provided that, upon execution thereof, “Limited Guarantee” shall instead mean each limited guarantee to be executed by each of the Guarantors in favor of the Company pursuant to the CDH Equity Commitment Agreement.

“New Sponsor Documents” means the documents to be executed and delivered pursuant to Section 1(e) of the CDH Equity Commitment Agreement.

“Parent Group Contracts” means (i) the Consortium Agreement, (ii) the Consortium SPA, (iii) the Equity Commitment Letters, (iv) the Support Agreement, (v) the Interim Investors Agreement, (vi) the Baring Guarantees, (vii) the HONY Guarantee and (viii) upon execution thereof, the CDH Equity Commitment Agreement.

2.8 The references to “Debt Commitment Letter,” “Debt Financing,” “Equity Commitment Letter,” “Equity Financing,” “Financing,” “Financing Documents,” “Guarantor or Guarantors,” “Limited Guarantee or Limited Guarantees” and “Parent Group Contracts” are hereby deleted from the table in Section 9.03(b) of the Original Agreement.

2.9 Schedule A of the Original Agreement is hereby deleted in its entirety.

3. Miscellaneous

3.1 No Further Amendment

The Parties agree that all other provisions of the Original Agreement shall, subject to Section 2, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Original Agreement.

3.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as of the date hereof that:

(a) The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

(b) The Company has the requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery by the Company of this Amendment have been duly authorized by the Company Board and the Special Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution and delivery of this Amendment by the Company do not (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

(d) The execution and delivery of this Amendment by the Company do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

3.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as of the date hereof that:

(a) Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

(b) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment (other than the filings, notifications and other obligations and actions described in Section 3.3(d)). This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution and delivery of this Amendment and the performance of this Amendment by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.3(d) have been obtained and all filings and obligations described in Section 3.3(d) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under the Merger Agreement.

(d) The execution and delivery of this Amendment by Parent and Merger Sub do not, and the performance of this Amendment by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder.

3.4 Delivery of New Sponsor Documents

Parent shall deliver to the Company and the Special Committee, concurrently with the execution thereof, each New Sponsor Document.

3.5 Other Miscellaneous Terms

The provisions of Article IX (General Provisions) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

GIANT INVESTMENT LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

GIANT MERGER LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

GIANT INTERACTIVE GROUP INC.

By:	/s/ Peter Andrew Schloss
Name:	Peter Andrew Schloss
Title:	Director, Chairman of the Special Committee

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

ANNEX B

Plan of Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on [—], 2014.

BETWEEN

(1) Giant Merger Limited, an exempted company incorporated under the Laws of the Cayman Islands on January 13, 2014, with its registered office situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Merger Sub”); and

(2) Giant Interactive Group Inc., an exempted company incorporated under the Laws of the Cayman Islands on July 26, 2006, with its registered office situated at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or the “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of [•], 2014 among Giant Investment Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”), pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Corporation will continue as the surviving company in the Merger.

(b) This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1. The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2. The name of the surviving company (as defined in the Companies Law) shall be Giant Interactive Group Inc.

REGISTERED OFFICE

3. The Surviving Corporation shall have its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$1,000 divided into 100,000 ordinary shares of US$0.01 par value per share, of which one share has been issued.

5. Immediately prior to the Effective Date the authorized share capital of the Company was US$100.00 divided into 500,000,000 ordinary shares of a par value of US$0.0000002 each, of which [insert number] ordinary shares have been issued fully paid.

6. The authorized share capital of the Surviving Corporation shall be US$100.00 divided into 500,000,000 ordinary shares of US$0.0000002 par value per share.

7. On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a) Each Share issued and outstanding immediately prior to the Effective Time, other than (i) the Excluded Shares, (ii) the Dissenting Shares, (iii) the Union Sky Delayed Payment Shares and (v) Company RSs shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$12.00 in cash without interest.

(b) Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(c) Each of the Dissenting Shares of persons who have validly exercised and not withdrawn or lost their right to dissent from the Merger pursuant to Section 238 of the Companies Law shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law of the fair value of such shares.

(d) Each of the Company RSs shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration.

(e) Each of the Union Sky Delayed Payment Shares shall be cancelled and cease to exist in exchange for the right of Union Sky to receive three promissory notes in the aggregate principal amount equal to (x) the number of Union Sky Delayed Payment Shares multiplied by (y) the Per Share Merger Consideration, which notes shall bear simple interest of 2% per annum in the same form as attached to the Agreement as Annex B.

(f) Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid share of a nominal or par value US$0.0000002 each in the share capital of the Surviving Corporation.

8. On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Corporation are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9. The Merger shall take effect on [—] (the “Effective Date”).

PROPERTY

10. On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11. The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12. There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13. The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[—]	[—]

SECURED CREDITORS

14. (a) Merger Sub has entered into a [—] dated [—] in favor of [—] pursuant to which a fixed and/or floating security interest has been created and the consent of [—] to the Merger has been obtained; and

(b) the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15. This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

16. This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

17. This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18. This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19. This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of Giant Merger Limited:

[Name] Director

For and on behalf of Giant Interactive Group Inc.:

[Name] Director

ANNEX C

Opinion of Morgan Stanley Asia Limited as Financial Advisor

March 16, 2014

Special Committee of the Board of Directors

Giant Interactive Group Inc.

11th Floor, No. 3 Building, 700 Yishan Road

Shanghai, 200233

People’s Republic of China

Members of the Special Committee of the Board:

We understand that Giant Interactive Group Inc. (“Giant” or the “Company”), Giant Investment Limited (“Parent”) and Giant Merger Limited, a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 16, 2014 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Giant. Pursuant to the Merger, Giant will become a wholly-owned subsidiary of Parent, and (i) each outstanding ordinary share, par value US$0.0000002 per share, of the Company (“Shares”), other than the Excluded Shares (as defined below), Shares as to which dissenters’ rights have been validly exercised (the “Dissenting Shares”), 37,500,000 Shares (the “Union Sky Delayed Payment Shares”) registered under the name of Union Sky Holding Group Limited, a company wholly-owned by Mr. Yuzhu Shi (“Union Sky”), Shares represented by ADSs (as defined below) and Company RSs (as defined below), will be cancelled in exchange for the right to receive twelve U.S. dollars (US$12.00) in cash per Share (the “Per Share Merger Consideration”) and (ii) each outstanding American Depositary Share of the Company, representing one Share (“ADSs”), other than ADSs representing the Excluded Shares, and each Share represented by such ADSs, will be cancelled in exchange for the right to receive twelve U.S. dollars (US$12.00) in cash per ADS (the “Per ADS Merger Consideration”). We further understand that (i) Shares held by Union Sky and an affiliate of Baring Private Equity Asia (collectively, the “Rollover Shareholders”) and Shares held by Parent, the Company or any of their subsidiaries (collectively, the “Excluded Shares”), and ADSs representing such Excluded Shares, will be cancelled without payment of any consideration and (ii) Union Sky Delayed Payment Shares and Company RSs will be cancelled and will represent the right to receive certain payments under the terms of the Merger Agreement. “Company RSs” is defined in the Merger Agreement as Shares of restricted stock granted under the Company’s 2007 Performance Incentive Plan and the Employee Share Option Scheme on or prior to the Closing Date (as defined in the Merger Agreement), the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) pursuant to the Merger Agreement are fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for ADSs;

6)	Compared the financial performance of the Company and the prices and trading activity of ADSs with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Reviewed (i) the Merger Agreement, (ii) the draft equity commitment letters, substantially in the form of the drafts dated March 16, 2014, from each of The Baring Asia Private Equity Fund V, L.P. and Hony Capital Fund V, L.P. and the debt commitment letter, substantially in the form of the draft dated March 16, 2014, from BNP Paribas, Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs (Asia) L.L.C., ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (collectively, the “Commitment Letters”) and (iii) the draft Support Agreement, substantially in the form of the draft dated March 16, 2014, from the Rollover Shareholders, Vogel Holding Limited, Giant Group Holdings Limited and Parent (the “Support Agreement”); and

9)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) Parent and Merger Sub will obtain financing in accordance with the terms set forth in the Commitment Letters and (ii) the actions contemplated by the Support Agreement will be consummated in accordance with their terms. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, accounting or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Shares or ADSs in the Merger or with respect to the underlying decision by the Company to engage in the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for each of the Rollover Shareholders and the Company or their affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to any Rollover Shareholder, the Company or their affiliates in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of any Rollover Shareholder, the Company or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be shared with the Board of Directors and included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Shares and ADSs should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) pursuant to the Merger Agreement are fair, from a financial point of view, to such holders.

Very truly yours,

MORGAN STANLEY ASIA LIMITED

By:	/s/ James Tam
James Tam Managing Director

ANNEX D

Opinion of Duff & Phelps, LLC as Financial Advisor

Confidential	March 16, 2014

Special Committee of Independent Directors

Giant Interactive Group Inc.

11/F No. 3 Building, 700 Yishan Road

Shanghai, China, 200233

Dear Members of the Special Committee:

Giant Interactive Group Inc. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company and to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.0000002 per share, of the Company (individually, a “Share”), other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs (each as defined below), and the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Giant Investment Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned by Mr. Yuzhu Shi., the Company’s Chairman, Union Sky Holding Group Limited, Vogel Holding Limited, Baring Private Equity Asia V Holding (12) Limited, a company wholly-owned by Baring Asia Private Equity Fund V, L.P., Baring Asia Private Equity Fund V, L.P., and Hony Capital Fund V, L.P. (collectively, the “Consortium Members”), and Giant Merger Limited (“Merger Subsidiary”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 17, 2014. Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs) will be cancelled in exchange for the right to receive US $12.00 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing Excluded Shares) and each Share represented by such ADS will be cancelled in exchange for the right to receive US $12.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and collectively with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”).

Special Committee of Independent Directors Giant Interactive Group Inc. Page 2 of 5 March 16, 2014

For purposes of the Opinion, “Excluded Shares” shall mean Shares and/or ADSs owned, directly or indirectly, by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), including Rollover Shares (as defined in the Merger Agreement), immediately prior to the Effective Time (as defined in the Merger Agreement); and “Company RS”, “Dissenting Shares” and “Union Sky Delayed Payment Shares” have the meanings set forth in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2011 and 2012;

b.	The Company’s unaudited financial statements for the twelve months ended December 31, 2013;

c.	A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);

d.	Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

e.	A letter dated March 7, 2014 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

f.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated March 10, 2014;

2.	Discussed the information referred to above and the business and operations of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Special Committee of Independent Directors Giant Interactive Group Inc. Page 3 of 5 March 16, 2014

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and

Special Committee of Independent Directors Giant Interactive Group Inc. Page 4 of 5 March 16, 2014

other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (excluding the Excluded Shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, Shares represented by ADSs and Company RSs) and ADSs (excluding ADSs representing the Excluded Shares).

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of this Opinion may be provided to the Board of Directors. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 10, 2013 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Special Committee of Independent Directors Giant Interactive Group Inc. Page 5 of 5 March 16, 2014

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee (solely in its capacity as such) and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Special Committee that it is prepared to render the Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, Shares represented by ADSs and Company RSs) and the holders of ADSs (other than ADSs representing Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in their capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX E

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

Companies Law (2013 Revision)

Rights of dissenters	238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)    the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

Companies Law (2013 Revision)

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed , the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced , whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

ANNEX F

Support Agreement

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 17, 2014 by and among (1) Giant Group Holdings Limited, a Cayman Islands exempted company (“Holdco”), (2) Giant Investment Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and (3) the shareholders of Giant Interactive Group Inc., a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Giant Merger Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.0000002 per share, of the Company (“Shares”) (including Shares represented by American Depositary Shares (the “ADSs”), each representing one Share) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of a certain number of Shares (including Shares represented by ADSs, each representing one Share) as set forth herein for no consideration in the Merger, (b) subscribe for newly issued Holdco Shares (as defined below) immediately prior to the Closing, and (c) vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Shareholder’s Securities:

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Shareholder of its obligations under this Agreement,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions,

(e) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Merger and the other Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) offer for sale, sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”) or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

ARTICLE II

ROLLOVER SHARES

Section 2.1 Rollover Shares. (a) Baring SPV agrees and undertakes that 11,800,000 Shares held by it as of record shall constitute the “Baring Rollover Shares” in accordance with the terms hereof.

(b) Union Sky agrees and undertakes that 59,890,972 Shares held by it as of record shall constitute the “Union Sky Rollover Shares” (together with the Baring Rollover Shares, the “Rollover Shares”) in accordance with the terms hereof, provided however, that if as of the Closing Date (i) the condition to the Closing set forth in Section 7.02(e) of the Merger Agreement is satisfied, and (ii) there is any Excess Cash, then Union Sky shall have the right, but not the obligation, to decrease the number of Union Sky Rollover Shares by the number of Additional Union Sky Sell-down Shares, by delivering a written notice to the Company on the Closing Date with a copy to all other Shareholders. For the purposes of this Agreement (A) “Excess Cash” means the aggregate amount of Available Cash available in the Company Offshore Accounts in excess of $89,000,000 as of the Closing Date and (B) “Additional Union Sky Sell-down Shares” means a number of Shares as determined by Union Sky in its sole direction, provided that such number shall not be greater than (x) the amount of Excess Cash divided by (y) the Per Share Merger Consideration, rounding up to the nearest integer.

Section 2.2 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.3 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 2.2, Holdco shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for, the number of newly issued ordinary shares of Holdco, par value US$0.00001 per share (the “Holdco Shares”) set forth in the column titled “Holdco Shares” opposite such Shareholder’s name on Schedule A hereto, at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 2.2 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

Section 2.4 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing (the “Rollover Closing”). For the avoidance of doubt, Schedule A sets forth opposite each Shareholder’s name the number of (i) Rollover Shares of such Shareholder (ii) Shares owned by such Shareholder as of the date hereof and (iii) Holdco Shares to be issued to such Shareholder at the Rollover Closing.

Section 2.5 Deposit of Rollover Shares. No later than five Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a) such Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Parent and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement.

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall

(A) conflict with or violate any provision of the organizational documents of such Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f) on the date hereof, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

(g) such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants, severally and not jointly, that such Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e) agrees and covenants that such Shareholder shall (i) pay any Taxes arising from or attributable to the receipt of (A) Merger Consideration by such Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) Holdco Shares by such Shareholder or its Affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) upon the earlier of the due date for such Taxes or thirty (30) days after receiving notice of such Taxes, and (ii) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any Affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the

Indemnified Parties arising from or attributable to the Tax Liabilities, and (y) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes arising from or attributable to the receipt of Merger Consideration or Holdco Shares as described in clause (i) above, including without limitation, any liability for withholding Taxes and any liability associated with any PRC Governmental Authority denying a stepped up basis equal to the amount of the Merger Consideration received by such Shareholder or its Affiliates. Such Shareholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that such Shareholder has adequate capital resources available to satisfy its obligations in accordance with this Section 3.2(e). In furtherance of the obligations set forth in this Section 3.2(e), such Shareholder, on the one hand, and the Indemnified Parties, on the other hand, agree that they shall (1) promptly notify the other in writing of any claim or demand received from any PRC Governmental Authority for payment of any Taxes in connection with any Tax Liability (any such claim, a “Tax Claim”) attributable to such Shareholder or its Affiliates, which notice shall include copies of such Tax Claim and any other correspondences, notices or other written materials received in relation thereto, and (2) provide the other with the opportunity to participate in and/or receive all relevant information with respect to any discussions or negotiations with any PRC Governmental Authority with respect to such Tax Claim;

(f) agrees and covenants that each Shareholder who is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation) and (ii) complete such registration prior to the Closing; and

(g) agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Each of Parent and Holdco represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a) Each of Parent and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Holdco and the execution, delivery and performance of this Agreement by Parent and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Holdco and no other corporate actions or proceedings on the part of Parent and Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets.

(c) At and immediately after the Closing, the authorized capital stock of Holdco shall consist of 5,000,000,000 Holdco Shares, of which the number of total Holdco Shares as set forth in Schedule A shall be issued and outstanding. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 100,000,000 ordinary shares, of which one share shall be issued and outstanding and owned by Holdco.

(d) At the Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that Section 3.2(e), this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary to restore each Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3 Entire Agreement. This Agreement, the Interim Investors Agreement, the Consortium Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4 Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Holdco, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7 Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

GIANT INVESTMENT LIMITED

By:	/s/ Yuzhu Shi
Name: Yuzhu Shi
Title: Director

Address:	12/F, No. 3 Building,
700 Yishan Road
Shanghai, 200233
People’s Republic of China
Attention: Mr. Yuzhu Shi
Facsimile: +86 21 3397 9948

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Unit 1001, 10/F Henley Building
5 Queen’s Road Central, Hong Kong
Attention: Weiheng Chen
Facsimile: +852 3972 4999

[Signature Page to Support Agreement]

HOLDCO

GIANT GROUP HOLDINGS LIMITED

By:	/s/ Yuzhu Shi
Name: Yuzhu Shi
Title: Director

Address:	12/F, No. 3 Building,
700 Yishan Road
Shanghai, 200233
People’s Republic of China
Attention: Mr. Yuzhu Shi
Facsimile: +86 21 3397 9948

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Unit 1001, 10/F Henley Building
5 Queen’s Road Central, Hong Kong
Attention: Weiheng Chen
Facsimile: +852 3972 4999

[Signature Page to Support Agreement]

SHAREHOLDERS

UNION SKY HOLDING GROUP LIMITED

By:	/s/ Yuzhu Shi
Name: Yuzhu Shi
Title: Director

Address:	12/F, No. 3 Building,
700 Yishan Road
Shanghai, 200233
People’s Republic of China
Attention: Mr. Yuzhu Shi
Facsimile: +86 21 3397 9948

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Unit 1001, 10/F Henley Building
5 Queen’s Road Central, Hong Kong
Attention: Weiheng Chen
Facsimile: +852 3972 4999

[Signature Page to Support Agreement]

SHAREHOLDERS

VOGEL HOLDING GROUP LIMITED

By:	/s/ Yuzhu Shi
Name: Yuzhu Shi
Title: Director

Address:	12/F, No. 3 Building,
700 Yishan Road
Shanghai, 200233
People’s Republic of China
Attention: Mr. Yuzhu Shi
Facsimile: +86 21 3397 9948

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Unit 1001, 10/F Henley Building
5 Queen’s Road Central, Hong Kong
Attention: Weiheng Chen
Facsimile: +852 3972 4999

[Signature Page to Support Agreement]

SHAREHOLDERS

BARING PRIVATE EQUITY ASIA V HOLDING (12) LIMITED

By:	/s/ Mark Beckett
Name: Mark Beckett
Title: Director

Notice details for Baring Private Equity Asia V Holding (12) Limited

Address:	c/o Orangefield Management Services (Singapore) Pte. Ltd.
#29-02 One Raffles Place
1 Raffles Place
Singapore 048616
Attn:	Agnes Chen
Fax:	+65 6593 3711
Email:

with a copy to each of (which shall not constitute notice):

Address:	Baring Private Equity Asia Limited
Suite 3801
Two International Finance Centre
8 Finance Street
Central, Hong Kong
Attn:	Patrick Cordes
Fax:	+852 2843 9372
Email:	patrickcordes@bpeasia.com

Address:	Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attn:	Akiko Mikumo, Esq.
Fax:	+852 3015-9354
Email:	akiko.mikumo@weil.com

[Signature Page to Support Agreement]

SCHEDULE A

Rollover Shares

In the event that there is no Excess Cash:

Shareholder	Owned Shares	Rollover Shares	Holdco Shares
UNION SKY HOLDING GROUP LIMITED	102,000,000 Shares	59,890,972 Shares	59,890,972 Holdco Shares

VOGEL HOLDING GROUP LIMITED	1,890,687 Shares and 2,887,853 ADSs	None	None

BARING PRIVATE EQUITY ASIA HOLDING (12) LIMITED	11,800,000 Shares	11,800,000 Shares	11,800,000 Holdco Shares

TOTAL	118,578,540 Shares	71,690,972 Shares	71,690,972 Holdco Shares

In the event that there is Excess Cash and Union Sky elects to reduce the number of Union Sky Rollover Shares in accordance with Section 2.1(b):

Shareholder	Owned Shares	Rollover Shares	Holdco Shares
UNION SKY HOLDING GROUP LIMITED	102,000,000 Shares	59,890,972 Shares minus the Additional Union Sky Sell-down Shares	A number of Holdco Shares equal to 59,890,972 minus the number of Additional Union Sky Sell-down Shares

VOGEL HOLDING GROUP LIMITED	1,890,687 Shares and 2,887,853 ADSs	None	None

BARING PRIVATE EQUITY ASIA HOLDING (12) LIMITED	11,800,000 Shares	11,800,000 Shares	11,800,000 Holdco Shares

TOTAL	118,578,540 Shares	71,690,972 Shares minus the Additional Union Sky Sell-down Shares	A number of Holdco Shares equal to 71,690,972 minus the number of Additional Union Sky Sell-down Shares

ANNEX G

Directors and Executive Officers of Each Filing Person

ANNEX G: Directors and Executive Officers of Each Filing Person

1. Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 21 3397-9999.

During the last five years, none of the Company, or any of our directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China.

Name	Business Address	Present Principal Employment	Citizenship
Yuzhu Shi		Chairman of the Board of Directors	People’s Republic of China

Wei Liu		Chief Executive Officer of the Company	People’s Republic of China

Andrew Y. Yan		Managing Partner, SAIF Partners	Hong Kong

Jason Nanchun Jiang		Chief Executive Officer of Focus Media Holding Limited	Singapore

Peter Andrew Schloss		Partner, Phoenix Media Fund L.P.	United States of America

Jazy Zhang		Chief Financial Officer of the Company	United States of America

Shiliang Song		Chief Technology Officer of the Company	People’s Republic of China

Yonghua Lu		Vice President of Sales and Marketing of the Company	People’s Republic of China

Min Tang		Vice President of Media and Human Resource of the Company	People’s Republic of China

Name	Business Address	Present Principal Employment	Citizenship
Yongjun Fei		Vice President of Office Administration and Legal of the Company	People’s Republic of China

Xuefeng Ji		President of the Company	People’s Republic of China

Guoqiang Ding		Vice President of Project Development of the Company	People’s Republic of China

Cheng Peng		Vice President of Product Development and Overseas Operations of the Company	People’s Republic of China

Meng Wu		Vice President of Project Development	People’s Republic of China

In addition to being the chairman of the board of directors of the Company, Mr. Yuzhu Shi is a director for China Minsheng Banking Corp., Ltd., Giant Investment Co., Ltd., Stone Holding Co., Ltd. and Union Sky Holding Group Limited and an independent director for Shanghai Zhangjiang Innopark Development Inc. Mr. Shi was previously the Chief Executive Officer of the Company until his resignation from that post on April 19, 2013.

Ms. Wei Liu has been a director of the Company since October 2006 and the Chief Executive Officer of the Company since April 19, 2013. From September 2007 to April 2013, Ms. Liu served as president of the Company. Ms. Liu was a vice general manager, and later the general manager, of Shanghai Jiante Bio-Technology Co., Ltd. from 2001 to 2004. From 1996 to 2000, Ms. Liu served as an executive general manager at Zhuhai Selan Yidai Co., Ltd. From 1992 to 1995, Ms. Liu served as a secretary, office administrator and vice president of Zhuhai Giant Group. Ms. Liu has also served as a general manager of Shanghai Golden Partner Biotech Co., Ltd from 2004 to 2007.

Mr. Andrew Y. Yan has served as an independent director of the Company since October 2006. Mr. Yan currently serves as the founding managing partner of SAIF Partners and has been with SAIF Partners since October 2001. Prior to joining SAIF, he was the managing director and head of the Hong Kong office of the Emerging Markets Partnership from 1994 to 2001. From 1989 to 1994, he worked in Washington, DC. for The World Bank, Hudson Institute and Sprint International Corporation as an economist, research fellow and director for Asia, respectively. From 1982 to 1984, he was the chief engineer at the Jianghuai Airplane Corp of China. In addition to serving as an independent director of our company, Mr. Jason Nanchun Jiang is the chairman of the board of directors and chief executive officer of Focus Media, and is currently a director of Peak (Hong Kong) International Ltd. From 1994 to 2003, Mr. Jiang was the chief executive officer of Everease Advertising Corporation, which is one of the top 50 advertising agencies in China. Starting in 2003, Mr. Jiang was general manager of Aiqi Advertising, an advertising company founded by his immediate family members in 1997, which was renamed Focus Media Advertisement in May 2003 in connection with the establishment of its current business operations.

Mr. Jason Nanchun Jiang is an independent director of our company. He has served as the chairman of the board of directors and chief executive officer of Focus Media Holding Limited since May 2003. Starting in 2003, Mr. Jiang was general manager of Aiqi Advertising, an advertising company founded by his immediate family members in 1997, which was renamed Focus Media Advertisement in May 2003. Mr. Jiang received a bachelor’s degree in Chinese language and literature from Huadong Normal University in 1995.

Mr. Peter Andrew Schloss has served as an independent director of the Company as well as a partner and member of the investment committee of Phoenix Media Fund L.P., since April 2012. From May 1, 2009 to July 1, 2012 Mr. Schloss was the chief executive officer of Allied Pacific Sports Network (formerly known as Asian Pacific Sports Network) from May 2009 to January 2010), a private equity fund established by the Phoenix Television Group (HKSE: 2008). Mr. Schloss is also an independent director and audit committee chairman of YY Inc. (Nasdaq: YY) and has been a director of that company since November 2012. From 2004 to 2007, Mr. Schloss was an executive director of TOM Online Inc. He served as chief financial officer of TOM Online Inc. from December 2003 to September 2005 and chief legal officer of TOM Online Inc. from September 2005 to September 2007. Mr. Schloss was the general counsel at IBM China/Hong Kong Corporation from 1989 to 1991. From 1991 to 1996, he was the general counsel of Satellite Television Asian Region Limited, and was a director of that company from 1993 to 1996 as well as director of Asia Satellite Telecommunications Company Limited from November 1991 to June 1993. He was also an investment banker of ING Barings and head of its Asia Media, Internet and Technology Group from 1999 to 2001.

Ms. Jazy Zhang joined the Company as the Chief Financial Officer in August 2011. Prior to joining the Company, Ms. Zhang was the chief financial officer of Shanghai Storm Entertainment, a venture capital invested pre-IPO online game company in China from November 2009. From 2005 to 2007, Ms. Zhang served as the director of accounting at Magma Design Automation, Inc. Prior to joining Magma Design Automation, Ms. Zhang held finance and accounting management positions at Nassda Corporation from 2004 to 2005, Brocade Communications, Inc. from 2001 to 2004, and Tumbleweed Communications from 2000 to 2001, and worked at PricewaterhouseCoopers LLP in Los Angeles and San Jose, California from 1995 to 2000. Ms. Zhang is a U.S. certified public accountant and holds a master of business taxation from the University of Southern California and a bachelor of science in engineering from Shanghai Jiao Tong University.

Mr. Shiliang Song has been chief technology officer of the Company since the Company’s inception. Prior to joining the Company, Mr. Song was a senior software engineer of Top Group and IDN Telecommunication Co., Ltd from 2000 to 2002. From 2003 to 2004 Mr. Song was a principal programmer at Shanda Interactive Entertainment Limited. Mr. Song began serving as a supervisor of Giant Network’s research and development center in October 2004. Mr. Song studied electronic materials and parts in the University of Electronic Science and Technology of China from 1996 to 2000.

Mr. Xuefeng Ji has been president of the Company since April 19, 2013. From April 2012 to April 2013, Mr. Ji served as the Senior Vice President of Product Development at the Company. From September 2009 to April 2012, he served as Vice President of the Company and was primarily in charge of product development, quality control and project management. From 2007 to 2009, Mr. Ji acted as the general manager of the company’s ZT Online project division. From 2005 to 2007, Mr. Ji acted as the game statistic designer for ZT Online project and later the principal designer and project manager of ZT Online project.

Ms. Min Tang has been a Vice President of the Company primarily in charge of media and human resources since September 2006. Prior to joining the Company, Ms. Tang served as the assistant general manager, and later manager of administration and media at Shanghai Golden Partner Biotech Co., Ltd from 2004 to 2006, and the media manager of Shanghai Jiante Bio-Technology Co., Ltd from 2002 to 2004. From 1998 to 2000, Ms. Tang was the general manager of Shenzhen Bose Picture Designing Co., Ltd. Ms. Tang served as the vice general manager of Hong Kong Giant Technology Co., Ltd from 1993 to 1998.

Mr. Yonghua Lu is a Vice President of the Company primarily in charge of sales and marketing. Mr. Lu began to serve as a vice president of Giant Network beginning in 2004. Prior to joining the Company, Mr. Lu was the director of administration and general manager of the Hangzhou branch of Shanghai Jiante Bio-Technology Co., Ltd from 1998 to 2004. From 1996 to 1998, he was a vice general manager of sales in Zhuhai

Tiannian International Technology Co., Ltd. Mr. Lu was a manager of human resources, and later became a vice president of marketing of Zhuhai Giant Hi-Tech Co., Ltd from 1993 to 1996. He was an employee trainer of Hengyang Waver Machinery Factory from 1981 to 1993.

Mr. Yongjun Fei has served as a Vice President of the Company primarily in charge of office administration, legal affairs and intellectual property rights of our company since October 2007. Prior to joining us, Mr. Fei was the vice general manager of Shanghai Giant Biotech Co., Ltd. and Shanghai Golden Partner Biotech Co., Ltd from 1999 to 2007. From January to July 1999, Mr. Fei was the general manager of Zhuhai Kangqi Co., Ltd, and a marketing manager of Tongwei Shenzhen Electronic Co., Ltd from 1997 to 1998. Mr. Fei used to be the general manager of several branch companies of Zhuhai Giant Group from 1994 to 1997, and a professor at Tianjin University from 1990 to 1994.

Mr. Guoqiang Ding has served as a Vice President of the Company primarily in charge of project development since April 2010, and served as a vice director of our R&D center from November 2005 to April 2010. Prior to joining the Company, Mr. Ding was a principal game designer in Shengpin Network Technology Co., Ltd from 2003 to 2004. From 2001 to 2002, Mr. Ding served as a principal game designer in Hongzhi Network Technology Co., Ltd.

Mr. Cheng Peng has served as a Vice President of the Company in charge of the ZT Online project division, the overseas operation center and the research institute since January 2011. Prior to joining the Company, Mr. Peng worked at Shanda Interactive Entertainment Limited as a project director in charge of several top games from 2008 to 2010. Prior to that, he served as a product manager of multiple game products from 2005 to 2007 at Shanda.

Mr. Meng Wu has been a Vice President of the Company in charge of project development, focusing on webgame planning and development, since February 2012. Prior to joining the Company, Mr. Wu served as president and a game producer of Dovo Technology, Inc., a webgame developer and operator in China from 2007 to 2012, during which time period he was responsible for project planning and game development. In 2006, Mr. Wu established Fanswo, a leading WEB2.0 community in China and served as chief executive officer of that company.

2. Directors and Executive Officers of Holdco

Holdco was incorporated under the laws of the Cayman Islands. The registered office of Holdco is located at the offices of Intertrust Corporate Services (Cayman) Limited at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +86 (21) 3397 9999.

During the last five years, none of Holdco, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Holdco as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Yuzhu Shi	12/F, No. 3 Building, 700 Yishan Road Shanghai, 200233 People’s Republic of China	Chairman of the Board of the Company	PRC

3. Directors and Executive Officers of Parent

Parent was incorporated under the laws of the Cayman Islands. The registered office of Parent is located at the offices of Intertrust Corporate Services (Cayman) Limited at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +86 (21) 3397 9999.

During the last five years, none of Parent, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Parent as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Yuzhu Shi	12/F, No. 3 Building, 700 Yishan Road Shanghai, 200233 People’s Republic of China	Chairman of the Board of the Company	PRC

4. Directors and Executive Officers of Merger Sub

Merger Sub was incorporated under the laws of the Cayman Islands. The registered office of Merger Sub is located at the offices of Intertrust Corporate Services (Cayman) Limited at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +86 (21) 3397 9999.

During the last five years, none of Merger Sub, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Merger Sub as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Yuzhu Shi	12/F, No. 3 Building, 700 Yishan Road Shanghai, 200233 People’s Republic of China	Chairman of the Board of the Company	PRC

5. Directors and Executive Officers of Union Sky

Union Sky was incorporated under the laws of the British Virgin Islands. The registered office of Union Sky is located at the offices of Offshore Incorporations Limited at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 (21) 3397 9999.

During the last five years, none of Union Sky, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Union Sky as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Yuzhu Shi	12/F, No. 3 Building, 700 Yishan Road Shanghai, 200233 People’s Republic of China	Chairman of the Board of the Company	PRC

6. Directors and Executive Officers of Vogel

Vogel was incorporated under the laws of the British Virgin Islands. The registered office of Vogel is located at the offices of Offshore Incorporations Limited at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 (21) 3397 9999.

During the last five years, none of Vogel, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Vogel as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Yuzhu Shi	12/F, No. 3 Building, 700 Yishan Road Shanghai, 200233 People’s Republic of China	Chairman of the Board of the Company	PRC

7. Directors and Executive Officers of Baring Filing Persons

Baring SPV is a British Virgin Islands company with limited liability. Baring SPV was formed for the purpose of holding interests in the Company and in Holdco and completing the Transactions, including the Merger, and the related financing transactions. Baring SPV has not engaged in any business except for activities incidental to its formation and in connection with such purpose. The principal business address and telephone number for Baring SPV is Columbus Centre, 2nd Floor, Suite 210, Road Town, Tortola, British Virgin Islands, +1 284 494 4054.

The following table sets forth information regarding the directors of Baring SPV as of the date of this proxy statement. As of the date of this proxy statement, Baring SPV does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Mark Beckett	1 Raffles Place #29-02 One Raffles Place Singapore 048616	Administration	Singapore

Agnes Chen Meiyun (alternate director to Mark Beckett)	1 Raffles Place #29-02 One Raffles Place Singapore 048616	Administration	Singapore

Baring SPV is more than 99% owned and controlled by Baring LP, a Cayman Islands limited partnership, and less than 1% owned by Baring Co, a Cayman Islands limited partnership. The general partner of each of Baring LP and Baring Co is Baring Private Equity Asia GP V, L.P. (“Baring GP”), a Cayman Islands limited partnership, and the general partner of Baring GP is Baring Private Equity Asia GP V Limited (“Baring Limited”), a Cayman Islands limited company. The principal business of Baring LP, Baring Co, Baring GP and Baring Limited is investment activities. The principal business address and telephone number for each of Baring LP, Baring Co, Baring GP and Baring Limited is PO Box 309, Ugland House Grand Cayman, KY 1-1104, Cayman Islands, +1 345 949 8066.

The following table sets forth information regarding the directors of Baring Limited as of the date of this proxy statement. As of the date of this proxy statement, Baring Limited does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Tek Yok Hua	2 Battery Road #23-01, Maybank Tower, 049907, Singapore	Administration	Singapore

Ramesh Awatarsing	355, NeXTeracom Tower 1, 3 Floor, Cybercity, Ebene, Mauritius	Administration	Mauritius

Christian Wang Yuen	355, NeXTeracom Tower 1, 3 Floor, Cybercity, Ebene, Mauritius	Administration	Mauritius

Mark Beckett (alternate director to Tek Yok Hua)	1 Raffles Place #29-02 One Raffles Place Singapore 048616	Administration	Singapore

Mr. Jean Eric Salata (“Mr. Salata”) is the sole shareholder of Baring Limited. Mr. Salata’s business address and telephone number are 1 Raffles Place, #29-02 One Raffles Place, Singapore 048616, +65 6593 3700. Mr. Salata is a citizen of Chile. Mr. Salata is the Chief Executive and Founding Partner of Baring Private Equity Asia and has held these positions for the past five years.

During the last five years, none of Baring SPV, Baring LP, Baring Co, Baring GP and Baring Limited or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8. Directors and Executive Officers of Hony Filing Persons

Hony SPV is an exempted company with limited liability incorporated under the laws of the British Virgin Islands that is 100% owned and controlled by Hony Fund V for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger agreement and the related financing transactions. Hony SPV has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The principal business address and telephone number for Hony SPV is Suite 2701, One Exchange Square Central, Hong Kong, +852 3971 9799.

The following table sets forth information regarding the sole director of Hony SPV as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Citizenship
Bing Yuan	Suite 2701 One Exchange Square Central Hong Kong	Managing Director of Hony Capital Limited	Hong Kong

The general partner of Hony Fund V is Hony Capital Fund V GP, L.P., a limited partnership organized under the laws of the Cayman Islands, and the general partner of Hony Capital Fund V GP, L.P. is Hony Capital Fund V GP Limited, a company incorporated under the laws of the Cayman Islands. Hony Capital Fund V GP Limited is wholly owned by Hony Capital Management Limited, a company incorporated under the laws of the Cayman Islands. Hony Capital Management Limited is owned 80% by Mr. John Huan Zhao and 20% by Right Lane Limited. Each of Hony Fund V, Hony Capital Fund V GP L.P., Hony Capital Fund V GP Limited and Hony Capital Management Limited is principally engaged in the business of securities investments. The principal business address and telephone number for each of Hony Fund V, Hony Capital Fund V GP L.P., Hony Capital Fund V GP Limited and Hony Capital Management Limited is Suite 2701, One Exchange Square Central, Hong Kong, +852 3971 9799.

The following table sets forth information regarding the directors and executive officers of each of Hony Capital Fund V GP Limited and Hony Capital Management Limited as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Citizenship
Chuanzhi Liu	A-10, Raycom Info Tech Park, No. 2, Kexueyuan Nanlu, Haidian District, Beijing, The People’s Republic of China	Chairman of Legend Holdings Corporation	People’s Republic of China

Linan Zhu	A-10, Raycom Info Tech Park, No. 2, Kexueyuan Nanlu, Haidian District, Beijing, The People’s Republic of China	President of Legend Holdings Corporation	People’s Republic of China

John Huan Zhao	Suite 2701, One Exchange Square, Central, Hong Kong	Chief Executive Officer of Hony Capital Limited	United States of America

Each of the persons listed above has been in his current positions for the past five years.

During the last five years, none of Rich Noble Enterprises Limited, Hony Fund V, Hony Fund V GP Partnership, Hony Fund V GP Company or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9. Directors and Executive Officers of CDH Filing Persons

CDH SPV is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is 100% owned and controlled by CDH Fund. CDH SPV was formed for the purpose of holding interests in the Company and in Holdco and completing the Transactions, including the Merger, and the related financing transactions. CDH SPV has not engaged in any business except for activities incidental to its formation and in connection with such purpose. The principal business address and telephone number for CDH SPV is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, +852 3518 8000.

The name, business address, present principal employment and citizenship of each director of CDH SPV as of the date of this proxy statement are set forth below. As of the date of this proxy statement, CDH SPV does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Qian Xu	1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong	Executive Director (Legal & Compliance) of CDH Investments Management (Hong Kong) Limited	People’s Republic of China

William Hsu	Suite 418, Tower B, Grand Pacific Trade Centre, 8A Guanghua Road, Beijing 100026, China	Managing Director of Beijing Dinghui Venture Investment Advisory Company Limited	Canada

Each of the persons listed above has been in his or her current position for the past five years.

The general partner of CDH Fund is Sino Giant Holdings Limited (“Sino Giant”), a Cayman Islands company. Sino Giant is 100% owned by New Hampton Holdings Limited, a British Virgin Islands company (“New Hampton”), which is 100% owned by Ms. Wing Shan Sandy Chan. Each of CDH Fund, Sino Giant and New Hampton is principally engaged in investment activities. The principal business address and telephone number for each of CDH Fund, Sino Giant and New Hampton is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, +852 3518 8000.

The name, business address, present principal employment and citizenship of each director of Sino Giant as of the date of this proxy statement are set forth below. As of the date of this proxy statement, Sino Giant does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Wei Ying	1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong	Managing Director of CDH Investments Management (Hong Kong) Limited	Hong Kong

Wing Shan Sandy Chan	Flat 61D, 61/F., Block 1, Metrotown, Tseung Kwan O, Hong Kong	Director of Sino Giant and New Hampton	Hong Kong

Each of the persons listed above has been in his or her current position for the past five years.

The name, business address, present principal employment and citizenship of the sole director of New Hampton are set forth below. As of the date of this proxy statement, New Hampton does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Wing Shan Sandy Chan	Flat 61D, 61/F., Block 1, Metrotown, Tseung Kwan O, Hong Kong	Director of Sino Giant and New Hampton	Hong Kong

The person listed above has been in her current position for the past five years.

During the last five years, none of CDH SPV, CDH Fund, Sino Giant, New Hampton or any of the persons listed above (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

GIANT INTERACTIVE GROUP INC.

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: GA)

Form of Proxy for Extraordinary General Meeting

to Be Held on July 14, 2014

(or any adjourned meeting thereof)

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GIANT INTERACTIVE GROUP INC. FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 14, 2014.

I/We, the undersigned, being the registered holder(s) of                                                                       ordinary shares,1 par value US$0.0000002 per share, of Giant Interactive Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby acknowledge(s) receipt of the notice of extraordinary general meeting of shareholders and the proxy statement, each dated June 16, 2014, and hereby appoint(s) the Chairman of the extraordinary general meeting or                              of                                                                                                                                2 as my/our proxy (or at any adjourned meeting thereof) with full power to each of substitution, on behalf and in the name of me/us, to represent me/us at the extraordinary general meeting of shareholders of the Company to be held at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong, at 10:00 a.m. (Hong Kong time) on July 14, 2014, and at any adjournment thereof, and to vote all ordinary shares which I/we would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by me/us below and (ii) in the discretion of any such proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

[1]	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

No.	PROPOSALS	FOR[3]	AGAINST[3]	ABSTAIN[3]

1.

As a special resolution,

THAT the Agreement and Plan of Merger, dated as of March 17, 2014, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 12, 2014 (as so amended and as may be further amended from time to time, the “Merger Agreement”), among Giant Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Giant Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved.

		☐	☐	☐

2.

As a special resolution,

THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

		☐	☐	☐

3.

As an ordinary resolution,

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

		☐	☐	☐

Dated:                      2014

Shareholder Name:	Co-Owner Name:

Signature[4]	Co-Owner Signature[4]

This Proxy Card must be signed by the person registered in the register of members at the close of business on June 26, 2014 (Cayman Islands time), and returned to the Company’s offices at 11/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China, Attention: General Counsel, no later than July 12, 2014 at 10:00 a.m. (Hong Kong time).

[3]	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR.” If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST.” If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN.”
[4]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer or attorney duly authorized to sign the same.

Time Sensitive Materials

Depositary’s Notice of

Shareholders’ Meeting of

GIANT INTERACTIVE GROUP INC.

ADSs:	American Depositary Shares evidenced by American Depositary Receipts (“ADRs”).

ADS CUSIP No.:	374511103.

ADS Record Date:	June 16, 2014.

Meeting Specifics:	Extraordinary General Meeting of Shareholders to be held on July 14, 2014 at 10:00 A.M. (Hong Kong time), at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong (the “Meeting”).

Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.

ADS Voting Instructions Deadline:	On or before 10:00 a.m. (New York City time) on July 10, 2014.

Deposited Securities:	Ordinary shares, par value US$0.0000002 per share, of Giant Interactive Group Inc., a company incorporated and existing under the laws of the Cayman Islands (the “Company”).

ADS Ratio:	1 Ordinary Share to 1 ADS.

Depositary:	Citibank, N.A.

Custodian(s) of Deposited Securities:	Citibank, N.A. - Hong Kong.

Deposit Agreement:	Deposit Agreement, dated as of November 6, 2007, by and among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on July 10, 2014.

The Company has announced that the Meeting will be held at the date, time and location identified above. A copy of the Company’s Notice of Meeting which includes the agenda for such Meeting is enclosed.*

Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Upon timely receipt of signed and completed Voting Instructions from a holder of ADSs, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposited Securities to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise), the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, the Company has advised the Depositary that under the Cayman Islands’ law, voting at any meeting is by a show of hands unless a poll is demanded. The Depositary will not join in demanding a poll, whether or not requested to do so by the holders of ADSs. The Articles of Association of the Company specify who may demand a poll. A copy of the Articles of Association of the Company may be requested from the Company. If the Depositary does not receive voting instructions and voting is by poll, then the Depositary shall deem holders who have not given voting instructions to have instructed the Depositary to give a discretionary proxy to a person designated by the Company unless the Depositary is informed by the Company that (i) the Company does not wish such proxy to be given, (ii) substantial opposition exists or (iii) the rights of holders of Deposited Securities may be adversely affected.

Please further note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, in the event voting takes place at the Meeting by a show of hands, the Depositary shall instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of holders of ADSs providing voting instructions. In the event of voting by poll, the Depositary shall instruct the Custodian to vote the Deposited Securities in accordance with the voting instructions received from the holders of ADSs.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such holder’s ADSs, the Depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

Please further note that voting instructions may only be given in respect of a number of ADSs representing an integral number of Deposited Securities.

Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of the total number of Deposited Securities represented by such ADSs owned by a single holder or beneficial owner to exceed limits imposed by applicable law or the Articles of Association of the Company, and may instruct the Depositary to take action including, but not limited to, the removal or limitation of voting rights or mandatory sale or disposition, with respect to any holder or beneficial owner of ADSs representing Deposited Securities in excess of such limits.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of holders and beneficial owners of ADSs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*	As set forth in the Deposit Agreement, Holders of record of ADSs as of the close of business in New York City on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Articles of Association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holders’ ADSs.

Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to

10:00 A.M. (New York City time) on July 10, 2014 for action to be taken.

2014 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

GIANT INTERACTIVE GROUP INC. (the “Company”)

ADS CUSIP No.:	374511103.
ADS Record Date:	June 16, 2014.
Meeting Specifics:	Extraordinary General Meeting of Shareholders to be held on July 14, 2014 at 10:00 A.M. (Hong Kong time) at the offices of O’Melveny & Myers, 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong (the “Meeting”) .
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of November 6, 2007.
Deposited Securities:	Ordinary shares, par value US$0.0000002 per share, of the Company.
Custodian(s):	Citibank, N.A. - Hong Kong.

The undersigned holder, as of the ADS Record Date, of the American Depositary Share(s) issued under the Deposit Agreement (such American Depositary Shares, the “ADSs”), acknowledges receipt of Company’s Notice of Meeting and hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, the Company has advised the Depositary that under the Cayman Islands’ law, voting at any meeting is by a show of hands unless a poll is demanded. The Depositary will not join in demanding a poll, whether or not requested to do so by the holders of ADSs. The Articles of Association of the Company specify who may demand a poll. A copy of the Articles of Association may be requested from the Company. If the Depositary does not receive voting instructions and voting is by poll, then the Depositary shall deem holders who have not given voting instructions to have instructed the Depositary to give a discretionary proxy to a person designated by the Company unless the Depositary is informed by the Company that (i) the Company does not wish such proxy to be given, (ii) substantial opposition exists or (iii) the rights of holders of Deposited Securities may be adversely affected.

Please further note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, in the event voting takes place at the Meeting by a show of hands, the Depositary shall instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of holders providing voting instructions. In the event of voting by poll, the Depositary shall instruct the Custodian to vote the Deposited Securities in accordance with the voting instructions received from the holders of ADSs.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such holder’s ADSs, the Depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

Please further note that voting instructions may only be given in respect of a number of ADSs representing an integral number of Deposited Securities.

Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of the total number of Deposited Securities represented by such ADSs owned by a single holder or beneficial owner to exceed limits imposed by applicable law or the Articles of Association of the Company, and may instruct the Depositary to take action including, but not limited to, the removal or limitation of voting rights or mandatory sale or disposition, with respect to any holder or beneficial owner of ADSs representing Deposited Securities in excess of such limits.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

Agenda:

Special Resolutions:

Proposal 1. THAT the Agreement and Plan of Merger, dated as of March 17, 2014, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 12, 2014 (as so amended and as may be further amended from time to time, the “Merger Agreement”), among Giant Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Giant Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, be authorized and approved;

Proposal 2. THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

Ordinary Resolution (if necessary):

Proposal 3. THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Board unanimously (other than Mr. Shi, who abstained from the vote) recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Meeting to pass the special resolutions to be proposed at the Meeting.

A	Issues	GIANT INTERACTIVE GROUP INC.

		For	Against	Abstain

Proposal 1		☐	☐	☐

Proposal 2		☐	☐	☐

Proposal 3		☐	☐	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked below as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue (unless otherwise specified in the notice distributed to holders).

If these voting instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be signed in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

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